Exhibit 2.1

CONFIDENTIAL	EXECUTION VERSION

FRAMEWORK AGREEMENT

BY AND BETWEEN

THE GOODYEAR TIRE & RUBBER COMPANY,

AND

SUMITOMO RUBBER INDUSTRIES, LTD.

DATED AS OF JUNE 4, 2015

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EXHIBITS

Exhibit A-1	Form of Bill of Sale and Assignment Agreement
Exhibit A-2	Form of Securities Assignment Agreement
Exhibit B	Huntsville Loan Promissory Note
Exhibit C	Offtake Agreement
Exhibit D	North American Supply Agreement Term Sheet
Exhibit E-1	GDTNA JOEM Supply Agreement Term Sheet
Exhibit E-2	GDTE JOEM Supply Agreement Term Sheet
Exhibit F	NGY Supply Agreement Term Sheet
Exhibit G	Warranty Services and OE Export Agreement
Exhibit H	Trademark Transfer Agreement
Exhibit I	Trademark License Agreement (DUNLOP Trademark in North America)
Exhibit J	Trademark License Agreement (DUNLOP Trademark in Turkey)
Exhibit K	Trademark License Agreement (Goodyear Trademark in Japan)
Exhibit L	Goodyear Release
Exhibit M	SRI Release
Exhibit N	GDTNA Transition Services Agreement
Exhibit O	NGY Transition Services Agreement

SCHEDULES

Schedule 1.1(a)(i):	Goodyear Excluded Liabilities
Schedule 1.1(a)(ii):	SRI Excluded Liabilities
Schedule 1.1(c):	Pre-Closing Percentage Interest
Schedule 2.1(a):	Terminating Alliance Agreements
Schedule 2.1(b):	Surviving Alliance Agreements
Schedule 2.1(c):	Sale License Termination Countries
Schedule 2.2:	Huntsville Assets
Schedule 4.1(b)(xviii):	Transferred Employees
Schedule 4.1(c):	Intellectual Property Settlement
Schedule 4.4(d):	Buffalo Plant Technology
Schedule 4.21(a):	Allocation
Schedule 4.22:	Seconded and Retained Employees
Schedule 4.26:	Arbitration
Schedule 5.1(d):	Goodyear Third Party Consents
Schedule 5.2(d):	SRI Third Party Consents

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FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Agreement”), dated as of June 4, 2015 (the “Effective Date”), is entered into by and between The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”), and Sumitomo Rubber Industries, Ltd., a company organized under the laws of Japan (“SRI”).

W I T N E S S E T H:

WHEREAS, each of Goodyear and SRI is a party to that certain Umbrella Agreement, dated as of June 14, 1999 (as amended, the “Umbrella Agreement”), pursuant to which Goodyear and SRI established a strategic alliance (the “Alliance”) with respect to, among other things, the manufacture, distribution and sale of tires and certain other rubber and polymer-related businesses;

WHEREAS, each of Goodyear and SRI has determined that it is in the best interests of the parties to dissolve the Alliance in accordance with the terms of this Agreement (the “Dissolution”) and to provide for an orderly winding up of the affairs of the Alliance;

WHEREAS, as a part of the Dissolution, SRI USA Inc., a Delaware corporation (“SRI USA”) shall acquire from Goodyear, and Goodyear shall sell to SRI USA, all of the membership interests in Goodyear Dunlop Tires North America, Ltd., an Ohio limited liability company (“GDTNA”), held by Goodyear (the “GDTNA Securities”);

WHEREAS, as a part of the Dissolution, Goodyear shall acquire from SRI, and SRI shall sell to Goodyear, all of the shares in Goodyear Dunlop Tires Europe B.V., a company organized under the laws of the Netherlands (“GDTE”), held by SRI (the “GDTE Securities”);

WHEREAS, as part of the Dissolution, SRI shall acquire from Goodyear, and Goodyear shall sell to SRI, all of the shares of stock in Dunlop Goodyear Tires Ltd., a company organized under the laws of Japan (“DGT”), held by Goodyear (the “DGT Securities”);

WHEREAS, as part of the Dissolution, Goodyear shall acquire from SRI, and SRI shall sell to Goodyear, all of the shares of stock in Nippon Goodyear Ltd., a company organized under the laws of Japan (“NGY”), held by SRI (the “NGY Securities”);

WHEREAS, as part of the Dissolution, (i) Goodyear-SRI Global Purchasing Company, an Ohio corporation (“Purchasing JV”), shall be dissolved in accordance with Section 1701.86 of the General Corporation Law of the State of Ohio (as amended, the “Corporation Law”); (ii) the assets of the Purchasing JV which are distributed to Goodyear pursuant to this Agreement upon such Dissolution shall be treated by the Parties for U.S. federal income tax purposes as having been distributed to Goodyear in complete redemption of all Equity Securities in the Purchasing JV held by Goodyear on the Dissolution Date; and (iii) the assets of the Purchasing JV which are distributed to SRI pursuant to this Agreement upon such

Dissolution shall be treated by the Parties for U.S. federal income tax purposes as having been distributed to SRI in complete redemption of all Equity Securities in the Purchasing JV held by SRI on the Dissolution Date;

WHEREAS, as part of the Dissolution, (i) Goodyear-SRI Global Technologies LLC, an Ohio limited liability company (“Technology JV”), shall be dissolved in accordance with Section 1705.43 of the Limited Liability Companies Law of the State of Ohio (as amended, the “LLC Law”); (ii) the assets of the Technology JV which are distributed to Goodyear pursuant to this Agreement upon such Dissolution shall be treated by the Parties for U.S. federal income tax purposes as having been distributed to Goodyear in complete redemption of all Equity Securities in the Technology JV held by Goodyear on the Dissolution Date; and (iii) the assets of the Technology JV which are distributed to SRI pursuant to this Agreement upon such Dissolution shall be treated by the Parties for U.S. federal income tax purposes as having been distributed to SRI in complete redemption of all Equity Securities in the Technology JV held by SRI on the Dissolution Date; and

WHEREAS, in connection with and effective upon the consummation of the Dissolution, Goodyear and SRI shall enter into certain supply agreements, licenses, transition services agreements and certain releases, in each case, as further described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings.

“Accounts Receivable” means, with respect to a Person, all notes and accounts receivable of such Person and all other amounts owed to such Person in respect of payments arising out of sales of Products, Inventory or any other assets held for sale occurring in the conduct of such Person’s business, including all trade accounts receivable and other accounts and moneys receivable of such Person.

“Action” means any claim, complaint, demand, action, suit, countersuit, litigation, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person; provided, that the term “Affiliate” as used herein and in any other Transaction Agreement, shall not include any direct or indirect shareholder of Goodyear or SRI or other Persons controlled by those shareholders, unless such shareholders or other Persons are expressly included in this Agreement. For this purpose, the term control (including its use in the terms

“controlled by” and “under direct or indirect common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alliance” has the meaning set forth in the Recitals.

“Alliance Information” means any Information related to the Alliance, including non-public Information relating to Goodyear, SRI and/or their respective Affiliates.

“Alliance Period” means the period from September 1, 1999 to the Closing Date.

“Alliance Period Products Liability Claims” has the meaning set forth in Section 4.6(a).

“Allocation Schedule” has the meaning set forth in Section 4.21(a).

“Annual GDTNA Products Liability Amount” has the meaning set forth in Section 4.6(d)(ii).

“Antitrust Laws” means all Laws of any jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of substantially lessening competition, monopolizing, or otherwise restraining trade, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended.

“Arbitration” has the meaning set forth in Section 4.26(a).

“Asset Allocation Schedule” has the meaning set forth in Section 4.21(b).

“Assignees” means the Goodyear Assignees and the SRI Assignees.

“Award” has the meaning set forth in Section 8.2(c)(iv).

“Bankruptcy Event” means any of the following events: (i) the commencement by the applicable Person of a case or other Action under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to such Person; (ii) the adjudication by a governmental or administrative body having jurisdiction over such Person that such Person is insolvent or bankrupt or the entry of any order of relief or other order approving any such case or Action; (iii) the appointment of any custodian or the like for such Person or any substantial part of its property; (iv) any assignment by such Person for the benefit of creditors; or (v) any affirmative act taken by such Person that expressly indicates its consent to, approval of, or acquiescence in any of the foregoing or any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership” has the meaning set forth in Section 4.2(c).

“Bill of Sale and Assignment Agreement” means a Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit A-1.

“Board” has the meaning set forth in Section 4.2(a).

“Buffalo Plant” means the facility operated by GDTNA at 10 Sheridan Drive, Tonawanda, New York, 14150.

“Buffalo Plant Technology” has the meaning set forth in Section 4.4(d).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York or Tokyo, Japan are authorized or required to be closed.

“Calculation Date” has the meaning set forth in Section 2.9(a).

“Claim Certificate” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Date Payment” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 7.3(c).

“Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“Consent” means approval, consent, ratification, waiver, registration, qualification, declaration, license, order or other authorization.

“Contingent Worker” has the meaning set forth in Section 3.2(cc).

“Contract” means any contract, lease, agreement, covenant, indenture, note, instrument, arrangement, commitment or any other binding understanding, whether written or oral.

“Corporation Law” has the meaning set forth in the Recitals.

“Court” has the meaning set forth in Section 8.2(c)(iv).

“Damages” has the meaning set forth in Section 7.1.

“De Minimis Amount” has the meaning set forth in Section 7.3(a)(i).

“Deed of Transfer” means a deed of transfer, by and between SRI and Goodyear or the applicable Goodyear Assignee, for the transfer by SRI of the GDTE Securities to

Goodyear or the applicable Goodyear Assignee by way of execution of the deed of transfer of shares before the Notary, in customary form.

“DGT” has the meaning set forth in the Recitals.

“DGT Securities” has the meaning set forth in the Recitals.

“Disclosure Letters” means, collectively, the Goodyear Disclosure Letter and the SRI Disclosure Letter.

“Dispute” means any dispute, claim, or controversy.

“Dispute Notice” has the meaning set forth in Section 8.2(b).

“Dissolution” has the meaning set forth in the Recitals.

“Dissolution Date” means the date that is ninety (90) days following the Closing Date or such other date as shall be mutually agreed by Goodyear and SRI.

“Dissolution Document” means (i) any Contract that any Goodyear Group Member, any SRI Group Member or Joint Venture Entity enters into in connection with the Dissolution, including this Agreement, the Trademark Transfer Agreement, the Securities Assignment Agreements, the Bill of Sale and Assignment Agreement, the Deed of Transfer, the Goodyear Release and the SRI Release and (ii) any other Contract that is entered into in writing at or prior to the Closing in connection with the Dissolution and is approved by both Goodyear and SRI, provided that the Huntsville Loan Promissory Note, the Supply Agreements, the Trademark License Agreements, the GDTNA Transition Services Agreement, the NGY Transition Services Agreement, and the Warranty Services and OE Export Agreement shall not be considered Dissolution Documents.

“Effective Date” has the meaning set forth in the Preamble.

“Employees” has the meaning set forth in Section 4.5(b)(i).

“Environmental Claims” means any and all Actions, notices of noncompliance or violation, notices of Liability or potential Liability or Governmental Order relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

“Environmental Law” means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety (as each relates to exposure to Hazardous Materials), or Natural Resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Rights” has the meaning set forth in Section 3.2(g).

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, as applicable; (ii) any security or indebtedness having the attendant right to vote for directors or similar representatives; (iii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest, security or indebtedness referred to in clause (i) or (ii); (iv) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest, security or indebtedness referred to in clause (i), (ii) or (iii); and (v) any Contract to grant, issue, award, convey or sell any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Excepted Third Party Claim” means a Third Party Claim (i) for injunctive or equitable relief against an Indemnitee, (ii) in which the interests of the Indemnifying Party and Indemnitee conflict, (iii) which relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (iv) that the appropriate court rules, upon petition by the Indemnitee, that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Stock” has the meaning set forth in Section 4.29(a).

“Filing Party” has the meaning set forth in Section 4.16(b).

“GAAP” means generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared.

“GDTE” has the meaning set forth in the Recitals.

“GDTE Securities” has the meaning set forth in the Recitals.

“GDTE JOEM Supply Agreement” has the meaning set forth in Section 4.3(c).

“GDTNA” has the meaning set forth in the Recitals.

“GDTNA Alliance Period Products Liability Claim” has the meaning set forth in Section 4.6(d)(i).

“GDTNA Annual Products Liability Cap” has the meaning set forth in Section 4.6(d)(i).

“GDTNA Balance Sheets” has the meaning set forth in Section 3.2(i).

“GDTNA Benefit Plans” has the meaning set forth in Section 4.22(b)(i).

“GDTNA Indebtedness Amount” has the meaning set forth in Section 2.9(a).

“GDTNA Improvements” has the meaning set forth in Section 3.2(ii).

“GDTNA JOEM Supply Agreement” has the meaning set forth in Section 4.3(c).

“GDTNA Monthly Management Statement” has the meaning set forth in Section 4.28(a).

“GDTNA Payee Amount” has the meaning set forth in Section 2.9(a).

“GDTNA Payor Amount” has the meaning set forth in Section 2.9(a).

“GDTNA Pension Plans” has the meaning set forth in Section 4.22(c).

“GDTNA Plan” has the meaning set forth in Section 3.2(u).

“GDTNA Real Property” has the meaning set forth in Section 3.2(dd).

“GDTNA Reciprocal Loan Agreement” means the Amended and Restated Reciprocal Loan Agreement, dated as of April 8, 2005, as further amended on July 1, 2009, by and between Goodyear and GDTNA.

“GDTNA Securities” has the meaning set forth in the Recitals.

“GDTNA Transition Services Agreement” has the meaning set forth in Section 4.27(a).

“GDTNA Technology” means technology owned by any Goodyear Group Member and developed prior to Closing by (i) GDTNA in connection with the business conducted by GDTNA, or (ii) any Goodyear Group Member if such technology relates exclusively to motorcycle tires.

“Global Exit Right” has the meaning set forth in the Umbrella Agreement.

“Goodyear” has the meaning set forth in the Preamble.

“Goodyear Assignee” means any Affiliate of Goodyear designated by Goodyear not later than three (3) Business Days prior to the Closing Date to acquire or receive any right, property or asset to which any Goodyear Group Member is entitled to acquire or receive under any Dissolution Document.

“Goodyear Disclosure Letter” means the Goodyear Disclosure Letter delivered as an attachment to this Agreement by Goodyear to SRI on the date hereof.

“Goodyear Excluded Liabilities” has the meaning set forth on Schedule 1.1(a)(i).

“Goodyear Group” means Goodyear and its Subsidiaries and Affiliates, including the Goodyear Assignees, collectively, and, for the avoidance of doubt, except as otherwise expressly set forth herein (a) including GDTE and its Subsidiaries, (b) excluding DGT and its Subsidiaries, (c) prior to the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, prior to or at the Closing), including GDTNA and excluding NGY and its Subsidiaries, and (d) as of and after the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, after the Closing), including NGY and its Subsidiaries and excluding GDTNA.

“Goodyear Group Member” means any member of the Goodyear Group.

“Goodyear Identification” has the meaning set forth in Section 4.29(a).

“Goodyear Indemnifying Parties” has the meaning set forth in Section 7.2.

“Goodyear Indemnitees” has the meaning set forth in Section 7.1.

“Goodyear Manufacturer” has the meaning set forth in Section 4.6(b).

“Goodyear Release” has the meaning set forth in Section 4.26(f).

“Goodyear Trust” has the meaning set forth in Section 4.22(c).

“Governmental Authority” means any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the Goodyear Group or the SRI Group as the context requires. Any Person in a Group may be referred to as a “Member.”

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Huntsville Assets” means the real property and other assets located in Huntsville, Alabama and described on Schedule 2.2 with respect to the Huntsville Test Track.

“Huntsville Improvements” has the meaning set forth in Section 3.3(i).

“Huntsville Loans” means the Indebtedness owed by Goodyear to GDTNA pursuant to the terms of the Huntsville Loan Agreements.

“Huntsville Loan Agreements” means the “Huntsville Loan” and the “Loan to Member”, in each case, as defined in the Amendment No. 1 to the Operating Agreement for GDTNA, dated as of October 6, 2003.

“Huntsville Loan Promissory Note” has the meaning set forth in Section 2.2(b).

“Huntsville Real Property” has the meaning set forth in Section 3.3(a).

“Huntsville Reduced Loan Amount” has the meaning set forth in Section 2.2(b).

“Huntsville Special Warranty Deed” has the meaning set forth in Section 4.23.

“Huntsville Test Track” means the test track owned by Goodyear in Huntsville, Alabama as further described on Schedule 2.2.

“ICC” has the meaning set forth in Section 8.2(c).

“Indebtedness” means, without duplication, any of the following Liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) all obligations under financing or capital leases, (iv) letters of credit and any similar agreements, (v) any guarantee of or keepwell arrangement relating to any of the foregoing obligations, (vi) all obligations under conditional sale or other title retention agreements relating to any purchased property, (vii) all obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), and (viii) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Indemnitee” has the meaning set forth in Section 7.2.

“Indemnity Cap” has the meaning set forth in Section 7.3(a)(i).

“Indemnity Deductible” has the meaning set forth in Section 7.3(a)(i).

“Independent Accounting Firm” shall mean Ernst & Young, or such other internationally recognized independent public accounting firm that has not had a material relationship with the SRI Group or the Goodyear Group during the two (2) years prior to the Effective Date and is mutually agreed to by SRI and Goodyear.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

“Inventory” means any inventory, raw materials, work in process, finished goods, supplies, spare parts and other inventories.

“JGAAP” means generally accepted accounting principles as used in Japan as in effect at the time any applicable financial statements were or are prepared.

“JOEM” means an original equipment motor vehicle manufacturer which has the head office of its ultimate parent company in Japan, or which originally had the head office of its ultimate parent in Japan, but control of such manufacturer has since passed to another company; provided, that if the head office of the ultimate parent company of an original equipment motor vehicle manufacturer is not located in Japan as of the date hereof, the acquisition of such manufacturer by an original equipment motor vehicle manufacturer which has the head office of its ultimate parent company in Japan shall not cause such manufacturer to be a JOEM; provided further, that any original equipment manufacturer that is a JOEM as of the Effective Date shall continue to be a JOEM if such manufacturer is sold to a company that does not have its head office in Japan. For the avoidance of doubt, the term JOEM is intended to include such companies as: (i) Toyota Motor Corporation; (ii) Honda Motor Co., Ltd.; (iii) Nissan Motor Co., Ltd.; (iv) Mazda Motor Corporation; (v) Mitsubishi Motors Corporation; (vi) Suzuki Motor Corporation; (vii) Isuzu Motors Ltd.; (viii) Daihatsu Motor Co. Ltd.; (ix) Fuji Heavy Industries, Ltd.; (x) Hino Motors, Ltd.; (xi) Nissan Shatai Co., Ltd.; (xii) UD Trucks Corporation; (xiii) Kawasaki Heavy Industries, Ltd.; (xiv) Mitsubishi Fuso Truck and Bus Corporation; and (xv) Yamaha Motor Co. Ltd.

“JOEM Supply Agreements” has the meaning set forth in Section 4.3(c).

“Joint Venture Entities” means GDTNA, GDTE, DGT, NGY, the Purchasing JV, the Technology JV and their respective Subsidiaries.

“Judgment” has the meaning set forth in Section 3.1(f)(iv).

“Knowledge” means with respect to (i) Goodyear, the actual knowledge of the persons set forth in Section 1.1(b) of the Goodyear Disclosure Letter and (ii) SRI, the actual knowledge of the persons set forth in Section 1.1(b) of the SRI Disclosure Letter.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, treaty, or judgment, enacted, entered or promulgated by a Governmental Authority.

“Liability” means any debt, demand, liability, adverse claim, judgment or interest, guarantee, setoff, recoupment, offset or obligation of whatever kind or nature (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due and regardless of when asserted).

“Liens” means mortgages, liens, security interests, encumbrances, employment/charter obligations, Contracts, leases, assignments, sub-leases, easements, covenants, rights-of-way or other similar restrictions of any nature whatsoever and with respect to the GDTE Securities also includes any rights of pledge (pandrecht), usufruct (vruchtgebruik), depositary receipts issued for shares (certificaten van aandelen), proxy, voting trust, perpetual clauses, lease rights, personal right of enjoyment or use, or other encumbrance securing any obligation of any person, any right of first refusal, option, attachment (beslag), right of pre-emption, or any other third party rights or security interest of any kind or an agreement to create any of the foregoing, or any equity, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement.

“LLC Law” has the meaning set forth in the Recitals.

“Material Adverse Effect” with respect to a Person means any circumstance, change, development, event, condition, occurrence, effect or state of facts that, individually or in the aggregate, has a materially adverse effect or would reasonably be expected to have materially adverse effect on the business, assets (including intangible assets), liabilities, results of operations, or condition (financial or otherwise) of the Person taken as a whole, provided that any such effect resulting from or arising due to the following clauses (i) through (viii) shall not constitute a Material Adverse Effect and shall be excluded from any determination as to whether a Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) the entering into of this Agreement or any other Transaction Agreement or public announcement or consummation of any or all of the Transactions, (ii) any change or condition generally affecting the industry within which the Person operates, (iii) any change in economic, financial market, regulatory or political conditions generally affecting the industry within which the Person operates, except, in the case of clauses (ii) and (iii), to the extent having a disproportionate impact on such Person as compared to similarly situated Persons in the industry within which the Person operates, (iv) any outbreak or substantial worsening of war or hostilities or terrorist act, calamity, natural disaster or any similar crisis, (v) any change in Law or accounting principles or official binding interpretations thereof, (vi) any failure of the Person to meet any projections or forecasts (but excluding the underlying cause of any such failure), (vii) compliance with the terms of, or the taking of any actions required by, or omitting to take any actions prohibited by, this Agreement, or (viii) any existing event, occurrence, or circumstance with respect to which a Party has Knowledge as of the Effective Date (including any matter set forth in the Disclosure Letters).

“Material Contract” of a Person means any Contract to which the Person is a party, or by which it or any of such Person’s properties or assets is bound, of any type listed below:

(a) any offtake, supply, or service Contract contemplating annual payments or receipts in excess of $100,000;

(b) any lease or sub-lease entered into by the Person relating to property contemplating annual payments in excess of $100,000;

(c) any Contract (i) relating to any Indebtedness of the Person other than overdraft facilities of the Person not exceeding $100,000, (ii) granting Liens (other than statutory or precautionary Liens) in the property of the Person or (iii) providing any guarantee by the Person of the obligations or Indebtedness of another Person;

(d) to the extent not otherwise defined as a Material Contract pursuant to the other subparts of this definition, any Contract entered into by the Person which is not cancelable by such Person without penalty on 90 days’ or less notice and involves annual payments in excess of $100,000;

(e) any strategic partnership, joint venture or similar Contract entered into by the Person (other than a Terminating Alliance Agreement or a Surviving Alliance Agreement);

(f) any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into by the Person under which there remain any outstanding Liabilities (other than an inchoate indemnity obligation with respect to due authorization);

(g) any Contract of the Person providing for the automatic acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Person;

(h) any Contract between or among the Person and any Governmental Authority or state owned enterprise;

(i) any exclusive Contract with sales agents, brokers or similar parties;

(j) any Contract involving currency exchange, derivatives, swaps or hedging instruments or arrangements;

(k) any Contract with any labor union;

(l) any Contract with any current or former officer or director of the Person or any “key person”, outside of the normal scope of employment or engagement;

(m) any Contract under which the Person has made advances or loans to any other Person for which amounts are due to the Person;

(n) any Contract that prohibits or restricts the ability of the Person to conduct, engage or operate its business in any geographical area or to compete with any Person or contains exclusivity obligations on the Person;

(o) any Contract that provides for earn-outs or other similar contingent obligations;

(p) any Contract containing a “most favored nation” or “most favored pricing” or similar provision (other than any Contract with an OEM which includes such provisions in the standard terms and conditions for such OEM) which is not cancelable by the Goodyear Group Member or SRI Group Member, as applicable, party thereto without penalty on 90 days’ or less notice and involves annual payments or receipts in excess of $100,000; and

(q) any Contract that requires the Person to purchase its total requirements of any product or service from a third party or that contains “take or pay” or similar provisions.

“Member” means a member of the Goodyear Group or SRI Group, as applicable.

“Memorandum of Agreement” means that certain Memorandum of Agreement, effective as of January 1, 2012, by and between Goodyear and SRI.

“Natural Resources” means land, fish, wildlife, biota, air, water, ground water, drinking water supplies, and other such resources.

“New Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“New Non-Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“NGY” has the meaning set forth in the Recitals.

“NGY Balance Sheets” has the meaning set forth in Section 3.5(i).

“NGY Benefit Plans” has the meaning set forth in Section 4.22(b)(ii).

“NGY Improvements” has the meaning set forth in Section 3.5(r).

“NGY Indebtedness Amount” has the meaning set forth in Section 2.9(b).

“NGY Leased Property” has the meaning set forth in Section 3.5(m).

“NGY Monthly Management Statement” has the meaning set forth in Section 4.28(b).

“NGY Payee Amount” has the meaning set forth in Section 2.9(b).

“NGY Payor Amount” has the meaning set forth in Section 2.9(b).

“NGY Property Leases” has the meaning set forth in Section 3.5(m).

“NGY Real Property” has the meaning set forth in Section 3.5(n).

“NGY Reciprocal Loan Agreement” means that certain agreement dated as of March 6, 2015 by and between SRI and NGY entitled Sumitomo Gomu Guruupu Kyashu Maneejimento Saabisu Tanki Kashitsuke ni Kakawaru Kihon Yakuteisho in Japanese (which may, for informational purposes only, be translated as “SRI Group Cash Management Services – Letter Agreement Regarding Short Term Loans”).

“NGY Securities” has the meaning set forth in the Recitals.

“NGY Subsidiaries” has the meaning set forth in Section 3.5(c).

“NGY Supply Agreement” has the meaning set forth in Section 4.3(d).

“NGY Transition Services Agreement” has the meaning set forth in Section 4.27(b).

“Non-Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“North American Supply Agreement” has the meaning set forth in Section 4.3(b).

“Notary” shall mean any civil law notary (notaris) of Houthoff Buruma Coöperatief U.A., or such civil law notary’s successor or substitute.

“Objections Notice” has the meaning set forth in Section 4.21(b).

“OEM” means original equipment manufacturer.

“Offtake Agreement” has the meaning set forth in Section 4.3(a).

“Ordinary Course” means with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practices, including with regard to nature, frequency, timing and magnitude.

“Organizational Documents” means the certificates or articles of incorporation, certificates of formation, memoranda and articles of association, articles or certificates of partnership, bylaws, partnership, limited liability company or limited partnership agreements and other formation or governing documents of a particular legal entity.

“Outside Date” has the meaning set forth in Section 6.1(b).

“Party” means each Person listed as a party in the Preamble, together with their permitted successors and assigns.

“PBGC” has the meaning set forth in Section 3.2(v).

“Permits” means all domestic and foreign federal, state and other permits, licenses, registrations, agreements, waivers, no-action letters and authorizations issued, granted or recognized by any Governmental Authority held, used or relied upon by the applicable Person in connection with its business and operations.

“Permitted Liens” means: (i) Liens relating to Taxes which are not due and payable as of the Closing Date; (ii) as to Huntsville Real Property, the GDTNA Real Property. the NGY Real Property and the NGY Leased Property, each of the following Liens: (a) zoning requirements and other governmental land use limitations arising under applicable Law with respect to the use, occupancy, subdivision or improvement of such real property, (b) all rights or easements, if any, of any Governmental Authority or any public or private utility company, to maintain telephone wires, pipes, conduits or other facilities which enter or cross such real property, (c) the state of facts that a current accurate survey would show as of the Closing, (d) variations between tax lot lines and the record lines and (e) utility easements, passages, easements (including reciprocal easement agreements, if any), rights of way, water liens, privileges, licenses, hereditaments, appurtenances, covenants and restrictions with respect to such real property, in each case in this clause (ii), that do not adversely affect or impair in any material respect the operation of the business of GDTNA, the Huntsville Test Track or NGY, as applicable, as each is presently conducted; and (iii) any Liens disclosed in Section 3.2(gg), Section 3.3(d) or Section 3.3(e) of the Goodyear Disclosure Letter or in Section 3.5(p) or Section 3.5(q) of the SRI Disclosure Letter, as applicable.

“Permitted Purpose” has the meaning set forth in Section 4.8(a).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, entity, incorporated organization or government, as well as any syndicate or group that would be deemed to be a person or group under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Percentage Interest” means the respective direct or indirect economic ownership interest of Goodyear, together with any of its Subsidiaries, and SRI, together with any of its Subsidiaries, as applicable, in any of the Joint Venture Entities immediately prior to the consummation of the Transactions, as set forth on Schedule 1.1(c).

“Pre-Closing Tax Claim” means a Tax audit, assessment, claim or other Action for any of the Joint Venture Entities or any Subsidiaries thereof with respect to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 4.20(a).

“Products” means all types of tires, retread tires, pre-cured treads for tires, inner tubes for tires, flaps for tires, repair kits for tires, and air springs, but not including aircraft tires or solid polyurethane industrial tires.

“Products Liability Claims” means any Action brought by a third party seeking Damages of any kind arising out of any personal injury, property damage or economic loss to the extent such injury or loss arises, or is alleged to arise (i) from any actual or alleged defect in design, manufacture or marketing of any Product (including any failure to provide adequate warnings with respect to a Product), or (ii) under any actual or alleged warranty applicable to any Product.

“Products Liability Year” means each calendar year commencing on or after the Closing Date or, for the year the Closing occurs, the period between the Closing Date and the end of such calendar year.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchasing JV” has the meaning set forth in the Recitals.

“Reconciliation Amount” has the meaning set forth in Section 2.10(d).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or Natural Resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post remedial or post closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Representative” of a Person shall mean such Person’s directors, officers, employees, agents, accountants, counsel and other advisors and representatives.

“Response Period” has the meaning set forth in Section 4.21(b).

“Reviewing Party” has the meaning set forth in Section 4.16(b).

“Sale License Termination” has the meaning set forth in Section 2.1(c).

“Seconded Employees” has the meaning set forth in Section 4.22(a)(i).

“Securities Assignment Agreement” means a Securities Assignment Agreement substantially in the form attached hereto as Exhibit A-2.

“SRI” has the meaning set forth in the Preamble.

“SRI Assignee” means any Affiliate of SRI designated by SRI not later than three (3) Business Days prior to the Closing Date to acquire or receive any right, property or asset which any SRI Group Member is entitled to acquire or receive under any Dissolution Document.

“SRI Disclosure Letter” means the SRI Disclosure Letter delivered as an attachment to this Agreement by SRI to Goodyear on the date hereof.

“SRI Excluded Liabilities” has the meaning set forth on Schedule 1.1(a)(ii).

“SRI Group” means SRI and its Subsidiaries and Affiliates, including the SRI Assignee, collectively, and, for the avoidance of doubt, except as otherwise expressly set forth herein (a) including DGT and its Subsidiaries, (b) excluding GDTE and its Subsidiaries, (c) prior to the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, prior to or at the Closing), including NGY and its Subsidiaries and excluding GDTNA, and (d) as of and after the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, after the Closing), including GDTNA and excluding NGY and its Subsidiaries.

“SRI Group Member” means any member of the SRI Group.

“SRI Indemnifying Party” has the meaning set forth in Section 7.1.

“SRI Indemnitees” has the meaning set forth in Section 7.2.

“SRI Manufacturer” has the meaning set forth in Section 4.6(c)(i).

“SRI Release” has the meaning set forth in Section 4.26(f).

“SRI Trust” has the meaning set forth in Section 4.22(c).

“SRI USA” has the meaning set forth in the Recitals.

“Standstill Period” has the meaning set forth in Section 4.2(a).

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 4.20(a).

“Subject Company” has the meaning set forth in Section 4.2(a).

“Subject Securities” means the GDTE Securities, the GDTNA Securities, the DGT Securities and the NGY Securities.

“Subsidiary” means, with respect to any specified Person, any Person that is, directly or indirectly, controlled by that specified Person. For this purpose, “control” as used in the phrase “controlled by” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person.

“Supply Agreements” means, collectively, the Offtake Agreement, the North American Supply Agreement, the JOEM Supply Agreements and the NGY Supply Agreement.

“Surviving Alliance Agreements” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, license, registration, alternative minimum, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, transfer, stamp, withholding, payroll, employment, F.I.C.A., custom duties, excise or property taxes, levies and any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, whether disputed or not.

“Tax Returns” means all returns, declarations, reports, claims for refund, estimates, information returns and statements filed or required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology Agreements” has the meaning set forth in Section 4.4(c).

“Technology JV” has the meaning set forth in the Recitals.

“Terminating Alliance Agreements” has the meaning set forth in Section 2.1(a).

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Trademark License Agreements” has the meaning set forth in Section 4.4(b).

“Trademark Transfer Agreement” has the meaning set forth in Section 4.4(a).

“Trademarks” means all trademarks, service marks, trade dress and trade names and related rights, signs, logos and designs, whether registered or unregistered.

“Transaction Agreements” means, collectively, the Dissolution Documents, the Trademark License Agreements, the Huntsville Loan Promissory Note, the Supply Agreements, the Warranty Services and OE Export Agreement, the GDTNA Transition Services Agreement, the NGY Transition Services Agreement, the Goodyear Release and the SRI Release.

“Transaction Income Taxes” has the meaning set forth in Section 7.10.

“Transactions” means (i) the transactions contemplated by the Dissolution Documents, including the purchase and sale of the Subject Securities, the Dissolution, the distribution identified in Section 2.2(b), the distribution of the assets of the Purchasing JV and the Technology JV and the entry into, delivery and consummation of the transactions contemplated by the Dissolution Documents, and (ii) the entry into and delivery of the Trademark License Agreements, the Huntsville Loan Promissory Note, the Supply Agreements, the Warranty Services and OE Export Agreement, the GDTNA Transition Services Agreement, the NGY Transition Services Agreement, the Goodyear Release and the SRI Release.

“Transfer Tax” means all stamp, transfer (including real estate transfer), documentary, sales, use, registration and other such Taxes (including any penalties and interest) incurred in connection with the Transactions, this Agreement or the Dissolution Documents.

“Umbrella Agreement” has the meaning set forth in the Recitals.

“Voting Securities” has the meaning set forth in Section 4.2(b).

“Warranty Services and OE Export Agreement” has the meaning set forth in Section 4.3(e).

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

1.2 Usage. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Disclosure Letters, Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Disclosure Letter, Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to a country shall be construed to include such country, and each such country and any successor states, countries or jurisdictions that hereafter exist in all or any significant portion of such country or any successor thereto. Any reference herein to “dollars” or “$” means United States dollars.

1.3 Disclosure Letters. Notwithstanding anything to the contrary contained in the Disclosure Letters, this Agreement or any other Transaction Agreement, the information and disclosures contained in any Section of any Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. The Disclosure Letters are intended only to qualify and limit the representations, warranties and covenants of the Parties contained in this Agreement and in no event shall the listing of items or matters in the Disclosure Letters be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants of either Party contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Letters shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Disclosure Letters. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any item or information in any Disclosure Letter is not an admission by such Party that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in such Disclosure Letter, or is of a nature that would reasonably be expected to have a Material Adverse Effect.

ARTICLE II

DISSOLUTION OF ALLIANCE AND TRANSFER OF SECURITIES

2.1 Dissolution.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Alliance shall be terminated and unwound, and, except to the extent set forth herein, the Parties hereby agree that the Umbrella Agreement and each other Contract entered into by and between any Goodyear Group Member, on the one hand, and any SRI Group Member on the other hand, in connection with the Alliance or the Umbrella Agreement (collectively, the “Terminating Alliance Agreements”), including each of the Contracts set forth on Schedule 2.1(a), shall be terminated in full and be of no further force or effect, without any further action of the Parties or any other party to any such Terminating Alliance Agreement, other than (i) this Agreement and the Contracts set forth on Schedule 2.1(b) (collectively, the “Surviving Alliance Agreements”), which shall survive the Closing, and (ii) the other Transaction Agreements, which shall take effect from and after the Closing. Except as otherwise specifically set forth in Section 4.4(c), the dissolution of the Alliance pursuant to this Agreement shall not constitute or be deemed to constitute the exercise of a Global Exit Right. For purposes of this Section 2.1(a), GDTNA shall be a Member of the SRI Group and not the Goodyear Group, and NGY and its Subsidiaries shall be Members of the Goodyear Group and not the SRI Group.

(b) Each of Goodyear and SRI hereby agree that except to the extent set forth herein, no Goodyear Group Member or SRI Group Member shall owe any Person any termination fee, payment or consideration of any kind in respect of the termination of the Terminating Alliance Agreements.

(c) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Parties shall terminate Goodyear’s non-exclusive sales licenses for the Dunlop brand and the trademarks used in conjunction therewith in the countries identified in Schedule 2.1(c) pursuant to the terms set forth in the Trademark Transfer Agreement (the “Sale License Termination”); provided that notwithstanding anything to the contrary in the Trademark Transfer Agreement, Goodyear and its Affiliates shall have the right to sell Products bearing the Dunlop marks in the countries identified in Schedule 2.1(c) for a period of ninety (90) days after the Closing in order to perform under existing contracts having termination notice periods of up to ninety (90) days (including the use of Dunlop marks in the ordinary course of Goodyear’s business, consistent with past practice, in respect of such contracts) and to sell down existing Inventory in such countries.

2.2 Transfer of GDTNA Securities and Huntsville Assets and Satisfaction of Huntsville Loans.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Goodyear shall sell, assign, convey and transfer to SRI or an SRI Assignee, as applicable, and SRI or such SRI Assignee, as applicable, shall acquire from Goodyear all right, title and interest in and to the (i) GDTNA Securities, which are all of the Equity Securities in GDTNA owned by the Goodyear Group, free and clear of all Liens, and (ii) the Huntsville Assets, in each case in exchange for the value prescribed to the GDTNA Securities and the Huntsville Assets, respectively, in the Allocation Schedule. Goodyear hereby acknowledges that unless and until this Agreement is terminated, GDTNA shall not pay, and Goodyear shall not have any right to receive, any dividend or distribution in respect of the GDTNA Securities, whether prior to or after the Closing.

(b) In connection with the Dissolution with respect to the Huntsville Loans, the balance of the Huntsville Loans as of the Closing Date shall be reduced to an amount equal to twenty-five percent (25%) of the outstanding principal and accrued interest of the Huntsville Loans as of the Closing Date (the “Huntsville Reduced Loan Amount”) by means of a distribution to Goodyear in its capacity as an equity owner of GDTNA, or as consideration for the transfer of the GDTNA Securities. Such distribution shall take the form of a cancellation of the amount equal to the balance (principal and accrued interest) of the Huntsville Loans that are in excess of the Huntsville Reduced Loan Amount as of the Closing Date. Such cancellation shall take place immediately prior to, but effective only upon, the Closing. Effective as of the Closing, the remaining balance of the Huntsville Loans shall be amended and restated as evidenced by a promissory note (i) made in favor of GDTNA, as payee, by Goodyear, as payor, (ii) in the principal amount of the Huntsville Reduced Loan Amount, (iii) with the same terms as the existing Huntsville Loan, but for a maturity date that shall be three (3) years from the Closing Date, without prepayment penalty and with partial interim payments permitted and (iv) otherwise substantially in the form of Exhibit B attached hereto (the “Huntsville Loan Promissory Note”).

2.3 Transfer of GDTE Securities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, SRI shall, and shall cause each applicable SRI Group Member holding any right, title or interest to, sell, assign, convey and transfer to Goodyear or a Goodyear Assignee, as applicable, and Goodyear or such Goodyear Assignee, as applicable, shall acquire from SRI and all applicable SRI Group Members, all right, title and interest in and to the GDTE Securities, which are all of the Equity Securities in GDTE owned by the SRI Group, free and clear of all Liens, in exchange for the value prescribed to the GDTE Securities in the Allocation Schedule. SRI hereby acknowledges that unless and until this Agreement is terminated, GDTE shall not pay, and SRI shall not have any right to receive, any dividend or distribution in respect of the GDTE Securities, whether prior to or after the Closing.

2.4 Transfer of DGT Securities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Goodyear shall, and shall cause each applicable Goodyear Group Member holding any right, title or interest to, sell, assign, convey and transfer to SRI or an SRI Assignee, as applicable, and SRI or such SRI Assignee, as applicable, shall acquire from Goodyear and all applicable Goodyear Group Members, all right, title and interest in and to the DGT Securities, which are all of the Equity Securities in DGT owned by the Goodyear Group, free and clear of all Liens, in exchange for the value prescribed to the DGT Securities in the Allocation Schedule. Goodyear hereby acknowledges that unless and until this Agreement is terminated, DGT shall not pay, and Goodyear shall not have any right to receive, any dividend or distribution in respect of the DGT Securities, or any right of a redemption of the DGT Securities, whether prior to or after the Closing.

2.5 Transfer of NGY Securities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, SRI shall, and shall cause each applicable SRI Group Member holding any right, title or interest to, sell, assign, convey and transfer to Goodyear or a Goodyear Assignee, as applicable, and Goodyear or such Goodyear Assignee, as applicable, shall acquire from SRI and all applicable SRI Group Members, all right, title and interest in and to the NGY Securities, which are all of the Equity Securities in NGY owned by the SRI Group, free and clear of all Liens, in exchange for the value prescribed to the NGY Securities in the Allocation Schedule. SRI hereby acknowledges that unless and until this Agreement is terminated, NGY shall not pay, and SRI shall not have any right to receive, any dividend or distribution in respect of the NGY Securities, or any right of a redemption of the NGY Securities, whether prior to or after the Closing.

2.6 Payment of Consideration. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in satisfaction of the aggregate payments required to be made in respect of the Transactions to be consummated at the Closing to any Goodyear Group Member and to any SRI Group Member, as applicable, as set forth on the Allocation Schedule, Goodyear shall pay to SRI, by Wire Transfer, the amount equal to the difference between the amount of its aggregate payment obligations of Goodyear to SRI in respect of the Transactions to be consummated at the Closing pursuant to Section 2.3 and Section 2.5 and the amount of the aggregate payments to be made by SRI to Goodyear in respect of the Transactions to be consummated at the Closing pursuant to Section 2.2 and Section 2.4, each as set forth on the Allocation Schedule (and the amount equal to such difference, as set forth on the Allocation Schedule, the “Closing Date Payment”). For the avoidance of doubt, the amounts payable pursuant to this Section 2.6 shall be in addition to the amounts payable in respect of intercompany Indebtedness pursuant to Section 2.9, or any other amounts due following the Closing, including pursuant to Section 2.10, Section 2.11(a), Section 2.12(a), Section 4.29 or Article VII.

2.7 Closing Date. The closing of the Transactions (hereinafter called, the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281, at 10:00 a.m., local time, on the first Business Day of the month that is not less than five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as Goodyear and SRI may agree upon (the date on which the Closing actually occurs being hereinafter referred to as, the “Closing Date”); provided that unless otherwise agreed in writing by the Parties, the Closing shall not occur prior to October 1, 2015.

2.8 Transactions to be Effected at the Closing.

(a) At the Closing, SRI shall deliver (or cause to be delivered) to Goodyear, or the applicable Goodyear Assignee:

(i) (A) (w) a counter part of written shareholders’ resolution, duly executed by SRI: (1) approving the transfer of the GDTE Securities, (2) acknowledging the resignation of the SRI-nominated directors of GDTE and (3) releasing (décharge) such directors of all liability related to any actions taken in connection with the execution of their duties in such positions; (x) a duly executed power of attorney with respect to the execution of the Deed of Transfer, legalised and apostilled to the satisfaction of the Notary; and (y) such other documents as may be customary and required under applicable Law, or reasonably required by the Notary for the consummation of the transfer of the GDTE Securities to Goodyear or the applicable Goodyear Assignee; provided, that SRI shall provide copies of each of the foregoing documents to the Notary; and

(B) a Securities Assignment Agreement in respect of such transfer of the NGY Securities, duly executed by SRI and evidence of the transfer of the NGY Securities to Goodyear or the applicable Goodyear Assignee in the stock ledger of NGY;

(ii) if applicable pursuant to the terms of Section 2.9(a), the GDTNA Indebtedness Amount by Wire Transfer;

(iii) if applicable pursuant to the terms of Section 2.9(b), the NGY Indebtedness Amount by Wire Transfer;

(iv) signature counterparts for each of the Transaction Agreements to which any SRI Group Member is a party;

(v) a certificate signed by an appropriate representative of SRI to the effect that the conditions in Section 5.1(c) have been satisfied;

(vi) resignation letters from the SRI-nominated directors and officers of GDTE and NGY (which such directors and officers will resign from such positions immediately following the Closing); and

(vii) an appropriate and binding acknowledgement by the holders of the Equity Securities of GDTNA and DGT of (A) the resignation of the Goodyear-nominated directors and officers of GDTNA and DGT and (B) the release of such directors and officers of all liability related to any actions taken in connection with the execution of their duties in such positions.

(b) At the Closing, Goodyear shall deliver (or cause to be delivered) to SRI, or the applicable SRI Assignee:

(i) (A) a Securities Assignment Agreement in respect of such transfer of the GDTNA Securities, duly executed by Goodyear and evidence of the transfer of the

GDTNA Securities to SRI or the applicable SRI Assignee in the membership ledger of GDTNA;

(B) a Securities Assignment Agreement in respect of such transfer of the DGT Securities, duly executed by Goodyear and evidence of the transfer of the DGT Securities to SRI or the applicable SRI Assignee in the stock ledger of DGT; and

(C) the Huntsville Special Warranty Deed;

(ii) the Closing Date Payment by Wire Transfer;

(iii) if applicable pursuant to the terms of Section 2.9(a), the GDTNA Indebtedness Amount by Wire Transfer;

(iv) if applicable pursuant to the terms of Section 2.9(b), the NGY Indebtedness Amount by Wire Transfer;

(v) signature counterparts for each of the Transaction Agreements (including the Huntsville Loan Promissory Note) to which any Goodyear Group Member is a party;

(vi) a certificate signed by an appropriate representative of Goodyear to the effect that the conditions in Section 5.2(c) have been satisfied;

(vii) the affidavit described in Section 4.17;

(viii) resignation letters from the Goodyear-nominated directors and officers of GDTNA and DGT (which such directors and officers will resign from such positions at Closing); and

(ix) an appropriate and binding acknowledgement by the holders of the Equity Securities of GDTE and NGY of (A) the resignation of the SRI-nominated directors and officers of GDTE and NGY and (B) the release of such directors and officers of all liability related to any actions taken in connection with the execution of their duties in such positions.

2.9 Satisfaction of Intercompany Indebtedness.

(a) On the date that is three (3) Business Days prior to the Closing Date (the “Calculation Date”), Goodyear shall determine, and deliver a written notice to SRI setting forth in reasonable detail: (i) all intercompany Indebtedness (including the aggregate amount thereof) payable by GDTNA to any other Goodyear Group Member outstanding as of the end of the Business Day immediately preceding the Calculation Date (the “GDTNA Payor Amount”), and (ii) all intercompany Indebtedness (including the aggregate amount thereof) payable by any other Goodyear Group Member to GDTNA (excluding the Indebtedness represented by the Huntsville Loan and the Huntsville Loan Promissory Note, without duplication) outstanding as of the end of the Business Day immediately preceding the Calculation Date (the “GDTNA Payee Amount”), in each case pursuant to the terms of the GDTNA Reciprocal Loan Agreement. From and after the end of the Business Day immediately preceding the Calculation Date until the earlier of the Closing Date or the termination of this Agreement, Goodyear shall cause (x) GDTNA not to draw against, or make payment on, any such intercompany Indebtedness owed to any other Goodyear Group Member and (y) the other Goodyear Group Members not to draw against, or make payment on, any such intercompany Indebtedness owed to GDTNA. To the extent that the GDTNA Payor Amount exceeds the GDTNA Payee Amount, then in satisfaction of all such intercompany Indebtedness, SRI shall cause GDTNA to pay such excess amount to Goodyear at the Closing; provided, that if GDTNA lacks sufficient available unrestricted cash necessary to discharge such amount, then at the Closing SRI shall loan such amount to GDTNA for payment to Goodyear at the Closing, or otherwise cause such excess amount to be paid to Goodyear at the Closing. To the extent that the GDTNA Payee Amount exceeds the GDTNA Payor Amount, then in satisfaction of all such intercompany Indebtedness, Goodyear shall pay such excess amount to GDTNA at the Closing. For the avoidance of doubt, settlement of intercompany Indebtedness shall not include the payment of any amounts in respect of intercompany Accounts Receivable or accounts payable between GDTNA and any other Goodyear Group Member, which shall remain outstanding and be paid in the Ordinary Course. The amount due to Goodyear, or due from Goodyear, as the case may, in accordance with this Section 2.9(a) shall be the “GDTNA Indebtedness Amount.”

(b) On the Calculation Date, SRI shall determine, and deliver a written notice to Goodyear setting forth in reasonable detail: (i) all intercompany Indebtedness (including the aggregate amount thereof) payable by NGY and its Subsidiaries to any other SRI Group Member outstanding as of the end of the Business Day immediately preceding the Calculation Date (the “NGY Payor Amount”), and (ii) all intercompany Indebtedness (including the aggregate amount thereof) payable by any other SRI Group Member to NGY and its Subsidiaries outstanding as of the end of the Business Day immediately preceding the Calculation Date (the “NGY Payee Amount”), in each case pursuant to the terms of the NGY Reciprocal Loan Agreement. From and after the end of the Business Day immediately preceding the Calculation Date until the earlier of the Closing Date or the termination of this Agreement, SRI shall cause (x) NGY and its Subsidiaries not to draw against, or make payment on, any such intercompany Indebtedness owed to any other SRI Group Member and (y) the other SRI Group Members not to draw against, or make payment on, any such intercompany Indebtedness owed to NGY or any its Subsidiaries. To the extent that the NGY Payor Amount exceeds the NGY Payee Amount, then in satisfaction of all such intercompany Indebtedness, Goodyear shall cause each of NGY and its Subsidiaries to pay, without duplication, such excess amount to SRI at the Closing; provided, that if NGY and its Subsidiaries lack sufficient available unrestricted cash necessary to discharge such amount, then at the Closing Goodyear shall loan such amount to NGY for payment to SRI at the Closing, or otherwise cause such excess amount to be paid to SRI at the Closing. To the extent that the NGY Payee Amount exceeds the NGY Payor Amount, then in satisfaction of all such intercompany Indebtedness, SRI shall pay such excess amount to NGY and its Subsidiaries (without duplication), as applicable, at the Closing. For the avoidance of doubt, settlement of intercompany Indebtedness shall not include the payment of any amounts in respect of intercompany Accounts Receivable or accounts payable between NGY and its Subsidiaries and any other SRI Group Member, which shall remain outstanding and be paid in the Ordinary Course. The amount due to SRI, or due from SRI, as the case may, in accordance with this Section 2.9(b) shall be the “NGY Indebtedness Amount.”

2.10 Reconciliation.

(a) Within forty-five (45) days following the Closing, (i) Goodyear may dispute the NGY Indebtedness Amount, and (ii) SRI may dispute the GDTNA Indebtedness Amount, in each case by giving written notice of such dispute to the other Party setting forth in reasonable detail the basis for any such dispute; provided that each Party may only dispute all or a portion of such amount on the basis of an error in the mathematical calculation of the disputed amount, or the accounting treatment of the components thereof as such treatment affects the calculation of such amount.

(b) If a Party shall deliver a timely written notice of dispute as provided in this Section 2.10, the Parties shall negotiate in good faith, for a period not to exceed thirty (30) days following the delivery of such written notice of dispute (during which period the Parties shall provide access to such working papers, financial records and information relating to the dispute as may be reasonably requested by the other Party). The Parties hereby acknowledge that the calculation of the GDTNA Indebtedness Amount or the NGY Indebtedness Amount shall be calculated in good faith in accordance with the accounting principles used in the past by the Party responsible for calculating such amount pursuant to this Section 2.10.

(c) If a Party does not provide a written notice of dispute under this Section 2.10 to the other Party within the forty-five (45) day period set forth in Section 2.10(a), such Party shall be deemed to have irrevocably accepted the amount delivered to it by the other Party at Closing.

(d) If the Parties are unable to resolve any outstanding disputes regarding the final calculations of the NGY Indebtedness Amount or the GDTNA Indebtedness Amount (collectively, the “Reconciliation Amounts” and each, a “Reconciliation Amount”) within a period of thirty (30) days following the delivery of the written notice of dispute regarding the GDTNA Indebtedness Amount or NGY Indebtedness Amount, as applicable, pursuant to Section 2.10(b), the Parties shall engage the Independent Accounting Firm for a resolution of such disagreement in accordance with the terms of this Section 2.10. Goodyear and SRI shall each be party to the engagement letter entered into with the Independent Accounting Firm. If any remaining issues in dispute are submitted to the Independent Accounting Firm for resolution, each of Goodyear and SRI will be afforded an opportunity to present to the Independent Accounting Firm (with a copy to the other party) such material relating to the determination of the matters in dispute and to discuss such matters with the Independent Accounting Firm at such hearing as the Independent Accounting Firm may request or permit. The Independent Accounting Firm shall act as an arbitrator to calculate the final Reconciliation Amounts with respect to any Reconciliation Amount which is referred to the Independent Accounting Firm pursuant to this Section 2.10 and shall be instructed that its calculation must be made in accordance with the standards and definitions in this Agreement and the Independent Accounting Firm shall consider only those matters as to which there is a dispute between the parties and base its determination solely on presentations of Goodyear and SRI without conducting any independent investigation with respect to any such disagreement. Goodyear and SRI shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any disagreement submitted to the Independent Accounting Firm shall be rendered within thirty (30) days after referral of such disagreement to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm shall make a determination with respect to any unresolved disagreement only in a manner consistent with this Section 2.10(d), and in no event shall the Independent Accounting Firm’s determination of the unresolved disagreements be for an amount that is outside the range of the respective proposals of Goodyear and SRI with respect to each individual Reconciliation Amount. Such determinations shall be final and binding upon the Parties, may be entered and enforced by the Court, and the amount so determined shall be the final Reconciliation Amounts. Each Party shall use commercially reasonable efforts to assist the Independent Accounting Firm to render its determination within the thirty (30) day period within which the Independent Accounting Firm is required to render its determination, and each shall reasonably cooperate with such firm and provide such firm with access to its books, records, personnel and representatives and such other information as such firm may reasonably require in order to render its determination. Each Party shall be responsible for that fraction of the fees and costs of the Independent Accounting Firm with respect to each Reconciliation Amount subject to resolution by the Independent Accounting Firm where (1) the numerator of such fraction is the absolute value of the difference between such Party’s position with respect to the final Reconciliation Amount subject to the dispute and the final Reconciliation Amount recalculated based upon the Independent Accounting Firm’s final determination with respect to the disagreements and (2) the denominator of such fraction is the absolute value of the difference between such Party’s position with respect to the Reconciliation Amount subject to the dispute and the other Party’s position with respect to the Reconciliation Amount subject to the dispute.

(e) Promptly after the final Reconciliation Amounts have been finally determined in accordance with this Section 2.10 (including by means of a deemed acceptance of such amounts by SRI or Goodyear as provided in this Section 2.10), but in no event later than five (5) Business Days following such final determination, the applicable Party shall pay to the other Party, by Wire Transfer as set forth in written instructions from the applicable Party, the amount which represents the difference of (i) the determination by the Independent Accounting Firm of the final Reconciliation Amount subject to dispute that is owed to a Party and (ii) the amount received by such Party at the Closing with respect to such NGY Indebtedness Amount or GDTNA Indebtedness Amount, as applicable.

(f) The provisions of Section 2.10 relating to resolutions of disagreements regarding the Reconciliation Amounts by the Independent Accounting Firm are not intended to and shall not be interpreted to require or permit that the Parties refer to such a firm (i) any dispute arising out of a breach by one of the Parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction of this Agreement (apart from the mathematical calculation of any Reconciliation Amount and the accounting treatment of components thereof to the extent such treatment affects the calculation of any Reconciliation Amount).

(g) The adjustments contemplated by this Section 2.10 shall be the exclusive remedy of the Parties with respect to the mathematical calculation of the Reconciliation Amounts and the accounting treatment of components thereof in accordance with the terms of this Section 2.10 as such treatment affects the calculation of the Reconciliation Amounts, and no Party shall have any right of recovery under Article VII with respect thereto.

(h) Any payment by either Party under this Section 2.10 shall be treated as an adjustment to the purchase price of the relevant Transaction for any Tax purposes, except as otherwise required by applicable Law.

2.11 Dissolution of the Purchasing JV.

(a) The Parties shall cause the Purchasing JV to be dissolved by Goodyear in accordance with this Agreement and the Corporation Law. As the liquidator of the Purchasing JV, Goodyear shall (i) cause the Purchasing JV to satisfy all of its outstanding Liabilities to its creditors, and (ii) following the satisfaction of all such Liabilities, liquidate the remaining assets of the Purchasing JV, and distribute by Wire Transfer the cash proceeds thereof to Goodyear and SRI in accordance with their Pre-Closing Percentage Interests in the Purchasing JV; provided, that unless the Parties elect to transfer all of the outstanding Equity Securities of the Subsidiary of the Purchasing JV to SRI or an SRI Assignee on or prior to the Dissolution Date in consideration for an amount payable by SRI to Goodyear that is mutually acceptable to the Parties, then SRI shall cause such entity to be dissolved in accordance with all applicable Laws on the Dissolution Date.

(b) Goodyear shall take all actions reasonably required for the collection of the Accounts Receivable of the Purchasing JV and the satisfaction of the accounts payable of the Purchasing JV and SRI shall cooperate with and assist Goodyear and the Purchasing JV and shall take all actions reasonably requested by Goodyear in connection therewith. Effective upon the Closing, SRI constitutes and appoints Goodyear and its successors and assigns the agent of the Purchasing JV in the collection of the Accounts Receivable of the Purchasing JV and the satisfaction of the accounts payable of the Purchasing JV and hereby authorizes Goodyear and its successors and assigns to execute, sign, endorse, or deliver, in the name of the Purchasing JV, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable of the Purchasing JV or to satisfy any outstanding accounts payable of the Purchasing JV, and to institute and prosecute, in the name of the Purchasing JV, all proceedings and actions that Goodyear may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable of the Purchasing JV or the accounts payable of the Purchasing JV, and to defend and compromise any and all actions, suits or proceedings that the Purchasing JV is entitled to defend or compromise.

(c) If as of the Dissolution Date all of the outstanding Equity Securities of the Subsidiary of the Purchasing JV have not been transferred to SRI or an SRI Assignee with the approval of Goodyear, then SRI shall take all actions reasonably required for the collection of the Accounts Receivable of the Subsidiary of the Purchasing JV and the satisfaction of the accounts payable of the Subsidiary of the Purchasing JV and Goodyear shall cooperate with and assist SRI and the Subsidiary of the Purchasing JV and shall take all actions reasonably requested by SRI in connection therewith. Effective upon the Closing, Goodyear constitutes and appoints SRI and its successors and assigns the agent of the Subsidiary of the Purchasing JV in the collection of the Accounts Receivable of the Subsidiary of the Purchasing JV and the satisfaction of the accounts payable of the Subsidiary of the Purchasing JV and hereby authorizes SRI and its successors and assigns to execute, sign, endorse, or deliver, in the name of the Subsidiary of the Purchasing JV, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable of the Subsidiary of the Purchasing JV or to satisfy any outstanding accounts payable of the Subsidiary of the Purchasing JV, and to institute and prosecute, in the name of the Subsidiary of the Purchasing JV, all proceedings and actions that SRI may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable of the Subsidiary of the Purchasing JV or the accounts payable of the Subsidiary of the Purchasing JV, and to defend and compromise any and all actions, suits or proceedings that the Subsidiary of the Purchasing JV is entitled to defend or compromise.

(d) Goodyear shall file or shall cause to be filed with the Office of the Secretary of State of the State of Ohio a certificate of dissolution, on behalf of the Purchasing JV, in accordance with Section 1701.86 of the Corporation Law and effective as of the Dissolution Date, which certificate shall set forth: (i) the name of the Purchasing JV; (ii) a statement that a resolution of dissolution has been adopted; (iii) a statement of the manner of adoption of such resolution, (iv) the name and address of its statutory agent; (v) the Dissolution Date and (vi) such other information as Goodyear shall reasonably determine necessary or appropriate.

(e) Goodyear and SRI shall be responsible for paying eighty percent (80%) and twenty percent (20%), respectively, of the costs of the dissolution of the Purchasing JV, including costs incurred by Goodyear in respect of filing a certificate of dissolution pursuant to Section 2.11(c) and costs incurred by SRI in respect of the dissolution of the Subsidiary of the Purchasing JV pursuant to Section 2.11(a).

2.12 Dissolution of the Technology JV.

(a) The Parties shall cause the Technology JV to be dissolved by Goodyear in accordance with this Agreement and the LLC Law. As the liquidator of the Technology JV, Goodyear shall (i) cause the Technology JV to satisfy all of its outstanding Liabilities to its creditors, and (ii) following the satisfaction of all such Liabilities, liquidate the remaining assets of the Technology JV, and distribute by Wire Transfer the cash proceeds thereof to Goodyear and SRI in accordance with their Pre-Closing Percentage Interests in the Technology JV.

(b) Goodyear shall take all actions reasonably required for the collection of the Accounts Receivable of the Technology JV and the satisfaction of the accounts payable of the Technology JV and SRI shall cooperate with and assist Goodyear and the Technology JV and shall take all actions reasonably requested by Goodyear in connection therewith. Effective upon the Closing, SRI constitutes and appoints Goodyear and its successors and assigns the agent of the Technology JV in the collection of the Accounts Receivable of the Technology JV and the satisfaction of the accounts payable of the Technology JV and hereby authorizes Goodyear and its successors and assigns to execute, sign, endorse, or deliver, in the name of the Technology JV, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable of the Technology JV or to satisfy any outstanding accounts payable of the Technology JV, and to institute and prosecute, in the name of the Technology JV, all proceedings and actions that Goodyear may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable of the Technology JV or the accounts payable of the Technology JV, and to defend and compromise any and all actions, suits or proceedings that the Technology JV is entitled to defend or compromise.

(c) Goodyear shall file or shall cause to be filed with the Office of the Secretary of State of the State of Ohio a certificate of cancellation, on behalf of the Technology JV, in accordance with Section 1705.43 of the LLC Law and effective as of the Dissolution Date, which certificate shall set forth: (i) the name of the Technology JV; (ii) a statement that a resolution of dissolution has been adopted; (iii) a statement of the manner of adoption of such resolution, (iv) the name and address of its statutory agent; (v) the Dissolution Date and (vi) such other information as Goodyear shall reasonably determine necessary or appropriate.

(d) Goodyear and SRI shall be responsible for paying fifty-one percent (51%) and forty-nine percent (49%), respectively, of the costs of the dissolution of the Technology JV, including costs incurred by Goodyear in respect of filing a certificate of cancellation pursuant to Section 2.12(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Goodyear Relating to the Transactions and the Subject Securities. Goodyear represents and warrants to SRI that as of the date hereof and as of the Closing Date:

(a) Goodyear is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to carry on its business as now conducted and to own its assets;

(b) Goodyear has all necessary corporate power and authority, and all necessary actions have been taken to authorize Goodyear, to enter into this Agreement and each of the other Transaction Agreements to which Goodyear is a party and to consummate, and where applicable, to cause the Goodyear Group Members to consummate, the Transactions, including to sell, transfer and assign to SRI or the applicable SRI Group Member all right, title and interest in and to (i) the DGT Securities and the GDTNA Securities and (ii) all of the other Equity Securities, Trademarks or other property to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Dissolution Documents;

(c) Goodyear or the applicable Goodyear Group Member has good and valid title to, and is the sole record and beneficial owner of, (i) the DGT Securities and the GDTNA Securities, and (ii) all of the other Equity Securities, Trademarks or other property to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Dissolution Documents, in each case, free and clear of all Liens, other than restrictions on transfer under applicable federal and state securities laws and under the Umbrella Agreement and the Organizational Documents of SRI, DGT and GDTNA, as applicable;

(d) neither the sale of (i) the DGT Securities and the GDTNA Securities nor (ii) any of the other Equity Securities, Trademarks or other property (including the Huntsville Assets) to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Dissolution Documents will result in the imposition of or incurrence of any Liens on such Equity Securities, Trademarks or other property (including the Huntsville Assets), as applicable, other than any Liens created by SRI or, in the case of any property other than Equity Securities, Permitted Liens;

(e) this Agreement has been and (as of Closing) each other Transaction Agreement will have been duly and validly executed and delivered by Goodyear or the applicable Goodyear Group Member and, assuming the due execution and delivery thereof by SRI or the applicable SRI Group Member, is, or will be, as of the applicable date(s), a valid and binding obligation of Goodyear or such Goodyear Group Member, enforceable against Goodyear or such Goodyear Group Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(f) the execution and delivery of this Agreement and the performance by Goodyear of the Transactions has been duly authorized by all necessary action on the part of Goodyear. As of the Closing, the execution and delivery of each other Transaction Agreement by Goodyear or the applicable Goodyear Group Member and the performance by each Goodyear Group Member of its obligations hereunder and thereunder will have been duly authorized by all necessary action on the part of Goodyear or such Goodyear Group Member. The consummation of the Transactions will not:

(i) conflict with or violate the Organizational Documents of Goodyear or any Goodyear Group Member that is a party to a Transaction Agreement;

(ii) require, on the part of Goodyear or any Goodyear Group Member, any Consent of, notice to or other action by any Governmental Authority, other than the Consents, notices or actions described in Section 3.1(f)(ii) of the Goodyear Disclosure Letter or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on (x) Goodyear or any Goodyear Group Member’s ability to consummate the Transactions, (y) GDTNA or (z) any of the other property and assets to be transferred by any Goodyear Group Member to any SRI Group Member hereunder, taken as a whole;

(iii) require, on the part of Goodyear or any Goodyear Group Member, any Consent of, notice to or any action by any Person, other than the Consents, notices or actions described in Section 3.1(f)(iii) of the Goodyear Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on (x) Goodyear or any Goodyear Group Member’s ability to consummate the Transactions, (y) GDTNA or (z) any of the other property and assets to be transferred by any Goodyear Group Member to any SRI Group Member hereunder, taken as a whole; or

(iv) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any material increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Goodyear, GDTNA or any other Goodyear Group Member under (x) any Material Contract, or any judgment, writ, order or decree (collectively, “Judgment”) to which any such Person is a party or by or to which any such Person, its properties, assets, the DGT Securities, the GDTNA Securities or any of the other Equity Securities, Trademarks or other property to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Dissolution Documents may be subject, bound or affected or (y) any applicable Law;

(g) as of the Effective Date, (x) there is no Action, pending or, to the Knowledge of Goodyear, threatened, against Goodyear, GDTNA, or any other Goodyear Group Member relating to (A) the Transactions, (B) the DGT Securities or the GDTNA Securities, or (C) any of the other Equity Securities, Trademarks or other property to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Dissolution Documents and (y) there is no Action pending against Goodyear, GDTNA, or any other Goodyear Group Member which would result in any Goodyear Excluded Liabilities; and

(h) neither Goodyear nor any other Goodyear Group Member is bound by or subject to any Contract with any Person which will result in GDTNA, SRI or any other SRI Group Member being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

3.2 Representations and Warranties of Goodyear Relating to GDTNA. Goodyear represents and warrants to SRI that as of the date hereof and as of the Closing Date:

(a) GDTNA is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation, and has all necessary limited liability company power and authority to carry on its business as now conducted and to own its assets. GDTNA is duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a Material Adverse Effect on GDTNA;

(b) Goodyear has made available to SRI complete and correct copies of the Organizational Documents of GDTNA, as amended to the Effective Date, each of which is in full force and effect and GDTNA is in compliance with their respective provisions in all material respects;

(c) GDTNA does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity;

(d) GDTNA has never effected, been subject to, or otherwise experienced any Bankruptcy Event;

(e) the consummation of the Transactions, will not:

(i) conflict with or violate the Organizational Documents of GDTNA;

(ii) require, on the part of Goodyear, GDTNA or any other Goodyear Group Member, any Consent of, notice to or other action by any Governmental Authority, or any registration, qualification, declaration or filing, other than the Consents, notices or actions described in Section 3.2(e)(ii) of the Goodyear Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on GDTNA;

(iii) require, on the part of Goodyear, GDTNA, or any other Goodyear Group Member, any Consent of, notice to or other action by any Person, other than the Consents, notices or actions described in Section 3.2(e)(iii) of the Goodyear Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on GDTNA; or

(iv) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any material increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of GDTNA under (x) any Material Contract of GDTNA, or any Judgment to which GDTNA is a party or by or to which GDTNA or its material properties or assets, may be subject, bound or affected or (y) any applicable Law, the result of which would not, either individually or in the aggregate, have a Material Adverse Effect on GDTNA;

(f) the limited liability company membership interests of GDTNA consist solely of the GDTNA Securities and limited liability company membership interests of GDTNA that were issued to SRI USA pursuant to the Organizational Documents of GDTNA. All such limited liability company membership interests of GDTNA have been duly authorized and validly issued, and there are no other limited liability company membership interests, units, securities or other interests or instruments representing an economic or voting interest in GDTNA;

(g) other than pursuant to the Organizational Documents of GDTNA, and other than pursuant to applicable Law, there are no outstanding securities, options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights (“Equity Rights”) (i) obligating Goodyear, GDTNA or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, any Equity Securities of GDTNA, (ii) giving any Person a right to subscribe for or acquire any Equity Securities of GDTNA or (iii) obligating Goodyear, GDTNA or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Securities or Equity Rights. Other than pursuant to the Organizational Documents of GDTNA, or as described in Section 3.2(g) of the Goodyear Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which Goodyear, GDTNA or any of their respective Affiliates is a party or is bound with respect to the voting or consent of any Equity Securities of GDTNA;

(h) Section 3.2(h) of the Goodyear Disclosure Letter contains a true and complete list of all Material Contracts of GDTNA as of the Effective Date. Goodyear has made available to SRI true and complete copies of all such Material Contracts. Each Material Contract is valid, binding and in full force and effect, and is enforceable against GDTNA, and, to the Knowledge of Goodyear, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Except as disclosed in Section 3.2(h) of the Goodyear Disclosure Letter, GDTNA is not in default under and has not breached any such Material Contract, nor, to the Knowledge of Goodyear, is any other party to any such Material Contract in default or breach thereunder, and no condition or event exists which with the giving of notice or the passage of time, or both would constitute a breach of or default under a Material Contract of GDTNA by GDTNA or, to the Knowledge of Goodyear, any other party thereto, except in any such case, where such default or breach would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GDTNA;

(i) Goodyear has made available to SRI true and complete copies of (i) the audited balance sheet of GDTNA as of each of December 31, 2013 and 2014, and the unaudited balance sheet of GDTNA as of March 31, 2015 (collectively, the “GDTNA Balance Sheets”), the related audited statements of income and statements of cash flows for each of the fiscal years ended December 31, 2013 and 2014 and (ii) the related unaudited consolidated statement of income of GDTNA for the three months then ended as of March 31, 2015. Each of the GDTNA Balance Sheets presents fairly in all material respects the financial position of GDTNA as of the date thereof, and the other financial statements referred to in this Section 3.2(i) present fairly in all material respects the results of the operations and cash flows of GDTNA for the fiscal years ended December 31, 2013 and 2014, respectively, in each case in accordance with GAAP consistently applied (except as indicated in the related notes thereto) and subject, in the case of the unaudited GDTNA Balance Sheets and the other unaudited financial statements referred to in this Section 3.2(i), to the absence of statements of cash flows and holder equity and footnotes and to normal year-end and periodic reclassifications and adjustments. Since December 31, 2014, GDTNA has conducted its business and operations only in the Ordinary Course and has not, on behalf of, in connection with or relating to such business or operations, suffered any Material Adverse Effect or authorized, taken or otherwise effected any action of the type described in Sections 4.1(b)(i) to 4.1(b)(xix), inclusive;

(j) GDTNA does not have any Liabilities of a nature required by GAAP to be reflected in the March 31, 2015 GDTNA Balance Sheet, except (i) to the extent disclosed or reserved against in the March 31, 2015 GDTNA Balance Sheet, (ii) Liabilities that are specifically contemplated by this Agreement and incurred after the Effective Date or set forth in Section 3.2(j) of the Goodyear Disclosure Letter or (iii) Liabilities incurred since March 31, 2015 in the Ordinary Course, which would not, either individually or in the aggregate, have a Material Adverse Effect on GDTNA;

(k) GDTNA is and during the past three (3) years has been in compliance with, all applicable Laws, except where such failure to be in compliance with such Laws would not, either individually or in the aggregate, have a Material Adverse Effect on GDTNA, and as of the Effective Date, GDTNA has not received any written notice asserting any material violation by GDTNA of any applicable Law;

(l) GDTNA holds, and during the past three (3) years, has held, all material Permits necessary for the conduct of its businesses as currently conducted under and pursuant to applicable Law. All such material Permits are in full force and effect, will remain in full force and effect after consummation of the Transactions, and are not subject to any suspension, cancellation, modification or revocation or any Actions related thereto, and, to the Knowledge of Goodyear, no such suspension, cancellation, modification or revocation or Action is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Actions that would not, individually or in the aggregate, reasonably be expected to be material;

(m) as of the Effective Date, except as set forth in Section 3.2(m) of the Goodyear Disclosure Letter, there are no Governmental Orders or Actions that are pending or, to the Knowledge of Goodyear, threatened against Goodyear, GDTNA or any of their respective Affiliates that (i) relate to GDTNA or its business and seek injunctive relief or seek damages of at least $250,000 (other than Environmental Claims, Products Liability Claims or claims for worker’s compensation), or (ii) would individually or in the aggregate, reasonably be expected to materially restrict the operation of the business of GDTNA;

(n) except as set forth in Section 3.2(n) of the Goodyear Disclosure Letter:

(i) GDTNA has (A) timely filed (or caused to be timely filed) all federal income and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Governmental Authority, and all such Tax Returns were true, correct and complete in all material respects when filed and (B) timely paid (or caused to be timely paid) all material Taxes required to be paid by it (whether or not shown on any such Tax Return) other than any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which GDTNA has set aside adequate reserves in accordance with GAAP;

(ii) GDTNA has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder or other third party;

(iii) GDTNA has not (A) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, (B) applied for a ruling relating to Taxes which will be binding on SRI or any of its Affiliates after the Closing Date, (C) entered into a “closing agreement” with any Governmental Authority, or (D) made or entered into any material Consent or Contract as to Taxes that will remain in effect following the Closing Date;

(iv) GDTNA will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in accounting method for any Pre-Closing Tax Period, (B) written agreement with a Governmental Authority with regard to a Tax liability of GDTNA for any Pre-Closing Tax Period, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date;

(v) all intercompany transactions to which GDTNA is a party have been conducted on an arm’s-length basis, and GDTNA has complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(vi) as of the Effective Date, neither Goodyear nor GDTNA has received written notice of any pending or proposed audit of the Tax Returns of GDTNA with respect to GDTNA or GDTNA’s assets or income;

(vii) there are no Liens for a material amount of Taxes upon the assets or properties of GDTNA, other than statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by GDTNA and for which appropriate reserves have been established in accordance with GAAP. No written claim has ever been made by a Governmental Authority in a jurisdiction where GDTNA does not file Tax Returns that the GDTNA is or may be subject to taxation by that jurisdiction;

(viii) GDTNA is not and has never been subject to a material amount of Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction;

(ix) GDTNA has no actual or potential liability for Taxes of any other Person that is imposed by reason of having been a member of any consolidated, combined, affiliated, or unitary group, as a transferee, successor, or otherwise;

(x) GDTNA has never entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any comparable or similar provision of state, local, or foreign Law;

(xi) Goodyear and GDTNA have always treated the Huntsville Loan as Indebtedness for U.S. federal income tax purposes; and

(xii) GDTNA is, and during the Alliance Period has been, properly classified as a partnership for all U.S. federal and applicable state and local income tax purposes.

(o) except as set forth in Section 3.2(o) of the Goodyear Disclosure Letter, during the two (2) years prior to the Effective Date, (i) GDTNA has not been subject to any Products Liability Claims relating to Products manufactured, distributed, shipped or sold by GDTNA (excluding any Products manufactured by any SRI Group Member) where the reasonably possible Damages for any individual Products Liability Claim exceeds $100,000 and (ii) there have not been any material Actions by, or any notices of violation from, a Governmental Authority relating to any alleged defect in design, manufacture, materials or workmanship relating to any Product manufactured, distributed, shipped or sold by GDTNA (excluding any Products manufactured by any SRI Group Member);

(p) except as set forth in Section 3.2(p) of the Goodyear Disclosure Letter, during the two (2) years prior to the Effective Date, there have been no material product recalls involving any Product manufactured, distributed, shipped or sold by GDTNA (excluding any Products manufactured by any SRI Group Member). To the Knowledge of Goodyear, during the two (2) years prior to the Effective Date, no Governmental Authority has claimed that any Product manufactured by GDTNA (i) may not comply with any applicable U.S. federal motor vehicle safety standards, or (ii) may contain a defect relating to motor vehicle safety as defined under the U.S. Highway Safety Act of 1966, as amended, and the regulations thereunder (whether such defect is caused by a defect in the design or manufacture of such Product);

(q) Section 3.2(q) of the Goodyear Disclosure Letter sets forth a true and accurate description as of the Effective Date of all material warranties made by GDTNA in respect of any Products manufactured, distributed, shipped or sold by GDTNA (excluding any Products manufactured by any SRI Group Member) in the two (2) year period prior to the Effective Date. The reserve for product warranty claims set forth in the March 31, 2015 GDTNA Balance Sheet has been established in accordance with GAAP and, to the extent required by GAAP, accurately reflects in all material respects all product warranty claims made against GDTNA outstanding as of the date thereof;

(r) (i) Section 3.2(r)(i) of the Goodyear Disclosure Letter sets forth a true and complete list as of the Effective Date of pending insurance claims made by or against GDTNA under insurance policies maintained by or for the benefit of GDTNA and no Member of the Goodyear Group has received any notice in respect of any such claim disclaiming coverage or reserving rights related to such claim and (ii) Section 3.2(r)(ii) of the Goodyear Disclosure Letter sets forth a true and complete list as of the Effective Date of each material insurance policy or binder of insurance entered into with any third party broker or insurer and held by GDTNA;

(s) except as set forth in Section 3.2(s) of the Goodyear Disclosure Letter, as of the Effective Date, the Inventory of GDTNA is, and as of Closing the Inventory of GDTNA will be, of a quality and quantity usable or salable in the Ordinary Course in all material respects, all of which have been properly accounted for in accordance with GAAP;

(t) except for the property, assets, personnel and rights to be made available to or services to be provided to GDTNA pursuant to the GDTNA Transition Services Agreement (or any Service that is an Excluded Service as defined in the GDTNA Transition Services Agreement) and any rights or assets to be preserved, acquired by, or granted to GDTNA, SRI or any other SRI Group Member pursuant to the terms of this Agreement, the Supply Agreements, the Warranty Services and OE Export Agreement and the Trademark License Agreements, and except as set forth in Section 3.2(t) of the Goodyear Disclosure Letter, as of the Closing the property, assets, employees and rights of GDTNA constitute all of the property, assets, personnel and rights that are used to conduct the business of GDTNA as currently conducted in all material respects; it being acknowledged and agreed that there can be no assurance of the continued service of any personnel. GDTNA has good title to or has the legal right to use all of the material assets reflected on the December 31, 2014 GDTNA Balance Sheet and neither

Goodyear nor any Goodyear Group Member other than GDTNA owns or has any legal rights in respect of such assets, except (A) to the extent the enforceability of any leases or other Contracts may be limited by general principles of equity (whether considered in a proceeding at law or in equity) and (B) for Inventory that has been sold to customers of GDTNA since the date of the December 31, 2014 GDTNA Balance Sheet in the Ordinary Course;

(u) Goodyear has made available to SRI a true and complete copy of each material compensation, benefit, fringe benefit and other plan, program, arrangement or agreement, which as of the Effective Date (i) GDTNA is a party to, (ii) is maintained, contributed to or sponsored by GDTNA for the benefit of any current or former employee, officer, director or independent contractor of GDTNA, or (iii) GDTNA could incur liability under Section 4069 or 4212(c) of ERISA (each a “GDTNA Plan”);

(v) with respect to each GDTNA Plan, Goodyear has made available to SRI a true and complete copy of (if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, including all schedules thereto, (iv) the most recently received IRS determination letter, (v) the most recently prepared actuarial report and financial statement, and (vi) any material correspondence with or from the IRS, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority;

(w) for each GDTNA Plan that is intended to be qualified under Section 401(a) of the Code, GDTNA has either (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such GDTNA Plan and covering all of the applicable qualification provisions on the IRS cumulative list of covered qualification requirements for the cycle, or (ii) has received a prior determination letter for the GDTNA Plan and has timely filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle that Goodyear reasonably anticipates will result in the issuance by the IRS of a favorable determination letter for the GDTNA Plan covering all the applicable qualification provisions on the IRS cumulative list;

(x) except as set forth in Section 3.2(x) of the Goodyear Disclosure Letter, neither GDTNA nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any employee benefit plan (i) that is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code), and (ii) that (1) is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (2) GDTNA could incur liability with respect to, under Section 4063 or 4064 of ERISA. Except as set forth in Section 3.2(x) of the Goodyear Disclosure Letter, none of the GDTNA Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former employee, officer, director or independent contractor of GDTNA following termination of employment or service with GDTNA (other than coverage mandated by applicable Law). Each of the GDTNA Plans is subject only to the Laws of the United States or a political subdivision thereof. The units of each of the GDTNA Pension Plans in the Goodyear Trust have been properly recorded and separately accounted for in accordance with the terms of the Goodyear Trust;

(y) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any GDTNA Plan, neither GDTNA nor any of its ERISA Affiliates has ever incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the Ordinary Course) and no fact or event exists that could result in the incurrence by GDTNA of such liability;

(z) except for any GDTNA Plan instituted by SRI prior to the commencement of the Alliance Period, each GDTNA Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in all material respects in compliance with the requirements of Section 409A of the Code, and GDTNA has complied in practice and operation in all material respects with all applicable requirements of Section 409A of the Code. To the Knowledge of Goodyear, GDTNA’s U.S. federal income tax return is not under examination by the U.S. Internal Revenue Service with respect to nonqualified deferred compensation. GDTNA has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code;

(aa) other than rights under plans or programs listed in Section 3.2(aa) of the Goodyear Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any employee, officer, director or independent contractor following, or in connection with, the Transactions): (i) entitle any current or former employee, officer, director or independent contractor of GDTNA to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with GDTNA, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the GDTNA Plans to any current or former employee, officer, director or independent contractor of GDTNA, (iii) except as expressly contemplated under Section 4.1 or Section 4.22, limit or restrict the right of GDTNA or, after the consummation of the Transactions, SRI, to merge, amend or terminate any of the GDTNA Plans, or (iv) result in any material payment under any of the GDTNA Plans or any other arrangement that would not be deductible under Section 280G of the Code;

(bb) except as set forth in Section 3.2(bb) of the Goodyear Disclosure Letter, GDTNA has no express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than required by the terms of the GDTNA Plans as in effect as of the date hereof or (ii) except with respect to a potential pension lump sum window program, to modify, change or terminate any GDTNA Plan, other than a modification, change or termination required by applicable Law or as expressly contemplated under any GDTNA Plan, provided that no implementation of any such pension lump sum window program has materially increased the unfunded liability under any GDTNA Plan on either an accounting basis or a plan funding basis; and

(cc) except as set forth in Section 3.2(cc) of the Goodyear Disclosure Letter, (i) GDTNA is not a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by GDTNA, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of GDTNA; (ii) there are no material controversies, strikes, slowdowns or work stoppages pending or threatened between GDTNA and any of its employees, and GDTNA has not experienced any such controversy, strike, slowdown or work stoppage during the three (3) years prior to the Effective Date; (iii) as of the Effective Date, there are no unfair labor practice complaints pending or, to the Knowledge of Goodyear, threatened against GDTNA before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of GDTNA; (iv) GDTNA currently is, and during the past three (3) years, has been, in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (v) as of the Effective Date, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Goodyear, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which GDTNA has employed or currently employs any Person; (vi) GDTNA has not misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of GDTNA (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any GDTNA Plan and GDTNA does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers; and (vii) the consent of, consultation of or the rendering of formal advice by any labor or trade union or any other employee representative body is not required for GDTNA to enter into this Agreement or to consummate any of the Transactions;

(dd) Section 3.2(dd) of the Goodyear Disclosure Letter sets forth an accurate and complete list of all real property owned by GDTNA (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “GDTNA Real Property”);

(ee) no real property is leased, subleased, licensed or occupied by GDTNA, other than the GDTNA Real Property;

(ff) GDTNA has good and marketable title to, and owns, free and clear of any Liens, other than Permitted Liens, all of the GDTNA Real Property;

(gg) except as set forth in Section 3.2(gg) of the Goodyear Disclosure Letter, GDTNA has not leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the GDTNA Real Property;

(hh) except as set forth in Section 3.2(hh) of the Goodyear Disclosure Letter, GDTNA has not granted and is not obligated under any option, right of first offer, right of first refusal or other contractual right to sell, lease or dispose of the GDTNA Real Property or any portion thereof or interest therein;

(ii) all of the buildings, improvements and fixtures on the GDTNA Real Property (collectively, the “GDTNA Improvements”) are in working condition and repair, ordinary wear and tear excepted, except where such failure to be in working condition or repair would not have a Material Adverse Effect on GDTNA. To the Knowledge of Goodyear, there are no material structural defects in the GDTNA Real Property or material defects in the mechanical or building systems of the GDTNA Real Property. To the Knowledge of Goodyear, the GDTNA Improvements conform to all leasehold requirements, restrictive covenants, conditions, easements, building, subdivision, zoning, use and similar codes and applicable Law, except, in each case, where the failure to so conform would not materially affect or restrict the use of the subject property and none of GDTNA, Goodyear or its Subsidiaries has received notice of any violation of any such restrictive covenant, condition or easement or any building, subdivision, zoning, use or similar code or any applicable Law, which, individually or in the aggregate, would cause a material restriction of the use of the subject property. The GDTNA Real Property is zoned for the purpose for which GDTNA is currently using it, and there are no easements or restrictions affecting the GDTNA Real Property that would prohibit the GDTNA Real Property from being used in the manner GDTNA currently uses the GDTNA Real Property, except where such failure would not have a Material Adverse Effect on GDTNA. All utility services, means of transportation, facilities and other materials and services used for the operation of the GDTNA Real Property in the Ordinary Course are available to such real property in all material respects;

(jj) with respect to any Pre-Closing Tax Period, all material real estate taxes on the GDTNA Real Property that are due and payable have been paid or will be timely paid, in each case, except to the extent not delinquent; and

(kk) other than the Transaction Agreements or as disclosed in Section 3.2(kk) of the Goodyear Disclosure Letter, each Material Contract between or among GDTNA, on the one hand, and any other Goodyear Group Member, on the other hand, that will be valid and in effect as of the Closing is (as between such parties) on arm’s length terms in all material respects;

(ll) except as disclosed in Section 3.2(ll) of the Goodyear Disclosure Letter,

(i) GDTNA is in compliance with, and during the past three (3) years, has been in compliance with, all applicable Environmental Laws and all Environmental Permits, except where the failure to be in compliance with such Environmental Laws would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GDTNA, and all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any material pending, on-going or future obligation, cost or liability;

(ii) neither Goodyear nor GDTNA, and, to the Knowledge of Goodyear, no other Person has at any time during the Alliance Period, Released any Hazardous Materials on any of the real property, or during the Alliance Period on any property formerly, owned, leased, used or occupied by the business of GDTNA, except where such Release would not reasonably be expected to have a Material Adverse Effect on GDTNA;

(iii) neither Goodyear on behalf of GDTNA, nor GDTNA, is conducting, and has not undertaken or completed during the Alliance Period, any Remedial Action relating to any Release or threatened Release at the real property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, except where such Remedial Action would not reasonably be expected to have a Material Adverse Effect on GDTNA;

(iv) to the Knowledge of Goodyear, there has been no asbestos or asbestos containing material introduced into any of the real property owned or used by GDTNA during the Alliance Period;

(v) none of the real property owned, leased, used or occupied by the business of GDTNA during the Alliance Period is listed or, to the Knowledge of Goodyear and GDTNA, proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list;

(vi) there are no Environmental Claims that seek any Remedial Action or damages of at least $250,000 pending or, to the Knowledge of Goodyear, threatened against Goodyear as it relates to GDTNA, or GDTNA or the real property owned, leased, used or occupied by the business of GDTNA during the Alliance Period, and to the Knowledge of Goodyear there are no circumstances that first arose during the Alliance Period that can reasonably be expected to form the basis of any such Environmental Claim that seeks any Remedial Action or damages of at least $250,000, including with respect to any off-site disposal location used during the Alliance Period by or on behalf of the business of GDTNA or with respect to any previously owned or operated facilities;

(vii) neither the execution of this Agreement nor the consummation of the Transactions will require, with respect to the GDTNA Real Property, any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit; and

(viii) as of the Effective Date, Goodyear has provided SRI with copies of any material environmental assessment or audit reports or other similar studies or analyses relating to GDTNA that were prepared by or on behalf of Goodyear or any other Goodyear Group Member during the Alliance Period.

3.3 Representations and Warranties of Goodyear Relating to the Huntsville Assets. Goodyear represents and warrants to SRI that as of the date hereof and as of the Closing Date:

(a) Section 3.3(a) of the Goodyear Disclosure Letter sets forth an accurate and complete list of all real property owned by Goodyear and its Subsidiaries comprising the

Huntsville Test Track (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “Huntsville Real Property”);

(b) no real property is leased, subleased, licensed or occupied by Goodyear or its Subsidiaries with respect to the business conducted by GDTNA at the Huntsville Test Track, other than the Huntsville Real Property;

(c) Goodyear has good and marketable title to, and owns, free and clear of any Liens, other than Permitted Liens, all of the Huntsville Real Property;

(d) except as set forth in Section 3.3(d) of the Goodyear Disclosure Letter, neither Goodyear nor any of its Affiliates has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the Huntsville Real Property;

(e) except as set forth in Section 3.3(e) of the Goodyear Disclosure Letter, neither Goodyear nor any of its Affiliates holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell, lease or dispose of the Huntsville Real Property or any portion thereof or interest therein;

(f) except for the property, assets and rights to be made available to or services to be provided pursuant to the GDTNA Transition Services Agreement, the Huntsville Assets constitute all of the property, assets and rights that are currently used to conduct the business conducted by GDTNA at the Huntsville Test Track in all material respects;

(g) Section 3.3(g) of the Goodyear Disclosure Letter sets forth a true and complete list as of the Effective Date of pending insurance claims made in respect of any of the Huntsville Assets under insurance policies maintained for the benefit of the Huntsville Assets and no Member of the Goodyear Group has received any notice in respect of any such claims disclaiming coverage or reserving rights related to such claims;

(h) the Huntsville Assets, Goodyear’s ownership and use of the Huntsville Assets, and Goodyear’s ownership and operation of the Huntsville Test Track are, and during the past three (3) years, have been, in compliance with all applicable Laws in all material respects;

(i) all of the buildings, improvements and fixtures on the Huntsville Real Property (collectively, the “Huntsville Improvements”) are in working condition and repair, ordinary wear and tear excepted except where such failure to be in working condition or repair would not have a Material Adverse Effect on the use or operation of the Huntsville Assets. To the Knowledge of Goodyear, there are no material structural defects in the Huntsville Real Property or material defects in the mechanical or building systems of the Huntsville Real Property. To the Knowledge of Goodyear, the Huntsville Improvements conform to all leasehold requirements, restrictive covenants, conditions, easements, building, subdivision, zoning, use and similar codes and applicable Law, except, in each case, where the failure to so conform would not materially affect or restrict the use of the subject property and none of Goodyear or its Subsidiaries has received notice of any violation of any such restrictive covenant, condition or easement or any building, subdivision, zoning, use or similar code or any applicable Law, which, individually or in the aggregate, would cause a material restriction of the use of the subject property. The Huntsville Real Property is zoned for the purpose for which

Goodyear and its Subsidiaries are currently using it, and there are no easements or restrictions affecting the Huntsville Real Property that would prohibit the Huntsville Real Property from being used in the manner Goodyear and its Subsidiaries currently use the Huntsville Real Property except where such failure would not have a Material Adverse Effect on the use or operation of the Huntsville Assets. All utility services, means of transportation, facilities and other materials and services used for the operation of the Huntsville Real Property are available to such real property in all material respects;

(j) with respect to any Pre-Closing Tax Period, all material real estate taxes on the Huntsville Real Property that are due and payable have been paid or will be timely paid, in each case, except to the extent not delinquent; and

(k) except as disclosed in Section 3.3(k) of the Goodyear Disclosure Letter,

(i) the Huntsville Test Track is in compliance with, and during the past three (3) years, has been in compliance with, all applicable Environmental Laws and all Environmental Permits, except where the failure to be in compliance with such Environmental Laws would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the use or operation of the Huntsville Assets, and all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any material pending, on-going or future obligation, cost or liability;

(ii) neither Goodyear, nor, to the Knowledge of Goodyear, any other Person has at any time during the Alliance Period, Released any Hazardous Materials on any of the Huntsville Real Property or any property formerly owned, leased, used or occupied by the business of GDTNA at the Huntsville Real Property except where such Release would not reasonably be expected to have a Material Adverse Effect on the use or operation of the Huntsville Assets;

(iii) Goodyear is not conducting, and has not undertaken or completed at any time during the Alliance Period, any Remedial Action relating to any Release or threatened Release at the Huntsville Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit except where such Remedial Action would not reasonably be expected to have a Material Adverse Effect on the use or operation of the Huntsville Assets;

(iv) none of the Huntsville Real Property is listed or, to the Knowledge of Goodyear, proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list;

(v) there are no Environmental Claims that seek any Remedial Action or damages of at least $250,000 pending or, to the Knowledge of Goodyear, threatened against Goodyear as it relates to the Huntsville Test Track or the Huntsville Real Property during the Alliance Period, and to the Knowledge of Goodyear there are no circumstances that first arose during the Alliance Period that can reasonably be expected to form the basis of any such Environmental Claim that seeks any Remedial Action or damages of at least $250,000, including with respect to any off-site disposal location used during the Alliance Period by or on behalf of the business of GDTNA at the Huntsville Real Property or with respect to any previously owned or operated facilities;

(vi) as of the Effective Date, Goodyear has provided SRI with copies of (x) any material environmental assessment or audit reports or other similar studies or analyses relating to the Huntsville Test Track, that were prepared by or on behalf of Goodyear or any other Goodyear Group Member during the Alliance Period and (y) all third party insurance policies issued at any time that may provide coverage for environmental matters to Goodyear or any other Goodyear Group Member in respect of the Huntsville Test Track; and

(vii) neither the execution of this Agreement nor the consummation of the Transactions will require, with respect to the Huntsville Real Property, notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

3.4 Representations and Warranties of SRI Relating to the Transactions and the Subject Securities. SRI represents and warrants to Goodyear that as of the date hereof and as of the Closing Date:

(a) SRI is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to carry on its business as now conducted and to own its assets;

(b) SRI has all necessary corporate power and authority, and all necessary actions have been taken to authorize SRI, to enter into this Agreement and each of the other Transaction Agreements to which SRI is a party and to consummate, and where applicable, to cause the SRI Group Members to consummate, the Transactions, including to sell, transfer and assign to Goodyear or the applicable Goodyear Group Member all right, title and interest in and to (i) the NGY Securities and the GDTE Securities and (ii) all of the other Equity Securities, Trademarks or other property to be transferred by any SRI Group Member to any Goodyear Group Member pursuant to the Dissolution Documents;

(c) SRI or the applicable SRI Group Member has good and valid title to, and is the sole record and beneficial owner of, (i) the NGY Securities and the GDTE Securities, and (ii) all of the other Equity Securities, Trademarks or other property to be transferred by any SRI Group Member to any Goodyear Group Member pursuant to the Dissolution Documents, in each case, free and clear of all Liens, other than restrictions on transfer under applicable federal and state securities laws and under the Umbrella Agreement and the Organizational Documents of Goodyear, NGY and GDTE, as applicable;

(d) neither the sale of (i) the NGY Securities and the GDTE Securities nor (ii) any of the other Equity Securities, Trademarks or other property to be transferred by any SRI Group Member to any Goodyear Group Member pursuant to the Dissolution Documents will result in the imposition of or incurrence of any Liens on such Equity Securities, Trademarks or other property, as applicable, other than any Liens created by Goodyear or, in the case of any property other than Equity Securities, Permitted Liens;

(e) this Agreement has been and (as of Closing) each other Transaction Agreement will have been duly and validly executed and delivered by SRI or the applicable SRI Group Member and, assuming the due execution and delivery thereof by Goodyear or the applicable Goodyear Group Member, is, or will be, as of the applicable date(s), a valid and binding obligation of SRI or such SRI Group Member, enforceable against SRI or such SRI Group Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(f) the execution and delivery of this Agreement and the performance by SRI of the Transactions has been duly authorized by all necessary action on the part of SRI. As of the Closing, the execution and delivery of each other Transaction Agreement by SRI or the applicable SRI Group Member and the performance by each SRI Group Member of its obligations hereunder and thereunder will have been duly authorized by all necessary action on the part of SRI or such SRI Group Member. The consummation of the Transactions will not:

(i) conflict with or violate the Organizational Documents of SRI or any SRI Group Member that is a party to a Transaction Agreement;

(ii) require, on the part of SRI or any SRI Group Member, any Consent of, notice to or other action by any Governmental Authority, other than the Consents, notices or actions described in Section 3.4(f)(ii) of the SRI Disclosure Letter or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on (x) SRI or any SRI Group Member’s ability to consummate the Transactions, (y) NGY or (z) any of the other property and assets to be transferred by any SRI Group Member to any Goodyear Group Member hereunder, taken as a whole;

(iii) require, on the part of SRI or any SRI Group Member, any Consent of, notice to or other action by any other Person, other than the Consents, notices or actions described in Section 3.4(f)(iii) of the SRI Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on (x) SRI or any SRI Group Member’s ability to consummate the Transactions, (y) NGY or (z) any of the other property and assets to be transferred by any SRI Group Member to any Goodyear Group Member hereunder, taken as a whole; or

(iv) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any material increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of SRI, NGY or any NGY Subsidiary or any other SRI Group Member under (x) any Material Contract, or any Judgment to which any such Person is a party or by or to which any such Person, its properties, assets, the NGY Securities or the GDTE Securities or any of the other Equity Securities, Trademarks or other property to be transferred by any SRI Group Member to any Goodyear Group Member pursuant to the Dissolution Documents may be subject, bound or affected or (y) any applicable Law;

(g) as of the Effective Date, (x) there is no Action, pending or, to the Knowledge of SRI, threatened, against SRI, NGY or any other SRI Group Member relating to (A) the Transactions, (B) the NGY Securities, the GDTE Securities, or (C) any of the other Equity Securities, Trademarks or other property to be transferred by any SRI Group Member to any Goodyear Group Member pursuant to the Dissolution Documents and (y) there is no Action pending against SRI, NGY or any other SRI Group Member which would result in any SRI Excluded Liabilities; and

(h) neither SRI nor any other SRI Group Member is bound by or subject to any Contract with any Person which will result in NGY, any NGY Subsidiary, Goodyear or any other Goodyear Group Member being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

3.5 Representations and Warranties of SRI Relating to NGY. SRI represents and warrants to Goodyear that as of the date hereof and as of the Closing Date:

(a) NGY is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to carry on its business as now conducted and to own its assets. Each of NGY and the NGY Subsidiaries is duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(b) SRI has made available to Goodyear complete and correct copies of the Organizational Documents of NGY, as amended to the Effective Date, each of which is in full force and effect and NGY is in compliance with their respective provisions in all material respects;

(c) NGY does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than K.K. Tohoku GY and GY Tire Kitakanto K.K (the “NGY Subsidiaries”), each of which is a wholly owned Subsidiary of NGY. With respect to the NGY Subsidiaries, and except as set forth in Section 3.5(c) of the SRI Disclosure Letter:

(i) each NGY Subsidiary is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction that governs it, and has all necessary power and authority to carry on its business as now conducted and to own its assets;

(ii) SRI has made available to Goodyear complete and correct copies of the Organizational Documents of each NGY Subsidiary, as amended to the Effective Date, each of which is in full force and effect and the NGY Subsidiaries are in compliance with their respective provisions in all material respects;

(iii) NGY has good and valid title to, and is the sole record and beneficial owner of all of the Equity Securities of the NGY Subsidiaries, in each case, free and clear of all Liens, other than restrictions on transfer under applicable federal and state securities laws and under the Umbrella Agreement and the Organizational Documents of such NGY Subsidiary, as applicable;

(iv) the Equity Securities of the NGY Subsidiaries have been duly authorized and validly issued, and there are no other limited liability company interests, units, membership interests, securities or other instruments representing an economic or voting interest in any NGY Subsidiary; and

(v) neither (A) the sale of the NGY Securities and the GDTE Securities nor (B) any of the other Transactions, will result in the imposition of or incurrence of any Liens on any of the Equity Securities of the NGY Subsidiaries, other than any Liens created by Goodyear or Permitted Liens.

(d) none of NGY or any NGY Subsidiary has effected, been subject to, or otherwise experienced any Bankruptcy Event;

(e) the consummation of the Transactions, will not:

(i) conflict with or violate the Organizational Documents of NGY or any NGY Subsidiary;

(ii) require, on the part of SRI, NGY, any of the NGY Subsidiaries or any other SRI Group Member, any Consent of, notice to or other action by any Governmental Authority, or any registration, qualification, declaration or filing, other than the Consents, notices or actions described in Section 3.5(e)(ii) of the SRI Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole; or

(iii) require, on the part of SRI, NGY or any of the NGY Subsidiaries, or any other SRI Group Member, any Consent of, notice to or other action by any other Person, other than the Consents, notices or actions described in Section 3.5(e)(iii) of the SRI Disclosure Letter, or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(iv) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any material increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of NGY or any NGY Subsidiary under (x) any Material Contract of NGY or any NGY Subsidiary, or any Judgment to which NGY or any NGY Subsidiary is a party or by or to which NGY or any NGY Subsidiary or its material properties or assets may be subject, bound or affected or (y) any applicable Law, the result of which would not, either individually or in the aggregate, have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(f) the Equity Securities of NGY consist solely of the NGY Securities and Equity Securities of NGY that were issued to Goodyear pursuant to the Organizational Documents of NGY. All such Equity Securities of NGY have been duly authorized and validly issued, and there are no other limited liability company interests, units, membership interests, securities or other interests or instruments representing an economic or voting interest in NGY;

(g) other than pursuant to the Organizational Documents of NGY or an NGY Subsidiary, as applicable, and other than pursuant to applicable Law, there are no Equity Rights (i) obligating SRI, NGY or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, any Equity Securities of NGY or any NGY Subsidiary, (ii) giving any Person a right to subscribe for or acquire any Equity Securities of NGY or any NGY Subsidiary or (iii) obligating SRI, NGY or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Securities or Equity Rights. Other than pursuant to the Organizational Documents of NGY or an NGY Subsidiary, as applicable, or as described in Section 3.5(g) of the SRI Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which SRI, NGY or any of their respective Affiliates is a party or is bound with respect to the voting or consent of any Equity Securities of NGY or any NGY Subsidiary;

(h) Section 3.5(h) of the SRI Disclosure Letter contains a true and complete list of all Material Contracts of NGY and each NGY Subsidiary as of the Effective Date. SRI has made available to Goodyear true and complete copies of all such Material Contracts. Each Material Contract is valid, binding and in full force and effect, and is enforceable against NGY or such NGY Subsidiary, as applicable, and, to the Knowledge of SRI, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Except as disclosed in Section 3.5(h) of the SRI Disclosure Letter, neither NGY nor any NGY Subsidiary is in default under or has breached any such Material Contract, and, to the Knowledge of SRI, no other party to any such Material Contract is in default or breach thereunder, and no condition or event exists which with the giving of notice or the passage of time, or both would constitute a breach of or default under a Material Contract of NGY or such NGY Subsidiary, as applicable, by NGY or, to the Knowledge of SRI, any other party thereto, except in any such case, where such default or breach would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole.

(i) SRI has made available to Goodyear true and complete copies of (i) the audited balance sheet of NGY (excluding the NGY Subsidiaries) as of each of December 31, 2013 and 2014 and the unaudited balance sheet of NGY (excluding the NGY Subsidiaries) as of March 31, 2015 (collectively, the “NGY Balance Sheets”), the related audited statements of income for each of the fiscal years ended December 31, 2013 and 2014 and (ii) the related unaudited statement of income of NGY for the three months then ended as of March 31, 2015. Each of the NGY Balance Sheets presents fairly in all material respects the financial position of NGY as of the date thereof, and the other financial statements referred to in this Section 3.5(i) present fairly in all material respects the results of the operations of NGY for the fiscal years ended December 31, 2013 and 2014, respectively, in each case in accordance with JGAAP consistently applied (except as indicated in the related notes thereto) and subject, in the case of the unaudited NGY Balance Sheets and the other unaudited financial statements referred to in this Section 3.5(i), to the absence of statements of cash flows and holder equity and footnotes and to normal year-end and periodic reclassifications and adjustments. Since December 31, 2014, NGY has conducted its business and operations only in the Ordinary Course and has not, on behalf of, in connection with or relating to such business or operations, suffered any Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole, or authorized, taken or otherwise effected any action of the type described in Section 4.1(b)(i) to Section 4.1(b)(xix), inclusive;

(j) NGY has no Liabilities of a nature required by JGAAP to be reflected in the March 31, 2015 NGY Balance Sheet, except (i) to the extent disclosed or reserved against in the March 31, 2015 NGY Balance Sheet, (ii) Liabilities that are specifically contemplated by this Agreement and incurred after the Effective Date or set forth in Section 3.5(j) of the SRI Disclosure Letter, or (iii) Liabilities incurred since March 31, 2015 in the Ordinary Course, which would not, either individually or in the aggregate, have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(k) each of NGY and the NGY Subsidiaries is currently in compliance with, and during the past three (3) years has complied with, all applicable Laws, except where such failure to be in compliance with such Laws would not, either individually or in the aggregate, have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole, and as of the Effective Date, none of NGY or any of the NGY Subsidiaries has received any written notice asserting any material violation by NGY or any of the NGY Subsidiaries of any applicable Law;

(l) each of NGY and the NGY Subsidiaries holds, and during the past three (3) years has held, all material Permits necessary for the conduct of its businesses as currently conducted under and pursuant to applicable Law. All such material Permits are in full force and effect, will remain in full force and effect immediately after consummation of the Transactions, and are not subject to any suspension, cancellation, modification or revocation or any Actions related thereto, and, to the Knowledge of SRI, no such suspension, cancellation, modification or revocation or Action is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Actions that would not, individually or in the aggregate, reasonably be expected to be material;

(m) Section 3.5(m) of the SRI Disclosure Letter sets forth an accurate and complete list of all real property leased, subleased, licensed or occupied by NGY or any NGY Subsidiary including any such properties leased, subleased or licensed from SRI or its Subsidiaries (the “NGY Leased Property”), including all leases, subleases or licenses (together with any and all amendments and modifications thereto and any guarantees thereof) in effect as of the date hereof pursuant to which such NGY Leased Property is leased, subleased, licensed or occupied by SRI or its Subsidiaries as lessee, sublessee, licensee or occupant (collectively, the “NGY Property Leases”), and identifying the landlord, tenant and address for each NGY Property Lease. SRI has delivered or made available to Goodyear accurate and complete copies of each NGY Property Lease;

(n) Section 3.5(n) of the SRI Disclosure Letter sets forth an accurate and complete list of all real property owned by NGY or any NGY Subsidiary (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “NGY Real Property”);

(o) NGY leases or has the legal right to use all of the NGY Leased Property and NGY has good and marketable title to, and owns, free and clear of any Liens, other than Permitted Liens, all of the NGY Real Property;

(p) except as set forth in Section 3.5(p) of the SRI Disclosure Letter, neither NGY nor any of its Subsidiaries has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the NGY Leased Property or the NGY Real Property;

(q) except as set forth in Section 3.5(q) of the SRI Disclosure Letter, neither NGY nor any of its Subsidiaries has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell, lease or dispose of the NGY Leased Property, the NGY Real Property or any portion thereof or interest therein;

(r) all of the buildings, improvements and fixtures on the NGY Real Property (collectively, the “NGY Improvements”) are in working condition and repair, ordinary wear and tear excepted, except where such failure to be in working condition or repair would not have a Material Adverse Effect on NGY. To the Knowledge of SRI, there are no material structural defects in the NGY Real Property or material defects in the mechanical or building systems of the NGY Real Property. To the Knowledge of SRI, the NGY Improvements conform to all leasehold requirements, restrictive covenants, conditions, easements, building, subdivision, zoning, use and similar codes and applicable Law, except, in each case, where the failure to so conform would not materially affect or restrict the use of the subject property and none of SRI, NGY or any of their respective Subsidiaries has received notice of any violation of any such restrictive covenant, condition or easement or any building, subdivision, zoning, use or similar code or any applicable Law, which, individually or in the aggregate, would cause a material restriction of the use of the subject property. The NGY Real Property is zoned for the purpose for which NGY is currently using it, and there are no easements or restrictions affecting the NGY Real Property that would prohibit the NGY Real Property from being used in the manner NGY currently uses the NGY Real Property, except where such failure would not have a Material Adverse Effect on NGY. All utility services, means of transportation, facilities and other materials and services used for the operation of the NGY Real Property in the Ordinary Course are available to such real property in all material respects;

(s) with respect to any Pre-Closing Tax Period, all material real estate taxes on the NGY Real Property that are due and payable have been paid or will be timely paid, in each case, except to the extent not delinquent;

(t) as of the Effective Date, except as set forth in Section 3.5(t) of the SRI Disclosure Letter, there are no Governmental Orders or Actions that are pending or, to the Knowledge of SRI, threatened against SRI, NGY or any of their respective Affiliates that (i) relate to NGY or any NGY Subsidiary or any of their businesses and seek injunctive relief or seek damages of at least $250,000 (other than Environmental Claims, Products Liability Claims or claims for worker’s compensation), or (ii) would, individually or in the aggregate, reasonably be expected to materially restrict the operation of the business of NGY and the NGY Subsidiaries taken as a whole;

(u) except as set forth in Section 3.5(u) of the SRI Disclosure Letter:

(i) each of NGY and each NGY Subsidiary has (x) timely filed (or caused to be timely filed) all material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Governmental Authority, and all such Tax Returns were true, correct and complete in all material respects when filed and (y) timely paid (or caused to be timely paid) all material Taxes required to be paid by it (whether or not shown on any such Tax Return) other than any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which NGY or such NGY Subsidiary has set aside adequate reserves in accordance with JGAAP.

(ii) each of NGY and each NGY Subsidiary have withheld and paid all material Taxes required to have been withheld and paid (or, to the extent not due, has established adequate reserves for such Taxes, in accordance with JGAAP) in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder or other third party;

(iii) neither NGY nor any NGY Subsidiary has (A) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, (B) applied for a ruling relating to Taxes which will be binding on Goodyear or any of its Affiliates after the Closing Date, (C) entered into a “closing agreement” with any Governmental Authority, or (D) made or entered into any material Consent or Contract as to Taxes that will remain in effect following the Closing Date;

(iv) neither NGY nor any of the NGY Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in accounting method for any Pre-Closing Tax Period, (B) written agreement with a Governmental Authority with regard to a Tax liability of NGY or any NGY Subsidiary for any Pre-Closing Tax Period, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date;

(v) all intercompany transactions to which either NGY or any of the NGY Subsidiaries is a party have been conducted on an arm’s-length basis, and NGY and each NGY Subsidiary have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(vi) as of the Effective Date, neither SRI nor NGY has received written notice of any pending or proposed audit of the Tax Returns of NGY or any of the NGY Subsidiaries with respect to the assets or income of NGY or any of the NGY Subsidiaries;

(vii) there are no Liens for a material amount of Taxes upon the assets or properties of NGY or any of the NGY Subsidiaries, other than statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by NGY or any of the NGY Subsidiaries and for which appropriate reserves have been established in accordance with JGAAP. No written claim has ever been made by a Governmental Authority in a jurisdiction where NGY and the NGY Subsidiaries do not file Tax Returns that NGY or a NGY Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction;

(viii) neither NGY nor any of the NGY Subsidiaries is or has ever been subject to a material amount of Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction;

(ix) neither NGY nor any of the NGY Subsidiaries has actual or potential liability for Taxes of any other Person (other than NGY or another NGY Subsidiary) that is imposed by reason of having been a member of any consolidated, combined, affiliated, or unitary group, as a transferee, successor, or otherwise; and

(x) neither NGY nor any of the NGY Subsidiaries has ever entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any comparable or similar provision of state, local, or foreign Law.

(v) except as set forth in Section 3.5(v) of the SRI Disclosure Letter, during the two (2) years prior to the Effective Date (i) neither NGY nor any of the NGY Subsidiaries have been subject to any Products Liability Claims relating to Products manufactured, distributed, shipped or sold by NGY or any of the NGY Subsidiaries (excluding any Products manufactured by any Goodyear Group Member) where the reasonably possible Damages for any individual Products Liability Claim exceeds $100,000 and (ii) there have not been any material Actions by, or any notices of violation from, a Governmental Authority relating to any alleged defect in design, manufacture, materials or workmanship relating to any Product manufactured, distributed, shipped or sold by NGY or any of the NGY Subsidiaries (excluding any Products manufactured by any Goodyear Group Member);

(w) except as set forth in Section 3.5(w) of the SRI Disclosure Letter, during the two (2) years prior to the Effective Date, there have been no material product recalls involving any Product manufactured, distributed, shipped or sold by NGY or any of the NGY Subsidiaries (excluding any Products manufactured by any Goodyear Group Member). To the Knowledge of SRI, during the two (2) years prior to the Effective Date, no Governmental Authority has claimed that any Product manufactured by NGY or any NGY Subsidiary (i) may not comply with any applicable Japanese motor vehicle safety standards, or (ii) may contain a defect relating to motor vehicle safety pursuant to applicable Japanese Law (whether such defect is caused by a defect in the design or manufacture of such Product);

(x) Section 3.5(x) of the SRI Disclosure Letter sets forth a true and accurate description as of the Effective Date of all material warranties made by NGY and the NGY Subsidiaries in respect of any Products manufactured, distributed, shipped or sold by NGY or any of the NGY Subsidiaries (excluding any Products manufactured by any Goodyear Group Member) in the two (2) year period prior to the Effective Date. The reserve for product warranty claims set forth in the March 31, 2015 NGY Balance Sheet has been established in accordance with JGAAP and, to the extent required by JGAAP, accurately reflects in all material respects all product warranty claims made against NGY or any NGY Subsidiary outstanding as of the date thereof;

(y) (i) Section 3.5(y)(i) of the SRI Disclosure Letter sets forth a true and complete list as of the Effective Date of pending insurance claims made by or against NGY or any of the NGY Subsidiaries under insurance policies maintained by or for the benefit of NGY or any of its Subsidiaries and none of SRI, NGY or any of their respective Subsidiaries has received any notice in respect of any such claim disclaiming coverage or reserving rights related to such claim and (ii) Section 3.5(y)(ii) of the SRI Disclosure Letter sets forth a true and complete list as of the Effective Date of each material insurance policy or binder of insurance entered into with any third party broker or insurer and held by NGY or any of the NGY Subsidiaries;

(z) except as set forth in Section 3.5(z) of the SRI Disclosure Letter, as of the Effective Date, the Inventory of NGY and the NGY Subsidiaries is, and as of Closing will be, generally of a quality and quantity usable or salable in the Ordinary Course in all material respects, all of which have been properly accounted for in accordance with JGAAP;

(aa) except for the property, assets, personnel and rights to be made available to or services to be provided to NGY and the NGY Subsidiaries pursuant to the NGY Transition Services Agreement (or any Service that is an Excluded Service as defined in the NGY Transition Services Agreement) and any rights or assets to be preserved, acquired by, or granted to NGY, the NGY Subsidiaries, Goodyear or any other Goodyear Group Member pursuant to the terms of this Agreement, the Supply Agreements, the Warranty Services and OE Export Agreement and the Trademark License Agreements, and except as set forth in Section 3.5(aa) of the SRI Disclosure Letter, as of the Closing the property, assets, seconded employees and rights of NGY and the NGY Subsidiaries constitute all of the property, assets, personnel and rights that are used to conduct the business of NGY and the NGY Subsidiaries as currently conducted in all material respects, it being acknowledged and agreed that there can be no assurance of the continued service of any personnel. NGY has good title to or has the legal right to use all of the material assets reflected on the December 31, 2014 NGY Balance Sheet and neither SRI nor any SRI Group Member other than NGY owns or has any legal rights in respect of such assets, except (A) to the extent the enforceability of any leases or other Contracts may be limited by general principles of equity (whether considered in a proceeding at law or in equity) and (B) for Inventory that has been sold to customers of NGY or an NGY Subsidiary since the date of the December 31, 2014 NGY Balance Sheet in the Ordinary Course;

(bb) other than the Transaction Agreements or as disclosed in Section 3.5(bb)of the SRI Disclosure Letter, each Material Contract between or among NGY or any NGY Subsidiary, on the one hand, and any other SRI Group Member, on the other hand, that will be valid and in effect as of the Closing is (as between such parties) on arm’s length terms in all material respects;

(cc) except as disclosed in Section 3.5(cc) of the SRI Disclosure Letter,

(i) NGY and its Subsidiaries are in compliance with, and during the past three (3) years, have been in compliance with, all applicable Environmental Laws and all Environmental Permits, except where the failure to be in compliance with such Environmental Laws would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole, and all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any material pending, on-going or future obligation, cost or liability;

(ii) neither SRI, NGY nor any NGY Subsidiary, and, to the Knowledge of SRI, no other Person has at any time during the Alliance Period, Released any Hazardous Materials on any of the real property, or during the Alliance Period on any property formerly, owned, leased, used or occupied by the business of NGY, except where such Release would not reasonably be expected to have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(iii) neither SRI on behalf of NGY, nor NGY, is conducting, and nor has undertaken or completed during the Alliance Period, any Remedial Action relating to any Release or threatened Release at the real property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, except where such Remedial Action would not reasonably be expected to have a Material Adverse Effect on NGY and the NGY Subsidiaries, taken as a whole;

(iv) to the Knowledge of SRI, there has been no asbestos or asbestos containing material introduced into any of the real property owner or used by NGY or any NGY Subsidiary during the Alliance Period;

(v) none of the real property owned, leased, used or occupied by the business of NGY or any of the NGY Subsidiaries during the Alliance Period is listed or, to the Knowledge of SRI and NGY, proposed for listing, or adjoins any other property that is listed or proposed for listing, on any list of properties or sites maintained by a Governmental Authority in Japan and analogous to the U.S. National Priorities List or any analogous U.S. federal, state or local list;

(vi) there are no material Environmental Claims pending or, to the Knowledge of SRI, threatened against SRI as it relates to NGY, any of the NGY Subsidiaries or the real property owned, leased, used or occupied by the business of NGY during the Alliance Period, and to the Knowledge of SRI there are no circumstances that first arose during the Alliance Period that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location used during the Alliance Period by or on behalf of the business of NGY or any of the NGY Subsidiaries or with respect to any previously owned or operated facilities;

(vii) neither the execution of this Agreement nor the consummation of the Transactions will require, with respect to the NGY Leased Property or the NGY Real Property, any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit; and

(i) as of the Effective Date, SRI has provided Goodyear with copies of any material environmental assessment or audit reports or other similar studies or analyses relating to NGY or any of its Subsidiaries that were prepared by or on behalf of SRI or any other SRI Group Member during the Alliance Period;

(dd) (i) neither NGY nor any of its Subsidiaries has any Employees other than employees seconded from a Goodyear Group Member or SRI Group Member, (ii) NGY has no liability in connection with or arising out of the employment by a Goodyear Group Member or other SRI Group Member of any of such seconded employees except for reimbursements relating to seconded employees as provided in any secondment contracts between NGY and the employers of such seconded employees, and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in any liabilities to NGY in connection with or arising out of the employment or resignation or termination of employment of any such seconded employee, including entitlement to severance or other employee benefits.

ARTICLE IV

COVENANTS

4.1 Interim Operation.

(a) During the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, except (i) as specifically contemplated by this Agreement, (ii) as set forth in Section 4.1 of the Goodyear Disclosure Letter with respect to GDTNA and as set forth in Section 4.1 of the SRI Disclosure Letter with respect to NGY, or (iii) with the prior written consent of Goodyear or SRI, as applicable, SRI shall cause NGY to, and Goodyear shall cause GDTNA to: (x) maintain its existence as an entity, (y) conduct its business in the Ordinary Course, including paying its accounts payable (including intercompany accounts payable) and collecting its Accounts Receivable (including intercompany Accounts Receivable) in the Ordinary Course and (z) use its commercially reasonable efforts to preserve intact its business organization, Permits, its relationships with its employees, and its business relationships with customers, suppliers and others with whom such Person deals in the Ordinary Course.

(b) Without limiting the generality of the foregoing, except (i) as specifically contemplated by this Agreement, (ii) as set forth in Section 4.1 of the Goodyear Disclosure Letter with respect to GDTNA and as set forth in Section 4.1 of the SRI Disclosure Letter with respect to NGY, or (iii) with the prior written consent of (x) Goodyear with respect to the activities of NGY and (y) SRI, with respect to the activities of GDTNA, during the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, SRI shall cause NGY not to, and Goodyear shall cause GDTNA not to:

(i) amend or otherwise modify its Organizational Documents;

(ii) merge with or into or consolidate with any other Person or liquidate or dissolve;

(iii) issue, grant, transfer, split, combine, redeem, reclassify, purchase or otherwise acquire, any of its Equity Securities or any Equity Rights of any kind relating to such Equity Securities;

(iv) declare, distribute, set aside or pay any dividend, distribution or other amount in respect of any of its Equity Securities;

(v) transfer, issue, sell, pledge, encumber or dispose of any Equity Securities or grant any Equity Rights in such Person or with respect to the Subject Securities;

(vi) incur any Indebtedness or guarantee the Indebtedness of any other Person, except intercompany Indebtedness in the Ordinary Course incurred pursuant to the GDTNA Reciprocal Loan Agreement, in the case of GDTNA, or the NGY Reciprocal Loan Agreement, in the case of NGY, which shall not exceed forty-five million dollars ($45,000,000) in the aggregate, in any event;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person, except repayment of intercompany Indebtedness owed to any Goodyear Group Member or SRI Group Member, as applicable, in the Ordinary Course or pursuant to Section 2.9;

(viii) except for sale of the Inventory in the Ordinary Course, sell, transfer, lease or otherwise dispose of or pledge (other than any statutory or precautionary Liens) any of its material assets;

(ix) subject or allow to be subjected any of the properties or assets (whether tangible or intangible) of such Person to any Liens (other than any Permitted Liens);

(x) settle any Action that results in the imposition of any restrictions upon its operations or results in the imposition of any fines or penalties in excess of $100,000 in the aggregate that will not fully be paid by Closing;

(xi) make any change to its accounting policies or accounting methods, other than as required by GAAP or JGAAP as applicable, or applicable Law (provided that in the event such change is to be effected as permitted hereunder, the changing Party shall provide advance written notice thereof in sufficient detail to the other Party);

(xii) make, change, or revoke any material tax election, change any material Tax accounting method, file any material amended Tax Return, or settle and/or compromise any material Tax liability, enter into any “closing agreement,” extend the statute of limitations period for the assessment or collection of any Tax, apply for or request any Tax ruling, or surrender any right to claim a material Tax refund;

(xiii) enter into, terminate, or modify (including by way of waiver) any (A) Material Contract, or (B) Contract with an Affiliate of such Person, except in the case of clause (A), in the Ordinary Course and in each case provided that the Party controlling the Person entering into, terminating or modifying any such Material Contract shall have provided advance written notice thereof in sufficient detail to the other Party;

(xiv) other than (A) as required by applicable Law, (B) as required by any existing benefit arrangement for the employees or other service providers of such Person or (C) in the Ordinary Course: (1) enter into or materially amend any benefit arrangement for the employees or other service providers of such Person, (2) take any action to accelerate any rights or benefits under any benefit arrangement for the employees or other service providers of such Person, including the implementation of any pension lump sum window program, in a manner that would materially increase the unfunded liability under a GDTNA Plan on either an accounting basis or a plan funding basis, (3) make any increase in salaries or other compensation payable to any employee of such Person, (4) grant, award or increase any compensation, bonus, equity or equity-based award, benefit or other direct or indirect compensation to any director, officer, employee or individual consultant of such Person, (5) increase the coverage or material benefits available under any (or establish, adopt or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of such Person or otherwise materially modify or materially amend or terminate any such plan or arrangement, or (6) enter into any employment, deferred compensation, severance, special pay, individual consulting, non-competition or similar agreement or arrangement with any directors or officers of such Person (or materially amend any such agreement to which a member of such Person is a party);

(xv) acquire any material properties or assets, or any business or Person, by merger, consolidation, or otherwise, in a single transaction or a series of related transactions;

(xvi) make, incur or enter into any non-cancellable financial commitment or capital expenditure requiring aggregate payments over the life of the commitment or expenditure in excess of $500,000 in the aggregate, except (A) in the Ordinary Course, (B) in accordance with such Person’s annual operating plan or budget, or (C) pursuant to a Material Contract entered into, or transaction otherwise approved by such Person’s governing body, prior to the execution and delivery of this Agreement;

(xvii) write off as uncollectible any Accounts Receivable or write off, cancel or forgive any Indebtedness owed to such Person, except write-offs of Accounts Receivable in the Ordinary Course charged to applicable reserves;

(xviii) except as set forth on Schedule 4.1(b)(xviii), solicit for purposes of employment, offer to hire, entice away or transfer employees (A) in the case of a GDTNA employee as of the Effective Date, from GDTNA to any other Goodyear Group Member, (B) in the case of an employee of any Goodyear Group Member as of the Effective Date, from such Goodyear Group Member to GDTNA, (C) in the case of an NGY employee as of the Effective Date, from NGY to any other SRI Group Member, or (D) in the case of an employee of any SRI Group Member, from such SRI Group Member to NGY; or

(xix) enter into or agree to enter into any Contract or commitment, or pass any board or equivalent resolutions, to do any of the foregoing.

(c) Without limiting the generality of the foregoing, during the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, Goodyear and its Affiliates shall not settle any Action with respect to any intellectual property used or held for use in the operation of GDTNA’s business that results in the imposition of any material Liens, Liabilities or other restrictions of any kind on GDTNA’s use of such intellectual property, other than with respect to (i) the settlement of the matter disclosed on Schedule 4.1(c) on terms and conditions no less favorable than are contemplated thereby or (ii) any commercially available or “off the shelf” software products, without the prior written consent of SRI (such consent not to be unreasonably withheld, delayed or conditioned).

(d) Without limiting the generality of the foregoing, during the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, SRI and its Affiliates shall not settle any Action with respect to any intellectual property used or held for use in the operation of NGY’s business that results in the imposition of any material Liens, Liabilities or other restrictions of any kind on NGY’s use of such intellectual property, other than with respect to any commercially available or “off the shelf” software products, without the prior written consent of Goodyear (such consent not to be unreasonably withheld, delayed or conditioned).

4.2 Standstill.

(a) From and after the Effective Date and until the thirty six (36) month anniversary of the Closing Date (such period, the “Standstill Period”), no Member of either Group shall, directly or indirectly, and each Member of each Group shall cause each of its Affiliates not to, directly or indirectly, with respect to Goodyear or SRI, as applicable (each a, “Subject Company”), take any of the following actions without the prior written consent of the board of directors (the “Board”) of such Subject Company:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Subject Company’s Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Subject Company’s Voting Securities (other than such encouragement, advice or influence that is consistent with the Subject Company management’s recommendation in connection with such matter);

(ii) encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Subject Company management’s recommendation in connection with such matter);

(iii) form or join in a partnership, limited partnership, syndicate or other group, including a group as defined under Section 13(d) of the Exchange Act, with respect to the Subject Company’s Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in clause (i) above;

(iv) present at any annual meeting of the Subject Company’s stockholders (an “Annual Meeting”) or any special meeting of the Subject Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Subject Company’s Board or seek representation on the Subject Company’s Board or the removal of any member of the Subject Company’s Board;

(v) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Subject Company’s proxy card for any Annual Meeting) or deposit any Voting Securities of the Subject Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Annual Meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vi) make any request to inspect the books or records of the Subject Company under any applicable Law as a stockholder of such Subject Company;

(vii) make, or cause to be made, any public statement or announcement, including by press release or similar statement to the press or media, or in an SEC or other public filing, that disparages, is intended to disparage and/or would reasonably be expected to disparage the Subject Company, its Representatives or any Person who has served as a Representative of the Subject Company in the past;

(viii) (A) until such time as the obligations of the Beneficial Owners of Voting Securities set forth in Section 4.2(d) are satisfied in full and for a period of sixty (60) days thereafter, acquire Beneficial Ownership of any Voting Securities, and (B) following such period until the conclusion of the Standstill Period, acquire Beneficial Ownership of any Voting Securities of the Subject Company;

(ix) separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or to the Subject Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition or other business combination involving the Subject Company or any of its subsidiaries or its or their securities or any significant asset(s) or business(es) of the Subject Company or any of its subsidiaries; provided that the foregoing shall not prevent any Person from responding to or participating in any transaction whereby the Subject Company solicits an offer from such Person, through an auction or other non-hostile transaction, for the sale of any asset(s) or business(es) of the Subject Company; or

(x) request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by such Group or the Subject Company.

(b) As used in this Agreement, the term “Voting Securities” means the Equity Securities of such Subject Company entitled to vote in the election of directors of such Subject Company’s Board, or securities convertible into, or exercisable or exchangeable for such Equity Securities, whether or not subject to the passage of time or other contingencies.

(c) As used in this Agreement, the term “Beneficial Ownership” of Voting Securities means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) or (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.

(d) Unless the applicable Subject Company consents otherwise in writing, each Party shall and shall cause the other Members of its Group (to the extent any such Person has Beneficial Ownership of any Voting Securities) to, sell or transfer, in accordance with the limitations set forth in the following sentence, all of the Voting Securities in such Subject Company that it Beneficially Owns, as of the Effective Date, prior to the eighteen (18) month anniversary of the Closing Date. Any such sale or transfer of Voting Securities owned by a Party or any other Members of its Group as of the Effective Date shall be (A) in sales on the open market through unsolicited broker’s transactions provided that the disposing Party shall not sell, transfer or otherwise dispose of, on any trading day, a number or Voting Securities greater than ten percent (10%) of the aggregate amount of Voting Securities in the Subject Company that such Party and the other Members of its Group had Beneficial Ownership of as of the Effective Date, or (B) to a market maker or any other Person, so long as, to the knowledge of such Member, after reasonable inquiry, the transferee or the Person that directly or indirectly controls such transferee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such transferee or its parent or subsidiary entities is a member, does not have or would not acquire Beneficial Ownership (as defined below) of five percent (5%) or more of all the issued and outstanding Voting Securities (as defined below) of the Subject Company after giving effect to such transfer; provided, that nothing in this Section 4.2(d) shall prohibit a Party or Member of such Party’s Group from tendering into any tender or exchange offer initiated by an unaffiliated Person that the Board of such Subject Company does not, within ten (10) Business Days after the commencement of such offer, recommend against (or if the Board of such Subject Company subsequently changes its recommendation to recommend that the stockholders of the Subject Company accept such offer).

4.3 Offtake and Supply Arrangements.

(a) Effective as of the Closing, Goodyear and SRI shall enter into a superseding offtake agreement, substantially in the form attached hereto as Exhibit C (the “Offtake Agreement”) which such Offtake Agreement shall replace that certain offtake agreement between Goodyear and SRI dated February 9, 2007, in the entirety. Goodyear and SRI shall negotiate the terms and conditions of the Offtake Agreement as soon as practicable after the date hereof (but in any case prior to the Closing Date).

(b) Effective as of the Closing, Goodyear and SRI will enter into a supply agreement, substantially on the terms set forth in the term sheet attached hereto as Exhibit D (the “North American Supply Agreement”) in which SRI will produce passenger car, light truck, truck and bus Goodyear, Kelly, or Dunlop branded tires for sale to Goodyear from the Buffalo Plant for a reasonable amount of time, but no less than five (5) years following the Closing, subject to a right of SRI, in its sole discretion, to renew the North American Supply Agreement for an additional three (3) year term, at least twenty-four (24) months prior to the conclusion of the initial term of the North American Supply Agreement, on terms consistent with past practices, and SRI shall cause GDTNA to supply Goodyear with certain commercial truck and aviation compound materials as further described on the term sheet for a reasonable amount of time, but no less than two (2) years following the Closing. Goodyear and SRI shall negotiate the terms and conditions of the North American Supply Agreement as soon as practicable after the date hereof (but in any case prior to the Closing Date).

(c) Effective as of the Closing, Goodyear and SRI will enter into a supply agreement, substantially on the terms set forth in the term sheet attached hereto as Exhibit E-1 (the “GDTNA JOEM Supply Agreement”) for the continued supply by Goodyear of Dunlop branded OEM approved tires to GDTNA for sale to JOEMs in North America and a supply agreement, substantially on the terms set forth in the term sheet attached hereto as Exhibit E-2 (the “GDTE JOEM Supply Agreement” and together with the GDTNA JOEM Supply Agreement, the “JOEM Supply Agreements”) for the continued supply by DGT of Goodyear and Dunlop branded OEM approved tires to GDTE for sale to JOEMs in Europe. The JOEM Supply Agreements shall provide that Goodyear and SRI will enter into original equipment supply agreements until the end of model life for homologated pass-thru products and during the term of such JOEM Supply Agreements, if specifically requested by a JOEM, Goodyear and SRI will enter into global platform agreements to support a requested global quote package for Dunlop and/or Goodyear branded products for a vehicle platform to be assembled in Europe, Japan, and the United States. Goodyear and SRI shall negotiate the terms and conditions of the JOEM Supply Agreements as soon as practicable after the date hereof (but in any case prior to the Closing Date).

(d) Effective as of the Closing, Goodyear and SRI will enter into a supply agreement, substantially on the terms set forth in the term sheet attached hereto as Exhibit F (the “NGY Supply Agreement”) in which SRI will produce passenger car, light and medium truck and bus tires for sale to NGY for a reasonable amount of time, but no less than five (5) years following the Closing, subject to a right of Goodyear, in its sole discretion, to renew the NGY Supply Agreement for an additional three (3) year term, at least twenty-four (24) months prior to the conclusion of the initial term of the NGY Supply Agreement, on terms consistent with past practices. Goodyear and SRI shall negotiate the terms and conditions of the NGY Supply Agreement as soon as practicable after the date hereof (but in any case prior to the Closing Date).

(e) Effective as of the Closing, Goodyear and SRI will enter into an aftersales, warranty services and OE export agreement for Dunlop and Goodyear branded tires in which the Parties will (i) establish the process and responsibility for aftersales and warranty services in their respective territories, and (ii) agree to permit their respective OEM customers to export vehicles fitted with Dunlop branded tires as original equipment from one Party’s territory to the other Party’s territory, substantially in the form attached hereto as Exhibit G (the “Warranty Services and OE Export Agreement”).

4.4 Trademarks and Technology.

(a) Effective as of the Closing, Goodyear and SRI shall enter into a trademark transfer agreement substantially in the form attached hereto as Exhibit H (the “Trademark Transfer Agreement”) to provide for the Sale License Termination and the transfer of the trademarks referenced therein on the terms and conditions set forth in the Trademark Transfer Agreement, including the transfer: (i) by SRI and the applicable SRI Group Members to the Goodyear Group of all ownership rights of the SRI Group in the Dunlop-related trademarks (excluding those trademarks used solely on motorcycle tires) in the North American countries described therein; (ii) by SRI and the applicable SRI Group Members to the Goodyear Group of all ownership rights of the SRI Group in the Dunlop-related trademarks in the European countries described therein; (iii) by SRI and the applicable SRI Group Members to the Goodyear Group of all license rights in the Dunlop-related trademarks granted to SRI or any SRI Group Member by DNA (Housemarks) Limited, Dunlop International Limited and any other party in the North American and European countries described therein; (iv) by SRI and the applicable SRI Group Members to the Goodyear Group of all shares in DNA (Housemarks) Limited owned by SRI or any SRI Group Member; (v) by Goodyear and the applicable Goodyear Group Members to SRI of all ownership rights of the Goodyear Group in the Dunlop-related trademarks in the Middle Eastern, African and Russian/CIS countries described therein; and (vi) by Goodyear and the applicable Goodyear Group Members to SRI of all ownership rights of the Goodyear Group in the SRIXON-related trademarks in the countries described therein. For the avoidance of doubt, for purposes of this Section 4.4(a), GDTNA shall be a Member of the SRI Group and not the Goodyear Group, and NGY and its Subsidiaries shall be Members of the Goodyear Group and not the SRI Group.

(b) Effective as of the Closing, Goodyear and SRI shall enter into three trademark license agreements, substantially in the forms attached hereto as Exhibits I and J with respect to the Dunlop trademark in North America and Turkey, respectively, and substantially in the form attached hereto as Exhibit K with respect to the Goodyear trademark in Japan (collectively, the “Trademark License Agreements”), to grant certain licenses to use certain Trademarks and certain other rights hereinafter specified on the terms and conditions set forth in such Trademark License Agreements, including: (i) a royalty-free license from the Goodyear Group to the SRI Group to use the Dunlop-related trademarks (excluding those trademarks used solely on motorcycle tires) in the North American countries described therein in connection with the development, manufacture, distribution, and sale of (A) motorcycle tires and (B) passenger car, light truck, truck and bus tires but only for distribution and sale to JOEMs in such North American countries as original fitments on new vehicles made by JOEMs, provided that Goodyear will retain all other rights with respect to the Dunlop-related trademarks in North America including the right to develop, manufacture, distribute, and sell Dunlop branded (1) passenger car, light truck, truck and bus tires in the replacement market, including the replacement market for vehicles made by JOEMs, and (2) passenger car, light truck, truck and bus tires for OEM customers who are not JOEMs; (ii) a license from the SRI Group to the Goodyear Group to use the Dunlop-related trademarks in Turkey in connection with the development, manufacture, distribution and sale of passenger car, light truck, truck, and bus tires but only for distribution and sale to (A) Goodyear Group Affiliates in Europe for ten years from the Closing Date on a royalty-free basis, and (B) OEMs in Turkey as original fitments on new vehicles made by such OEMs subject to a reasonable royalty and only for the model life of currently existing models; and (iii) a royalty-bearing license from the Goodyear Group to the SRI Group to use the Goodyear-related trademarks in Japan in connection with the manufacture, distribution and sale of passenger car, light truck, truck and bus tires but only for distribution and sale to JOEMs in Japan as original fitments on new vehicles made by JOEMs and only for the model life of currently existing models. For the avoidance of doubt, for purposes of this Section 4.4(b), GDTNA shall be a Member of the SRI Group and not the Goodyear Group, and NGY and its Subsidiaries shall be Members of the Goodyear Group and not the SRI Group.

(c) The Parties hereby agree that the consummation of the Transactions will be deemed to be the exercise of a Global Exit Right solely for purposes of the following provisions: (i) Section 9 of the Non-Commercialized Technology License Agreement dated July 30, 2004 between Goodyear and SRI, (ii) Section 7 of the Global Technology Cross License Agreement dated September 1, 1999 between Goodyear and SRI, (iii) Section 9 of the North American Technology License Agreement dated September 1, 1999 between GDTNA and SRI, (iv) Section 9 of the North American JVC Technology License Agreement dated September 1, 1999 between Goodyear and GDTNA, (v) Section 8 of the Technology License Agreement effective as of January 1, 2005 between SRI and Goodyear S.A., a Luxembourg corporation, (vi) Article 1 of the Test Agreement effective December 1, 2004 between Goodyear and SRI, (vii) Paragraph B of the Benchmarking Agreement effective September 26, 2000 between Goodyear and SRI, (viii) Article X of the Global Tread Design and Sidewall Design Agreement dated April 26, 2001 between Goodyear and SRI and (ix) Article 16 of the Race Tire Technology License Agreement dated December 1, 2000 between Goodyear, SRI, GDTNA and GDTE (collectively, the “Technology Agreements”).

(d) Upon completion of the Transactions and after giving effect to the operative provisions of the Technology Agreements referenced in Section 4.4(c) applicable upon a Global Exit Right, (i) the Technology Agreements, and (ii) the Joint Development Agreement effective as of January 30, 2001 between Goodyear and SRI, shall terminate in accordance with their respective terms; provided, that any of the provisions remaining after the exercise of the Global Exit Right as specified in Section 4.4(c) shall survive. Notwithstanding the termination of the Technology Agreements, the Joint Development Agreement and the Memorandum of Agreement: (A) the rights of each Group’s Members to use Commercialized Technology, Non-Commercialized Technology, New Commercialized Technology and New Non-Commercialized Technology (as each term is defined in the Memorandum of Agreement) that are in effect immediately prior to the Closing Date shall continue, provided that (x) the technology listed on Schedule 4.4(d) (the “Buffalo Plant Technology”) shall, during the five (5) year period following the Closing Date, be used by the SRI Group solely at the Buffalo Plant and except as contemplated below, deemed to be Commercialized Technology following the conclusion of such five (5) year period, except that the Buffalo Plant Technology related to aircraft tires as further described on Schedule 4.4(d) shall be used by the SRI Group solely at the Buffalo Plant for the supply of tires to Goodyear, and such Buffalo Plant Technology related to aircraft tires as further described on Schedule 4.4(d) shall not be deemed to be Commercialized Technology, (y) no SRI Group Member or Goodyear Group Member shall disclose any New Commercialized Technology or New Non-Commercialized Technology of the other Group to any third party, except vendors, consultants and machine manufacturers making or designing machines or equipment or providing components for such Member, and so long as such vendors, consultants and machine manufacturers are subject to appropriate confidentiality agreements, and (z) none of GDTNA, SRI or any other SRI Group Member shall disclose any Buffalo Plant Technology to any third party, except vendors, consultants and machine manufacturers making or designing machines or equipment or providing components for the Buffalo Plant, and so long as such vendors, consultants and machine manufacturers are subject to appropriate confidentiality agreements; (B) notwithstanding anything contained in Section 4.13 to the contrary, Article 4.6 of the Memorandum of Agreement shall remain in full force and effect; and (C) Group Members shall retain the right to continue to use tread designs and sidewall designs granted to them prior to the Closing Date, but Group Members shall not have the right to use any new tread designs or sidewall designs created by Members of the other Group on or after the Closing Date, except for SRI Group Members’ use of any such designs for tires that are sold to NGY pursuant to the NGY Supply Agreement.

(e) In the event that either Party learns of any infringement or unauthorized use of the GDTNA Technology, such Party shall promptly notify the other Party.

(f) Goodyear shall have the right, but not the obligation, to exercise any and all remedies in respect of the enforcement and/or resolution of such infringement or unauthorized use of the GDTNA Technology, including initiating Actions, prosecuting infringements, distributing cease and desist letters or initiating other similar Actions all at Goodyear’s sole expense; provided, however, that Goodyear shall not take any action that would reasonably be expected to subject SRI to any Liability in respect thereof, compromise the validity or enforceability of the GDTNA Technology or otherwise restrict SRI’s or GDTNA’s business operations. If requested to do so, SRI shall reasonably cooperate with Goodyear in any such Action, including joining such Action as a party if necessary to maintain standing, at Goodyear’s sole expense, which shall be limited to SRI’s actual and reasonable out of pocket expenses. Any award, or portion of an award, recovered by Goodyear in any such Action commenced by Goodyear shall belong solely to Goodyear.

(g) If Goodyear does not address, enforce or resolve such infringement or unauthorized use of the GDTNA Technology, then SRI may enforce and/or seek to resolve such infringement or unauthorized use of the GDTNA Technology in its own name solely to the extent that it relates to such GDTNA Technology in connection with GDTNA’s business, and any such enforcement or resolution undertaken by SRI shall be at SRI’s sole expense; provided, however, that SRI shall keep Goodyear informed of the status of, and its activities regarding such GDTNA Technology, and any settlement or other resolution in connection with the infringement or unauthorized use thereof; provided, further, that SRI shall not take any action that would reasonably be expected to subject Goodyear to any Liability in respect thereof, compromise the validity or enforceability of the GDTNA Technology or otherwise restrict Goodyear’s business operations. If requested to do so, Goodyear shall reasonably cooperate with SRI in any such Action, including joining such Action as a party if necessary to maintain standing, at SRI’s sole expense, which shall be limited to Goodyear’s actual and reasonable out of pocket expenses. Any award, or portion of an award, recovered by SRI in any such Action shall belong solely to SRI.

4.5 Non-Competition and Non-Solicitation.

(a) Effective as of the Closing Date, the non-competition provisions set forth in the Umbrella Agreement and the Terminating Alliance Agreements shall terminate in their entirety, and SRI shall waive its right to receive any royalties with respect to any sales made by any Goodyear Group Member in the territories subject thereto.

(b) From and after the Effective Date until twenty-four (24) months from the Effective Date:

(i) Goodyear shall not, and shall cause each Goodyear Group Member not to, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or enter into any contract of employment, agency, consultation or representation with any director, officer, employee, independent contractor or consultant (“Employees”) of any SRI Group Member, or in any way interfere with the relationship between any SRI Group Member and any such Employees, or otherwise solicit, induce or otherwise encourage any such Employee to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with any SRI Group Member; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising, (B) any Goodyear Group Member from soliciting, recruiting or hiring any Employee of any SRI Group Member who has ceased to be employed or retained by any SRI Group Member for at least twelve (12) months prior to such solicitation, recruitment or hiring, as applicable, or whom a Goodyear Group Member is permitted to solicit, recruit or hire pursuant to Section 4.22(b)(i), or (C) from the Effective Date through and including the Closing Date, any Employee identified pursuant to Section 4.1(b)(xviii) whose employment or consultancy shall be transferred to a Goodyear Group Member. For purposes of this Section 4.5(b)(i)¸ prior to the Closing GDTNA shall be deemed to be a Member of the SRI Group for purposes of Goodyear’s obligations hereunder.

(ii) SRI shall not, and shall cause each SRI Group Member not to, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or enter into any contract of employment, agency, consultation or representation with any Employee of any Goodyear Group Member, or in any way interfere with the relationship between any Goodyear Group Member and any such Employee, or otherwise solicit, induce or otherwise encourage any such Employee to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with any Goodyear Group Member; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising, (B) any SRI Group Member from soliciting, recruiting or hiring any Employee of any Goodyear Group Member who has ceased to be employed or retained by any Goodyear Group Member for at least twelve (12) months prior to such solicitation, recruitment or hiring, as applicable, or (C) from the Effective Date through and including the Closing Date, any Employee identified pursuant to Section 4.1(b)(xviii) whose employment or consultancy shall be transferred to an SRI Group Member. For purposes of this Section 4.5(b)(ii)¸ prior to the Closing NGY and its Subsidiaries shall be deemed to be Members of the Goodyear Group for purposes of SRI’s obligations hereunder.

(c) Each Party acknowledges that the covenants set forth in this Section 4.5 are reasonable in temporal and geographical scope and in all other respects. The Parties agree that money damages would not be an adequate remedy for any breach of this Section 4.5, and any breach of the terms of this Section 4.5 would result in irreparable harm to the other Party for which such Party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Section 4.5, the non-breaching Party and its successors and assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of this Section 4.5 (without posting a bond or other security), without proof of damages, and each

Party agrees that it shall not raise as a defense that an adequate remedy exists at law. The terms of this Section 4.5 shall not prevent a Party from pursuing any other available remedies for any breach or threatened breach of this Agreement.

(d) If, at the time of enforcement of this Section 4.5, a court of competent jurisdiction shall hold that the duration or scope stated herein is unreasonable under circumstances then existing, the Parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law.

4.6 Products Liability Claims.

(a) From and after the Closing, the Parties will cooperate in the defense of any Products Liability Claims received in writing by any Goodyear Group Member or any SRI Group Member arising out of or relating to any Products manufactured by Goodyear, SRI or any of their respective Subsidiaries at any time during the Alliance Period (the “Alliance Period Products Liability Claims”), or by the former Dunlop Tire Corporation prior to the Alliance Period, in each case, in the manner set forth in this Section 4.6. In the event that either Party (or any Subsidiary of any Party) receives written notice of any Action against such Party or any of its Affiliates with respect to an Alliance Period Products Liability Claim, such Party shall promptly notify in writing the other Party of such Alliance Period Products Liability Claim if such Party believes that it may be entitled to indemnification under this Section 4.6; provided, that any failure to provide prompt written notice shall not excuse the obligation of the Indemnifying Party to indemnify any Indemnitee unless such failure caused actual prejudice to the defense of such claim.

(b) From and after the Closing, the Goodyear Indemnifying Parties shall indemnify and hold harmless each SRI Indemnitee from and against any and all Damages which any SRI Indemnitee (excluding, for the avoidance of doubt, NGY but including GDTNA) may suffer or incur as a result of, based upon or arising out of any Alliance Period Products Liability Claims received in writing by any Goodyear Group Member or any SRI Group Member arising out of or relating to any Products manufactured by Goodyear or any Person (other than GDTNA) that at the time of manufacture of the applicable Products was a Subsidiary of Goodyear (in either case, a “Goodyear Manufacturer”).

(c) From and after the Closing, the SRI Indemnifying Parties shall indemnify and hold harmless each Goodyear Indemnitee from and against any and all Damages which any Goodyear Indemnitee (excluding, for the avoidance of doubt, GDTNA but including NGY) may suffer or incur as a result of, based upon or arising out of any Products Liability Claims received in writing by any Goodyear Group Member or any SRI Group Member arising out of or relating to any Products manufactured by the former Dunlop Tire Corporation prior to the Alliance Period or Alliance Period Products Liability Claims arising out of or relating to any Products manufactured by:

(i) SRI or any Person that at the time of manufacture of the applicable Products was a Subsidiary of SRI (which shall exclude, for the avoidance of doubt, GDTNA) (in either case, an “SRI Manufacturer”); and

(ii) GDTNA, in an aggregate amount during each Products Liability Year up to the GDTNA Annual Products Liability Cap in effect as of such Products Liability Year pursuant to the terms of Section 4.6(d).

(d) GDTNA Annual Products Liability Cap.

(i) If the aggregate amount of Damages for which the Goodyear Indemnitees and the SRI Indemnitees are entitled to indemnification pursuant to this Section 4.6 in any Products Liability Year in respect of Alliance Period Products Liability Claims arising out of or relating to Products manufactured by GDTNA (each a “GDTNA Alliance Period Products Liability Claim”) exceeds six million dollars ($6,000,000) (as adjusted in accordance with the following proviso, the “GDTNA Annual Products Liability Cap”), from and after the Closing: (A) the Goodyear Indemnifying Parties shall bear seventy-five percent (75%) of all such Damages in excess of the GDTNA Annual Products Liability Cap in effect for the applicable Products Liability Year and shall indemnify and hold harmless the SRI Indemnitees from and against such share of such Damages that are in excess of the GDTNA Annual Products Liability Cap in effect for such Products Liability Year and (B) the SRI Indemnifying Parties shall bear twenty-five percent (25%) of all such Damages in excess of the GDTNA Annual Products Liability Cap in effect for the applicable Products Liability Year and shall indemnify and hold harmless the Goodyear Indemnitees from such share of such Damages that are in excess of the GDTNA Annual Products Liability Cap in effect for such Products Liability Year; provided, that in the event that the aggregate amount of Damages for which the Goodyear Indemnitees and the SRI Indemnitees are entitled to indemnification pursuant to this Section 4.6, in any Products Liability Year in respect of such GDTNA Alliance Period Products Liability Claims is (x) less than six million dollars ($6,000,000), then the difference between the amount of such Damages and six million dollars ($6,000,000) shall be added to the GDTNA Annual Products Liability Cap for the subsequent Products Liability Years, or (y) greater than six million dollars ($6,000,000), then the amount of such Damages in excess of six million dollars ($6,000,000) shall, subject to the limitation set forth in the following sentence, be subtracted from the GDTNA Annual Products Liability Cap for subsequent Products Liability Years and, for the avoidance of doubt, any portion of such Damages in excess of the GDTNA Annual Products Liability Cap shall be subject to the indemnities hereunder. Notwithstanding the foregoing, the Parties agree that the aggregate amount of the GDTNA Annual Products Liability Cap shall not exceed fifteen million dollars ($15,000,000) in any Products Liability Year, and the aggregate amount of the GDTNA Annual Products Liability Cap shall be not less than six million dollars ($6,000,000) in each Products Liability Year. For the initial Products Liability Year, the GDTNA Annual Products Liability Cap shall be an amount equal to six million dollars ($6,000,000) multiplied by a fraction equal to the number of months from the Closing Date to the end of such calendar year, divided by twelve (12).

(ii) From and after the Closing, in connection with the submission of written invoices for indemnification pursuant to Section 4.6(k), each Party shall provide the other Party with a written statement on a quarterly basis within thirty (30) calendar days following the end of each quarterly period during each Products Liability Year setting forth of all of the Damages suffered or incurred by such Party and its affiliated Indemnitees in respect of GDTNA Alliance Period Products Liability Claims during such quarterly period and in such Products Liability Year, in each case, for which such Party is entitled to indemnification pursuant to this Section 4.6 (the aggregate amount of all such Damages in respect of any Products Liability Year, the “Annual GDTNA Products Liability Amount”), including written documentation thereof. If the Annual GDTNA Products Liability Amount for any Products Liability Year, based upon the written invoices submitted by the Parties, exceeds the GDTNA Annual Products Liability Cap for such Products Liability Year, to the extent that:

(A) the Goodyear Indemnitees have suffered or incurred (after giving effect to any amounts received pursuant to Section 4.6(k) to satisfy the indemnity obligations of the SRI Indemnifying Parties pursuant to Section 4.6(c)(ii)) Damages that are less than seventy-five (75%) of such Damages in excess of the GDTNA Annual Products Liability Cap for such Products Liability Year, Goodyear shall, within thirty (30) days following the determination of the Annual GDTNA Products Liability Amount as of the end of such quarterly period during the Products Liability Year, pay to SRI an amount equal to the difference between (x) the amount of such Damages suffered or incurred by the Goodyear Indemnitees in excess of the applicable GDTNA Annual Products Liability Cap for such Products Liability Year and (y) the amount of such Damages the Goodyear Indemnifying Parties are obligated to bear pursuant to Section 4.6(d)(i)(A); or

(B) the SRI Indemnitees have suffered or incurred (after giving effect to any amounts paid pursuant to Section 4.6(k) to satisfy the indemnity obligations of the SRI Indemnifying Parties pursuant to Section 4.6(c)(ii)) Damages that are less than twenty-five (25%) of such Damages in excess of the GDTNA Annual Products Liability Cap for such Products Liability Year, SRI shall, within thirty (30) days following the determination of the Annual GDTNA Products Liability Amount as of the end of such quarterly period during the Products Liability Year , pay to Goodyear an amount equal to the difference between (x) the amount of such Damages suffered or incurred by the SRI Indemnitees in excess of the GDTNA Annual Products Liability Cap for such Products Liability Year and (y) the amount of such Damages the SRI Indemnifying Parties are obligated to bear pursuant to Section 4.6(d)(i)(B).

(e) Except as set forth in Section 4.6(f), the following procedures shall apply to any indemnification or Action with respect to Products Liability Claims pursuant to this Section 4.6:

(i) the Indemnitee shall give the Indemnifying Party prompt written notice of any Action against it (any failure to provide prompt written notice shall not excuse the obligation of the Indemnifying Party to indemnify the Indemnitee unless such failure caused actual prejudice to the defense of the claim) and permit the Indemnifying Party the option of either defending such Action through counsel of its own selection or paying the costs of counsel selected by the Indemnitee;

(ii) the Indemnitee shall provide to the Indemnifying Party prompt and complete disclosure of all pertinent information in its possession or available to it and shall assist and cooperate in the investigation and defense of the Action;

(iii) no Indemnitee shall be entitled to indemnification with respect to a Products Liability Claim where such Indemnitee has compromised or settled such Products Liability Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed);

(iv) by accepting an Indemnitee’s tender of any such Products Liability Claim for indemnification, the Indemnifying Party shall not be deemed to have waived in any manner any defense that such Indemnitee is not entitled to indemnity with respect to such Products Liability Claim to the extent that a court of competent jurisdiction concludes that the underlying claim was caused in whole or in part by such Indemnitee’s fault or other wrongful conduct, and each such Indemnifying Party hereby expressly reserves its rights in such regard, provided, however, that no fault or other wrongful conduct of GDTNA during the Alliance Period shall relieve the Goodyear Indemnifying Parties of any of their indemnification obligations hereunder;

(v) in the event that a court of competent jurisdiction concludes that the underlying Products Liability Claim was caused in whole or in part by an Indemnitee’s fault or other wrongful conduct and the Indemnifying Party expressly reserves its rights in such regard, then each such Indemnifying Party shall be entitled to re-tender the defense of the Indemnitee with respect to such Products Liability Claim to such Indemnitee and such Indemnitee shall be obligated to accept that tender, provided, however, that no fault or other wrongful conduct of GDTNA during the Alliance Period shall relieve the Goodyear Indemnifying Parties of any of their indemnification obligations hereunder;

(vi) the Indemnitee agrees, and agrees to use reasonable best efforts to cause its insurers and agents, to fully cooperate with such Indemnifying Party’s counsel and agents, in the defense of such Products Liability Claim in the manner set forth in Section 4.12; and

(vii) the Indemnitee shall have the right, at its own expense and on its behalf, to be represented by counsel of its choice and to participate in (but not control) the defense against, negotiation, settlement or other disposition of any such Products Liability Claim and the Indemnifying Party shall consult with the Indemnitee with respect to such Products Liability Claim with regard to any settlement terms or dismissal terms referring to or affecting such Indemnitee’s interests; provided, that the Indemnifying Party shall not, without the written consent of the applicable Indemnitee (not to be unreasonably withheld, conditioned or delayed), settle or compromise any Products Liability Claim or consent to entry of any judgment with respect thereto unless such settlement, compromise or judgment contains an unqualified release of such Indemnitee, its insurers, its affiliates and its agents, from all liability in respect of such Products Liability Claim.

(f) The Parties acknowledge and agree that with respect to any GDTNA Alliance Period Products Liability Claim, Goodyear shall be responsible for defending such Action through counsel of its own selection that is reasonably satisfactory to SRI (it being acknowledged and agreed that the counsel currently retained or employed by Goodyear to defend the GDTNA Alliance Period Products Liability Claims are acceptable). The following procedures shall apply to any indemnification or Action with respect to GDTNA Alliance Period Products Liability Claims:

(i) each Party shall give the other Party prompt written notice of any Action in respect of a GDTNA Alliance Period Products Liability Claim of which such Party becomes aware (any failure to provide prompt written notice shall not excuse the obligation of the Indemnifying Party in respect of such claim to indemnify the Indemnitee unless such failure caused actual prejudice to the defense of the claim);

(ii) to the extent requested by a Party, the other Party shall provide to the requesting Party prompt and complete disclosure of all pertinent information in its possession or available to it and shall assist and cooperate in the investigation and defense of the Action; provided, that the Parties intend that any transfer of any information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege and may require a mutually acceptable joint defense agreement;

(iii) no GDTNA Alliance Period Products Liability Claim shall be compromised or settled for an amount in excess of one million dollars ($1,000,000) without the prior written consent of SRI (not to be unreasonably withheld, conditioned or delayed), and SRI shall promptly, and in any event within three (3) Business Days following request by Goodyear, together with a brief summary of any such GDTNA Alliance Period Products Liability Claim, authorize parameters for the settlement of such GDTNA Alliance Period Products Liability Claim; provided that if SRI fails to consent to any such compromise settlement proposed by Goodyear, then any Damages actually incurred by the Indemnitees or in defense of such Action in excess of the proposed compromise or settlement amount shall be paid 100% by SRI and shall not reduce the then applicable GDTNA Annual Products Liability Cap;

(iv) notwithstanding anything to the contrary above, Goodyear shall have the option to forward any settlement payment obligations with respect to any GDTNA Alliance Period Products Liability Claim that is compromised or settled pursuant to Section 4.6(f)(iii) directly to SRI for its payment, and any amounts actually paid by SRI shall be credited against the GDTNA Annual Products Liability Cap in effect for such Products Liability Year. If Goodyear makes such election, Goodyear shall provide SRI with all relevant information necessary for SRI to process and provide payment with respect to such GDTNA Alliance Period Products Liability Claim in a timely manner, and SRI shall be responsible to pay and discharge such compromise or settlement amount directly in accordance with the terms of the applicable compromise or settlement agreement related to such GDTNA Alliance Period Products Liability Claim;

(v) by accepting an Indemnitee’s tender of any such GDTNA Alliance Period Products Liability Claim for indemnification, the Indemnifying Party shall not be deemed to have waived in any manner any defense that such Indemnitee is not entitled to indemnity with respect to such GDTNA Alliance Period Products Liability Claim to the extent that a court of competent jurisdiction concludes that the underlying claim was caused in whole or in part by such Indemnitee’s fault or other wrongful conduct, and each such Indemnifying Party hereby expressly reserves its rights in such regard, provided, however, that no fault or other wrongful conduct of GDTNA during the Alliance Period shall relieve the Goodyear Indemnifying Parties of any of their indemnification obligations pursuant to this Section 4.6;

(vi) in the event that a court of competent jurisdiction concludes that an underlying GDTNA Alliance Period Products Liability Claim was caused in whole or in part by an Indemnitee’s fault or other wrongful conduct and the Indemnifying Party expressly reserves its rights in such regard, then each such Indemnifying Party shall be entitled to re-tender the defense of the Indemnitee with respect to such GDTNA Alliance Period Products Liability Claim to such Indemnitee and such Indemnitee shall be obligated to accept that tender, provided, however, that no fault or other wrongful conduct of GDTNA during the Alliance Period shall relieve the Goodyear Indemnifying Parties of any of their indemnification obligations pursuant to this Section 4.6;

(vii) each of the Parties agrees, and agrees to use reasonable best efforts to cause its insurers and agents, to fully cooperate with the counsel and agents of the other Party responsible for or participating in the defense of such GDTNA Alliance Period Products Liability Claim in the manner set forth in Section 4.12;

(viii) SRI shall have the right, at its own expense and on its own behalf, to be represented by counsel of its choice and to participate in (but not control) the defense against, negotiation, settlement or other disposition of any such GDTNA Alliance Period Products Liability Claim and Goodyear shall consult with SRI with respect to such GDTNA Alliance Period Products Liability Claim with regard to any settlement terms, to the extent that such settlement involves the payment of an amount in excess of one million dollars ($1,000,000);

(ix) notwithstanding anything to the contrary in this Section 4.6, SRI acknowledges and agrees that SRI shall not be entitled to indemnification under this Section 4.6 or otherwise with respect to its costs of monitoring, processing, handling, administering, internal charges for providing witnesses, documents or information for, or otherwise incurring any costs duplicative of Goodyear’s defense of GDTNA Alliance Period Products Liability Claims and if SRI elects to participate in the defense against, negotiation, settlement or other disposition of any GDTNA Alliance Period Products Liability Claims, then SRI shall be responsible for all costs or expenses incurred by SRI in respect of such GDTNA Alliance Period Products Liability Claims or Actions, and no

such costs or expenses incurred by SRI or any of its affiliated Indemnitees shall reduce the then applicable GDTNA Annual Products Liability Cap;

(x) Goodyear shall keep SRI reasonably informed regarding the conduct of the defense of all GDTNA Alliance Period Products Liability Claims which involve an amount in controversy in excess of $25,000, including by (A) providing SRI with written reports summarizing the status of each outstanding GDTNA Alliance Period Products Liability Claim not later than forty-five (45) days following the end of each calendar quarter, (B) consulting reasonably with SRI regarding the establishment of loss and expense reserves in respect of each GDTNA Alliance Period Products Liability Claim, and (C) providing SRI and its Representatives with access to such other filings, records and personnel of Goodyear and such other information, all in connection with the defense of the GDTNA Alliance Period Products Liability Claims, as SRI may reasonably request;

(xi) Goodyear shall establish and maintain a reasonable record keeping system that enables SRI to readily identify the costs and expenses incurred by Goodyear and its counsel responsible for conducting the defense of any GDTNA Alliance Period Products Liability Claim and SRI and its Representatives shall have the right to audit, to examine, and to make copies of all such records in connection therewith; and

(xii) for the avoidance of doubt, the cost of the defense of any GDTNA Alliance Period Products Liability Claim shall be borne by the Parties in accordance with Section 4.6(c)(ii) and Section 4.6(d).

(g) If both a Goodyear Group Member and an SRI Group Member are parties to an Action, each Party hereby consents to the other Party (and/or any of its Affiliate, as applicable) being represented by the same defense counsel in the matter and each party waives any claim of a conflict of interest on the part of defense counsel. In the event of a re-tender, each Party agrees that defense counsel for the re-tendering party may continue to act as defense counsel for the re-tendering party and each party waives any claim of a conflict of interest on the part of defense counsel. In the event of any denial of any tender of defense, each Party agrees that defense counsel representing either party in the defense of any Alliance Period Products Liability Claim may also represent the same party in any Alliance Period Products Liability Claim or lawsuit and each Party waives any claim of a conflict of interest on the part of defense counsel.

(h) Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for, or shall bear any Damages in connection with, any sanctions imposed by a court of competent jurisdiction on counsel selected by the other Party in connection with any Alliance Period Products Liability Claim.

(i) Except as set forth in any Transaction Agreement or Surviving Alliance Agreement, as between the Parties and their respective Affiliates this Section 4.6 shall govern all Alliance Period Products Liability Claims and all Products Liability Claims received in writing by any Goodyear Group Member or any SRI Group Member arising out of or relating to any Products manufactured by the former Dunlop Tire Corporation prior to the Alliance Period.

(j) Products Liability Claims relating to Products manufactured by either Party or any of their respective Affiliates pursuant to the Supply Agreements or any other Contract entered into by the Parties at any time on or after the Closing Date (including the agreements contemplated by Section 4.3 or otherwise entered into on the Closing Date), shall not be governed by this Section 4.6, but shall be governed by the terms of the applicable Supply Agreement and such other Contract entered into by the Parties following the Closing Date.

(k) Each Party seeking indemnification hereunder shall provide the applicable Indemnifying Party with a written invoice on a quarterly basis setting forth all Damages of such Party and its affiliated Indemnitees subject to indemnification pursuant to this Section 4.6 (other than Section 4.6(d)), including written documentation thereof, and the applicable Indemnifying Party shall, within thirty (30) days following receipt of such written invoice, pay to the applicable Indemnitee all amounts required to be paid and satisfied pursuant to this Section 4.6 (other than Section 4.6(d)).

(l) The amount of any Damages for which indemnification is provided under this Section 4.6 shall be net of recovery from Collateral Sources. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Section 4.6 is received by an Indemnitee or any of its Affiliates after payment by the applicable Indemnifying Party of any amount otherwise required to be paid to an Indemnitee pursuant to this Section 4.6, such Indemnitee shall repay to the applicable Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 4.6 had such receipt occurred at the time of such payment.

4.7 Recalls.

(a) In the event that any Party becomes aware that, or any Governmental Authority or any other Person claims that, any Product manufactured during the Alliance Period by any Goodyear Manufacturer (including, for the avoidance of doubt and for all purposes of this Section 4.7, GDTNA) or any SRI Manufacturer, as applicable, (i) may not comply with any applicable motor vehicle safety standards, or (ii) may contain a defect relating to motor vehicle safety (whether such defect is caused by a defect in the design or manufacture of such Product), such Party shall notify the Party that manufactured such Product of such fact, and the applicable manufacturer shall conduct an investigation of such claim as promptly as possible.

(b) Goodyear and SRI agree that if as a result of any such investigation it is determined that any Products manufactured during the Alliance Period by a Goodyear Manufacturer or a SRI Manufacturer fail to conform to an applicable motor vehicle safety standard or contain a defect relating to motor vehicle safety, or any Governmental Authority orders a safety recall of any Products, then, subject to Section 4.7(e):

(i) the Party that was not the manufacturer of such Products or an Affiliate thereof will, at the sole cost and expense of the Party that is the manufacturer of such Products or an Affiliate thereof, use its commercially reasonable efforts to promptly obtain from those of its customers that purchased such Products subject to the recall, (A) the number of such Products in their Inventories by size and type, and (B) the identity and contact information of each end user and/or purchaser of such Products, and will notify the manufacturer of such Products of that information;

(ii) the Parties will cooperate in good faith with each other in administering any such recall, including determining the content of all notices, news releases and public statements relating to the recall made by either Party;

(iii) unless otherwise agreed by the Parties in writing, the Party that was the manufacturer of such Products shall bear the reasonable cost of recalling such Products, including the cost of retrieving such Products from any end user and/or purchaser and all other reasonable costs associated with the administration of such recall, but excluding lost profits and other consequential, special, incidental and indirect damages;

(iv) the Party that was the manufacturer of such Products will repurchase all Products that the Party that was not the manufacturer of such Products or an Affiliate thereof purchased from such manufacturer that are subject to a recall order, and such manufacturer will reimburse such other Party in an amount equal to the total price that such other Party or its Affiliates paid for the recalled Products, plus the shipping costs, duties and handling costs to get those tires to the point of sale and all reasonable, out of pocket expenses incurred by such other Party or its Affiliates in collecting and returning those Products; provided, however, that: (A) upon the request of the Party that was the manufacturer of such Products, such other Party will provide reasonable evidence of the costs incurred by such other Party and its Affiliates; and (B) if the actual recall remedy provides for adjustment of the Products in some manner other than by free replacement, then the Party that was the manufacturer of such Products will reimburse such other Party for the expenses of such adjustment upon receipt of reasonably satisfactory evidence thereof; and

(v) if the Party that was the manufacturer of such Products requests the other Party to scrap the Products subject to recall, then the Party that was the manufacturer of such Products will reimburse such other Party for the costs of doing so.

(c) Notwithstanding anything to the contrary in any other Contract by and between any SRI Group Member and any Goodyear Group Member, this Section 4.7 shall govern all recall obligations relating to Products manufactured by either Party or any of their respective Affiliates during the Alliance Period.

(d) Recall obligations relating to Products manufactured by either Party or any of their respective Affiliates pursuant to the Supply Agreements or any other similar Contract entered into between the Parties at any time on or after the Closing Date shall not be governed by this Section 4.7, but shall be governed by the terms of the applicable Supply Agreement or such other Contract entered into on or after the Closing Date.

(e) Notwithstanding anything herein to the contrary, the costs and expenses to be borne by Goodyear pursuant to this Section 4.7 with respect to any Products manufactured during the Alliance Period by GDTNA, shall be reduced by an amount equal to twenty-five percent (25%) of such costs and expenses to reflect SRI’s twenty-five percent (25%) pre-closing interest in GDTNA. Goodyear shall provide SRI with a written invoice on a quarterly basis setting forth the aggregate costs and expenses borne by Goodyear pursuant to this Section 4.7 with respect to any Products manufactured during the Alliance Period by GDTNA, including written documentation thereof, as well as setting forth the portion of such costs and expenses for which SRI is responsible pursuant to this Section 4.7(e). SRI shall pay to Goodyear an amount equal to the portion of such costs and expenses for which SRI is responsible pursuant to this Section 4.7(e) within thirty (30) days following receipt of such an invoice.

4.8 Agreement for Exchange of Information.

(a) Each Group agrees to provide, or cause to be provided, to the other Group, at any time after the Effective Date (including after the Closing), as soon as reasonably practicable after written request therefor, any Alliance Information in the possession or under the control of such respective Group, and reasonable access to the properties and employees of the Joint Venture Entities under the control of such respective Group, and, in the case of Goodyear, providing SRI reasonable access to the properties and employees and Information relating to the Huntsville Assets, that the requesting party (i) reasonably requests in connection with the Transactions (other than in connection with a dispute between the Parties) or (ii) reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) to comply with its obligations under this Agreement or any other Transaction Agreement or (C) to facilitate the resolution of claims (other than in connection with a dispute between the Parties) made against or incurred by the requesting party relating to the Alliance (the “Permitted Purpose”); provided, however, that in the event that either Group determines that any such provision of Alliance Information could violate any applicable Law or Contract in force prior to such request, require disclosure of any trade secrets or other proprietary information or waive any attorney-client privilege, the applicable Party shall not be required to disclose such Information. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege; provided, further, that, subject to Section 4.13, neither Party shall, nor shall either Party permit any other Member of its Group to, use, analyze, incorporate or disclose to any Person (other than its Representatives) any of the Information disclosed pursuant to this Section 4.8 for any purpose other than a Permitted Purpose.

(b) Each Group shall continue to maintain in effect systems and controls to the extent necessary to enable the Members of the other Group to satisfy their respective reporting, accounting audit and other obligations with respect to the Alliance Information, the Alliance, any Joint Venture Entity, the Transactions, this Agreement or any of the other Transaction Agreements, in each case, as and to the extent required under applicable Laws.

(c) Upon request by Goodyear and at Goodyear’s sole expense, SRI shall cause appropriate SRI Employees to cooperate with Goodyear and its Representatives in the preparation of financial statements (i) of NGY for the fiscal years ended December 31, 2013 and December 31, 2014, and for the period from January 1, 2015 through and including the Closing Date, and (ii) of DGT for the period from January 1, 2015 through and including the Closing Date, in each case in accordance with GAAP.

(d) Upon request by SRI and at SRI’s sole expense, Goodyear shall cause appropriate Goodyear Employees to cooperate with SRI and its Representatives in the preparation of financial statements of (i) GDTNA for the fiscal years ended December 31, 2013 and December 31, 2014, and for the period from January 1, 2015 through and including the Closing Date, and (ii) of GDTE for the period from January 1, 2015 through and including the Closing Date, in each case in accordance with JGAAP.

4.9 Ownership of Information.

(a) As promptly as is reasonably practicable following the Closing, SRI shall cause each SRI Group Member and all of their respective Representatives that possesses any Information regarding Goodyear, NGY or GDTE (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by Goodyear, NGY, GDTE or any of their respective Affiliates or any of their respective Representatives which relates to the business to be conducted by, the operations of or any plans of Goodyear or any of its Subsidiaries following the Closing Date to: (i) delete or destroy such Information or return such Information to Goodyear, NGY, GDTE or any of their respective Affiliates, as applicable, which shall thereafter be responsible for maintaining such Information in accordance with Section 4.12 and providing any applicable Alliance Information contained therein to the SRI Group upon the reasonable request of the SRI Group as and to the extent required pursuant to Section 4.8 and (ii) delete or destroy all copies or reproductions (in whatever form or medium, including electronic copies) of all other Information prepared by such SRI Group Member in respect of the foregoing Information, provided, however, that no SRI Group Member shall be required to return, destroy or delete Information which (A) such SRI Group Member is required by Law to retain, (B) is reasonably necessary for such SRI Group Member to comply with any Surviving Alliance Agreement, Transaction Agreement or any other Contract with any Goodyear Group Member entered into subsequent to the Closing Date, (C) is required to be retained by such SRI Group Member in connection with its reporting or recordkeeping obligations pursuant to such SRI Group Member’s record retention policy, (D) is held on any computer caching, back-up or disaster recovery system and the deletion of which is not technically feasible or (E) such SRI Group Member is required to retain pursuant to Section 4.10 or Section 4.20(c). Notwithstanding any such return, destruction or permitted retention, SRI will cause each SRI Group Member and all of their respective Representatives to continue to observe the confidentiality obligations under the terms of this Agreement.

(b) As promptly as is reasonably practicable following the Closing, Goodyear shall cause each Goodyear Group Member and all of their respective Representatives that possesses any Information regarding SRI, DGT or GDTNA (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by SRI, DGT, GDTNA or any of their respective Affiliates or any of their respective Representatives which relates to the business to be conducted by, the operations of or any plans of SRI or any of its Subsidiaries following the Closing Date to: (i) delete or destroy such Information or return such Information to SRI, DGT, GDTNA or any of their respective Affiliates, as applicable, which shall thereafter be responsible for maintaining such Information in accordance with Section 4.12 and providing any applicable Alliance Information contained therein to the Goodyear Group upon the reasonable request of the Goodyear Group as and to the extent required pursuant to Section 4.8 and (ii) delete or destroy all copies or reproductions (in whatever form or medium, including electronic copies) of all other Information prepared by such Goodyear Group Member in respect of the foregoing Information, provided, however, that no Goodyear Group Member shall be required to return, destroy or delete Information which (A) such Goodyear Group Member is required by Law to retain, (B) is reasonably necessary for such Goodyear Group Member to comply with any Surviving Alliance Agreement, Transaction Agreement or any other Contract with any SRI Group Member entered into subsequent to the Closing Date, (C) is required to be retained by such Goodyear Group Member in connection with its reporting or recordkeeping obligations pursuant to such Goodyear Group Member’s record retention policy, (D) is held on any computer caching, back-up or disaster recovery system and the deletion of which is not technically feasible or (E) such Goodyear Group Member is required to retain pursuant to Section 4.10 or Section 4.20(c). Notwithstanding any such return, destruction or permitted retention, Goodyear will cause each Goodyear Group Member and all of their respective Representatives to continue to observe the confidentiality obligations under the terms of this Agreement.

(c) Any Information owned by one Group that is provided to the other Group pursuant to this Section 4.9 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

4.10 Record Retention. To facilitate the exchange of Alliance Information pursuant to this Agreement after the Effective Date, the Parties agree to use their commercially reasonable efforts to retain all Alliance Information in their respective possession or control on the Effective Date in accordance with their respective record retention policies, other than such Information which such Party is required to return or destroy in accordance with Section 4.9. No Party will otherwise destroy, or permit any of its Subsidiaries to destroy, any Alliance Information prior to the earlier of (i) the date on which such Information may be destroyed under such Party’s record retention policy and (ii) the third (3rd) anniversary of the Closing Date without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Alliance Information relating to Taxes, employee-related matters or to environmental liabilities, such Alliance Information shall be retained, and not destroyed, no earlier than the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Moreover, no Party will destroy, or permit any of its Subsidiaries to destroy, any policies of insurance (or records related to such insurance policies that are necessary to be retained in order to preserve the right of recovery under such policies) without first notifying the other party of the proposed destruction and giving the other Party reasonable opportunity to take possession of such Information prior to such destruction, if it is possible (in the first Party’s reasonable judgment) that the other Party may be able to obtain coverage under such policies. The foregoing includes “occurrence”-based liability policies, which continue to cover liability for alleged harm during their policy period, even if no claim is made based on such alleged harm until after the end of the policy period. The Group requesting Information after Closing pursuant to this Agreement agrees to reimburse the Group providing such Information for the reasonable third party out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Group.

4.11 Limitation of Liability. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information. No Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 4.12.

4.12 Production of Witnesses; Records; Cooperation.

(a) After the Effective Date, except in the case of an adversarial Action by one Party against the other Party pursuant to Section 8.2, each Party shall take all reasonable steps to make available to the other Party, upon written request, the directors, officers and employees of the Members of its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such person (giving consideration to business demands of such directors, officers and employees) or books, records or other documents may reasonably be required in connection with any Action (including preparation for such Action) in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable costs and expenses in connection therewith.

(b) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, with respect to any Action resulting from, or arising out of, the SRI Excluded Liabilities and commenced by any Person other than a Member of the Goodyear Group, SRI shall be solely liable for the reasonable out-of-pocket costs and expenses of the Goodyear Group incurred in respect of the production or disclosure of any records, witnesses or information. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Goodyear Group Member be required to produce or disclose any records, witnesses or information regarding the SRI Excluded Liabilities which Goodyear is advised in writing by its external counsel to withhold from such production or disclosure because such production or disclosure would reasonably be expected to violate any applicable Law or Contract in force prior to such request or result in the waiver of any attorney client privilege (but in each case subject to the requirements of applicable Law or any order from an applicable Governmental Authority), and SRI hereby waives any rights it may claim to have against any Goodyear Group Member, and shall not commence any Action against any Goodyear Group Member, to compel such production or disclosure (subject to any obligation that any SRI Group Member has to pursue such production or disclosure pursuant to the requirements of applicable Law or an order from an applicable Governmental Authority), other than in connection with any Action commenced by any Goodyear Group Member.

(c) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, with respect to any Action resulting from, or arising out of, the Goodyear Excluded Liabilities and commenced by any Person other than a Member of the SRI Group, Goodyear shall be solely liable for the reasonable out-of-pocket costs and expenses of the SRI Group incurred in respect of the production or disclosure of any records, witnesses or information. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any SRI Group Member be required to produce or disclose any records, witnesses or information regarding the Goodyear Excluded Liabilities which SRI is advised in writing by its external counsel to withhold from such production or disclosure because such production or disclosure would reasonably be expected to violate any applicable Law or Contract in force prior to such request or result in the waiver of any attorney client privilege (but in each case subject to the requirements of applicable Law or any order from an applicable Governmental Authority), and Goodyear hereby waives any rights it may claim to have against any SRI Group Member, and shall not commence any Action against any SRI Group Member, to compel such production or disclosure (subject to any obligation that any Goodyear Group Member has to pursue such production or disclosure pursuant to the requirements of applicable Law or an order from an applicable Governmental Authority), other than in connection with any Action commenced by any SRI Group Member.

(d) In connection with any Action contemplated by this Section 4.12, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of either Group.

4.13 Confidentiality.

(a) Subject to Section 4.16, each Member of each Group agrees to hold, and to instruct its respective Representatives to hold, in strict confidence, with at least the same degree of care that it applies to its respective Group’s own confidential and proprietary information pursuant to policies in effect as of the Effective Date, all Alliance Information and all other Information concerning the other Group (and the assets and Equity Securities being transferred to such Group) that is either in its possession (including Information in its possession prior to and as of the Effective Date) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, or any Transaction Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or such Party’s Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or such Party’s Group), which sources are not themselves bound by a confidentiality obligation to the knowledge of such Party or members of such Party’s Group or (iii) independently generated without reference to any proprietary or confidential Information of the other Group.

(b) Each Party agrees not to release or disclose, or permit any of its Affiliates to release or disclose, any such Alliance Information or other Information concerning the other Group or the assets or Equity Securities being transferred to the other Group to any other Person, except (i) to its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information and provided that the disclosing Party shall be responsible for any breach of this Section 4.13 by such Person) in order to assist such Party with respect to any Permitted Purpose or other purpose set forth in clauses (ii) through (v) below; (ii) to the extent required by Law, including the regulations of any applicable stock exchange; (iii) to the creditors of such Group to the extent required in connection with any compliance obligations with respect thereto or consent request required in respect of such creditors, (iv) to the extent required to comply with any request by Governmental Authorities, or (v) to any rating agency to the extent necessary, in such Party’s commercially reasonable business judgment; provided that in the case of each clause (ii) through (v) above, such Person receiving Information is advised of the disclosing Party’s obligations hereunder and the disclosing Party makes commercially reasonable attempts to obtain appropriate non-disclosure agreements therefrom. Without limiting the foregoing, when any Information held by one Group concerning the other Group or the assets being transferred to the other Group is no longer needed for the purposes contemplated by this Agreement or any Transaction Agreement (including in connection with any Dispute related to any such matters), each Party shall cause each Member of the Group holding such confidential information of the other Group to, except as otherwise required by Law, promptly after request of such other Group either return to the requesting Group all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Group that it has destroyed such Information (and all electronic or other copies thereof and all notes, extracts or summaries based thereon).

(c) Notwithstanding anything herein to the contrary, each Party hereby agrees that the firewall policies, confidentiality obligations and conditions for the disclosure of confidential information set forth in the Surviving Alliance Agreements shall survive the Closing.

(d) Except as otherwise provided for in this Agreement, the obligations of each Group pursuant to this Section 4.13 shall be in effect for a period beginning on the date of this Agreement through the fifth (5th) anniversary of the Closing Date.

4.14 Protective Arrangements. In the event that any Party or any Member of its Group either determines on the advice of its counsel that it is required to disclose any Information concerning the other Group (or the assets and Equity Securities being transferred to the other Group) pursuant to applicable Law (including the rules of any securities exchange) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information concerning the other Group (or the assets being transferred to the other Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by applicable Law, use commercially reasonable efforts to notify the other Group prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information but only to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

4.15 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement and the other Transaction Agreements, but subject to the provisions hereof and thereof, each of the Parties hereto shall use reasonable best efforts to cause the Closing to occur and to consummate and make effective the Transactions, including all actions and all things necessary for such Party (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions to Closing set forth in Article V, (iii) to obtain any Consent of, or any exemption by, any Governmental Authority or other Person required to be obtained or made by such Party in connection with the Transactions, including, in the case of SRI, entering into or causing an SRI Assignee to enter into the Contract contemplated by Schedule 5.2(d), (iv) to prevent any Action permanently restraining, enjoining or otherwise prohibiting the Transactions, (v) to effect all registrations, filings and transfers (to the extent transferable) of Permits necessary for the operation of GDTNA, GDTE, NGY, DGT and their respective Subsidiaries following the Closing in substantially the same manner in which each such Joint Venture Entity conducted its business prior to the Closing, and (vi) to negotiate and enter into definitive agreements with respect to the North American Supply Agreement, the JOEM Supply Agreements and the NGY Supply Agreement, in each case, consistent with the term sheets relating to such Supply Agreements as attached hereto, and to negotiate definitive exhibits of transition services to be rendered pursuant to the terms of the GDTNA Transition Services Agreement and the NGY Transition Services Agreement.

(b) Without limiting the foregoing each Party shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any Permit or Contract, and to take all such other actions as such party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided, that such actions and obligations shall be subject to the limitations set forth in Section 4.16(e).

4.16 Regulatory Matters.

(a) Each Party shall, and cause its Affiliates to, use commercially reasonable efforts to as promptly as practicable after the Effective Date prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the Effective Date all Consents of, all Governmental Authorities and other third parties that are necessary or advisable to timely consummate the Transactions as required under applicable Antitrust Laws, including: (i) Notification and Report Forms with the FTC and DOJ if required by the HSR Act, which forms will not request early termination of the waiting period prescribed by the HSR Act and (ii) filings required by the merger notification or control Laws or regulations of any other applicable jurisdictions, subject to the limitations set forth in Section 4.16(e) and (iii) to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or such other applicable foreign merger notification or merger control laws.

(b) The Parties agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the Transactions. Except as may be prohibited by any Governmental Authority, the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other

Antitrust Law. Each Party (the “Reviewing Party”) will have the right to review in advance, and each other Party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the Transactions. Each of the Parties agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it, or to be supplied on its behalf, in writing specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the Transactions will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each Party shall promptly advise the other Party upon receiving any material communication from any Governmental Authority relating to the Transactions or adversely affecting its ability to timely consummate any of the Transactions.

(d) Each Party agrees to cooperate and use its commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(e) Neither Party’s obligations under Section 4.15 to use commercially reasonable efforts to consummate the Transactions or to obtain the required Consents of Governmental Authorities under this Section 4.16 shall include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of such Party or any of its Affiliates (including (x) with respect to Goodyear, GDTE and, following the Closing, NGY and its Subsidiaries, and (y) with respect to SRI, DGT and, following the Closing, GDTNA), (ii) terminating, modifying or assigning existing relationships, Contracts or obligations of such Party’s Group or those relating to any assets, properties or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of such Party’s Group or those relating to any assets, properties or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit the freedom of action of such Party or its Affiliates with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties or businesses to be acquired pursuant to this Agreement.

4.17 FIRPTA. On or prior to the Closing Goodyear shall deliver to SRI a duly executed non-foreign person affidavit meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that withholding of tax under Section 1445 of the Code is not required in respect of the transfer of the Huntsville Assets.

4.18 Withholding. Notwithstanding any provision contained herein to the contrary, each of the Parties, their Affiliates, and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as may be required to deduct and withhold with respect to the making of such payment under any provision of applicable Law, and any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person to whom such amounts would otherwise have been paid. In connection with the foregoing, the Parties shall reasonably cooperate (including by sharing any relevant documentation, certifications, or forms) to avoid or minimize any obligation to withhold or deduct any amount from any payment required to be made pursuant to this Agreement.

4.19 Section 754 Election and Termination of GDTNA Partnership Status for U.S. Federal Income Tax Purposes. At the written request of SRI, if not already in effect, the Parties agree to cause GDTNA to make an election pursuant to Section 754 of the Code (and any comparable or similar provisions of state, local, or foreign Law) to be effective for its taxable year that ends on the Closing Date. The Parties agree that as of the Closing, the partnership status of GDTNA for U.S. federal and applicable state and local income tax purposes will terminate pursuant to Section 708 of the Code (and any comparable provisions of state and local law).

4.20 Tax Returns; Tax Cooperation.

(a) The Party that held (directly or indirectly) the majority interest of a Joint Venture Entity for a Pre-Closing Tax Period (other than a Straddle Period) shall prepare and file or shall cause to be prepared and filed any Tax Return that is required to be filed by or with respect to such Joint Venture Entity for such Pre-Closing Tax Period (a “Pre-Closing Tax Return”). The Party that acquires the Equity Securities of a Joint Venture Entity shall prepare and file or shall cause to be prepared and filed any Tax Return that is required to be filed by or with respect to such Joint Venture Entity for a Straddle Period (a “Straddle Period Tax Return”). The appropriate filing Party shall (i) prepare or shall cause to be prepared such Pre-Closing Tax Returns and/or Straddle Period Tax Returns consistent with past practice and (ii) provide copies of a Pre-Closing Tax Return or Straddle Period Tax Return, as applicable, to the non-filing Party at least twenty (20) days prior to the due date (including extensions) of any Pre-Closing Tax Return or Straddle Period Tax Return for the non-filing Party’s review, comment, and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Following the Closing, except where required by applicable Law, neither Goodyear nor SRI will, or cause or permit any of their respective Subsidiaries to, amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period without the prior written consent of the other Party, which consent shall not be denied, conditioned or delayed unreasonably, unless such action would not reasonably be expected to materially adversely affect the Tax liability of such other Party (or any of its Affiliates).

(c) Following the Closing, Goodyear, SRI, and their respective Affiliates shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting a Pre-Closing Tax Claim. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information made available under this Section 4.20(c). Notwithstanding anything to the contrary in this Section 4.20(c), Goodyear and SRI shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Joint Venture Entities for any Pre-Closing Tax Period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before a Party shall dispose of any such documents in their possession (or in the possession of their Affiliates), the other Party shall be given an opportunity, after thirty (30) days prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense).

4.21 Allocation.

(a) Schedule 4.21(a) (the “Allocation Schedule”) sets forth the amount of consideration allocated to each of the Transactions to be consummated at the Closing, including the transfer of the GDTNA Securities, the GDTE Securities, the DGT Securities, the NGY Securities and the Huntsville Assets.

(b) To the extent that a transfer of Equity Securities of an entity is treated as a transfer of such entity’s assets for applicable U.S. federal, state, local or foreign Tax purposes, within thirty (30) days after the Effective Date, SRI shall prepare and deliver to Goodyear a proposed allocation of the amount of consideration (plus any additional amounts treated as consideration for applicable U.S. federal, state, local or foreign Tax purposes) allocated to the assets and liabilities of such entity, prepared in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Allocation Schedule”). Goodyear shall have a period of thirty (30) days after the delivery of the Asset Allocation Schedule (the “Response Period”) to present in writing to SRI notice of any objections that Goodyear may have to the allocations set forth therein (an “Objections Notice”). Unless Goodyear timely objects within the Response Period, the Asset Allocation Schedule delivered by SRI shall be binding on the Parties without further adjustment, absent manifest error. If Goodyear raises any objections within the Response Period, the Parties shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the Parties fail to agree within fifteen (15) Business Days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accounting Firm. All of the corresponding costs, fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by SRI and fifty percent (50%) by Goodyear.

(c) In preparing the Allocation Schedule and Asset Allocation Schedule, the Parties agree, neither DGT nor NGY have any goodwill and, accordingly, the fair market value of each of DGT and NGY shall be equal to their respective net book value as of September 30, 2015 (as estimated by the Parties as of the Effective Date).

(d) No Party shall take, or permit any of its Affiliates to take, any position inconsistent with the Allocation Schedule or the Asset Allocation Schedule for any applicable Tax purpose, unless required to do so by a final determination of liability in respect of a Tax that is not subject to further appeal, review or modification through proceedings or otherwise, provided, however, that no such determination shall have any impact on the aggregate amount of consideration payable, or the amount of the Closing Date Payment payable, pursuant to Section 2.6 and the Parties hereby agree that no adjustment shall be made to any such payment.

4.22 Employees Matters.

(a) Seconded Employees.

(i) Schedule 4.22 sets forth a list of all Employees of any Goodyear Group Member seconded, immediately prior to the Closing Date to any SRI Group Member and all Employees of any SRI Group Member seconded, immediately prior to the Closing Date to any Goodyear Group Member (such Employees, the “Seconded Employees”), provided that employees (x) seconded by or to GDTNA by or to any Member of the SRI Group other than NGY and its Subsidiaries and (y) seconded by or to NGY or its Subsidiaries by or to any Member of the Goodyear Group other than GDTNA, shall not, in each case, be Seconded Employees. As of the Closing Date, the secondment of each such Seconded Employee shall terminate, and, unless otherwise indicated on Schedule 4.22 as a “retained employee” (“Retained Employees”), (i) each such Seconded Employee shall cease to be authorized as a representative of the SRI Group Member or Goodyear Group Member, as applicable, to which such Seconded Employee served during such secondment, and (ii) each such Seconded Employee shall return to the employ of their original employer.

(ii) Each Party agrees that it shall, and cause each of its Group Members, as applicable, to, following the Closing, continue the terms of employment of the Retained Employees substantially as in effect immediately preceding the Closing for a period of not less than two (2) years, as a direct employee of such applicable entity.

(iii) From and after the Closing Date, (i) Goodyear shall, and shall cause each Goodyear Group Member to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Employees of the SRI Group Members who on or prior to the Closing Date were seconded to the Goodyear Group and (ii) SRI shall, and shall cause each SRI Group Member to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Employees of the Goodyear Group Members who on or prior to the Closing Date were seconded to the SRI Group, in each case with respect to all acts or omissions by them in their capacities as Seconded Employees or taken at the request of any member of the Goodyear Group or SRI Group, as applicable, at any time on or prior to the Closing Date, in each case other than with respect to any gross negligence, willful misconduct, fraud, illegal conduct or activities.

(b) Transferred Employees.

(i) For at least twenty four (24) months following the Closing, SRI shall cause GDTNA to either (i) maintain in effect on behalf of employees of GDTNA all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of GDTNA (including, as applicable, any compensation, benefits, programs, arrangements, agreements or policies directed or required by any collective bargaining agreement in effect as of the Effective Date) as in effect as of the Effective Date (the “GDTNA Benefit Plans”, true and correct copies of such GDTNA Benefit Plans have been provided to SRI), or (ii) provide all employees of GDTNA with such compensation and benefit plans, programs, arrangements, agreements and policies that in the aggregate are substantially comparable to the aggregate level of compensation and benefits provided under the GDTNA Benefit Plans as of the Closing, provided that, with respect to any employees that are subject to or the beneficiary of any collective bargaining agreement in effect at such time, such compensation, benefits, programs, arrangements, agreement and policies shall only be implemented in accordance with the terms and conditions of such collective bargaining agreement. SRI shall take all actions required so that eligible employees of GDTNA shall receive service credit for all purposes under any successor employee benefit plans and arrangements sponsored by the SRI Group. To the extent that SRI modifies, or permits GDTNA to modify, any coverage or benefit plans under which the employees of GDTNA participate, SRI shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees of GDTNA credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. If the employment of any employee of GDTNA is terminated within twenty-four (24) months following the Closing, SRI shall cause GDTNA to pay such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if GDTNA’s severance plan, if any, as in effect immediately prior to the Closing, applied to such termination of employment. As promptly as practicable following the Closing Date, the Parties agree to cause the location of employment of each employee of GDTNA to be the Buffalo Plant or the Huntsville Test Track, as applicable, and all costs and expenses (including under the GDTNA Benefit Plans), if any, of relocating such employees to such employment locations shall be borne by SRI. In the event that any employee of GDTNA whose location of employment, immediately prior to the Closing was not either the Buffalo Plant or the Huntsville Test Track, declines (without any solicitation or other encouragement by any Goodyear Group Member) to continue his or her employment at the Buffalo Plant or the Huntsville Test Track, each Goodyear Group Member shall be permitted to solicit, recruit or hire each such employee. SRI shall be responsible for the payment of all severance payments or other amounts due and payable to such individuals whose employment has been so terminated pursuant to the GDTNA Benefit Plans or applicable Law upon the termination of their employment with GDTNA; provided, that, in the event that any such employee is hired by Goodyear or any of its Subsidiaries during the following nine (9) months, then Goodyear shall reimburse SRI for all severance payments or other amounts paid to such individual pursuant to the GDTNA Benefit Plans or applicable Law upon the termination of such individual’s employment with GDTNA.

(ii) For at least twenty four (24) months following the Closing, Goodyear shall cause NGY to either (i) maintain in effect on behalf of employees of NGY and its Subsidiaries all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of NGY (including, as applicable, any compensation, benefits, programs, arrangements, agreements or policies directed or required by any collective bargaining agreement in effect as of the Effective Date) as in effect as of the Effective Date (the “NGY Benefit Plans”, true and correct copies of such NGY Benefit Plans have been provided to Goodyear), or (ii) provide all employees of NGY and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies that in the aggregate are substantially comparable to the aggregate level of compensation and benefits provided under the NGY Benefit Plans as of the Closing, provided that, with respect to any employees that are subject to or the beneficiary of any collective bargaining agreement in effect at such time, such compensation, benefits, programs, arrangements, agreement and policies shall only be implemented in accordance with the terms and conditions of such collective bargaining agreement. Goodyear shall take all actions required so that eligible employees of NGY and its Subsidiaries shall receive service credit for all purposes under any successor employee benefit plans and arrangements sponsored by the Goodyear Group. To the extent that Goodyear modifies, or permits NGY to modify, any coverage or benefit plans under which the employees of NGY and its Subsidiaries participate, Goodyear shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees of NGY and its Subsidiaries credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. If the employment of any employee of NGY or any of its Subsidiaries is terminated within twenty-four (24) months following the Closing, Goodyear shall cause NGY to pay such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if NGY’s severance plan, if any, as in effect immediately prior to the Closing, applied to such termination of employment.

(c) Transfer of GDTNA Pension Plan Assets.

(i) As of the Closing, (i) SRI will enter into a trust agreement to establish a master trust (the “SRI Trust”) for the 1950 Pension Plan for Buffalo, New York Hourly Employees of GDTNA, the 1970 Pension Plan for Huntsville, Alabama Hourly Employees of GDTNA and the Salaried Employees Retirement Plan of GDTNA (collectively, the “GDTNA Pension Plans”) and (ii) Goodyear shall cause the trustee of The Goodyear Tire & Rubber Company Common Trust for the Collective Investment of Retirement Plan Funds (the “Goodyear Trust”) to transfer in-kind to the SRI Trust assets in an aggregate amount equal to the entire interest of each of the GDTNA Pension Plans in the Goodyear Trust (measured as of the date of such transfer).

(ii) Any fees or distributions incurred but not paid by the GDTNA Pension Plans within and while participating in the Goodyear Trust at the time of transfer, will be billed to and promptly paid by the GDTNA Pension Plans.

(d) Nothing in this Agreement, express or implied, shall: (i) confer upon any Retained Employee, any employee of GDTNA, any employee of NGY or any of its Subsidiaries, or any Representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (ii) be interpreted to prevent or restrict the applicable employer of such employee from modifying or terminating the employment or terms of employment of any such employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing.

4.23 Real Property Conveyance. At the Closing, Goodyear shall convey to SRI, by special warranty deed in the customary form for Alabama (the “Huntsville Special Warranty Deed”), good fee title to the Huntsville Real Property, free and clear of all Liens (other than Permitted Liens). Goodyear shall use commercially reasonable efforts to assist SRI in its efforts to obtain, at the sole cost and expense of SRI, title insurance from a title insurer reasonably acceptable to SRI insuring good title to the Huntsville Real Property subject only to Permitted Liens, together with such affidavits of title or other affidavits as may be customarily and reasonably required by such title company in a form reasonably acceptable to SRI and such title company.

4.24 Collection of Accounts Receivable of NGY and GDTNA.

(a) From and after the Closing, Goodyear shall cooperate with and assist SRI and GDTNA in connection with the collection of the Accounts Receivable of GDTNA and shall take all actions reasonably requested by SRI in connection therewith. Goodyear, effective upon the Closing, constitutes and appoints SRI and its successors and assigns the agent of Goodyear in the collection of the Accounts Receivable of GDTNA and hereby authorizes each SRI Group Member to execute, sign, endorse, or deliver, in the name of GDTNA, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable of GDTNA, and to institute and prosecute, in the name of GDTNA or SRI but on behalf of, and for the benefit of, SRI, and at the expense of SRI, all proceedings and actions that SRI may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable of GDTNA, and to defend and compromise any and all actions, suits or proceedings that SRI is entitled to defend or compromise as the owner of GDTNA.

(b) From and after the Closing, SRI shall cooperate with and assist Goodyear and NGY in connection with the collection of the Accounts Receivable of NGY and shall take all actions reasonably requested by Goodyear in connection therewith. SRI, effective upon the Closing, constitutes and appoints Goodyear and its successors and assigns the agent of SRI in the collection of the Accounts Receivable of NGY and hereby authorizes each Goodyear Group Member to execute, sign, endorse, or deliver, in the name of NGY, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable of NGY, and to institute and prosecute, in the name of NGY or Goodyear but on behalf of, and for the benefit of, Goodyear, and at the expense of Goodyear, all proceedings and actions that Goodyear may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable of NGY, and to defend and compromise any and all actions, suits or proceedings that Goodyear is entitled to defend or compromise as the owner of NGY.

4.25 Tax Sharing Agreements. Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that as of the Closing all Tax sharing, allocation, indemnity or similar agreements or arrangements (other than this Agreement and other than any agreement entered into in the Ordinary Course and not relating primarily to Taxes and any commercial lending arrangements entered into in the Ordinary Course), if any, to which GDTNA or DGT, on the one hand, and Goodyear, on the other hand, are parties to, or to which GDTE or NGY or any of their respective Subsidiaries, on the one hand, and SRI, on the other hand, are parties to, shall be terminated in full and be of no further force or effect, without any further action of the Parties or any other party to any such agreement, and neither the Party acquiring the Equity Securities in any such Joint Venture Entity, any such Joint Venture Entity or their respective Affiliates shall have any obligations thereunder after the Closing.

4.26 Arbitration.

(a) Within two business days of execution of this Agreement, Goodyear and SRI shall jointly (i) notify the Tribunal and the ICC Secretariat, with respect to ICC Arbitration No. 19981/AGF/ZF/GFG (the “Arbitration”), that Goodyear and SRI have signed a confidential Framework Agreement that, effective on Closing, will completely resolve the disputes at issue in the Arbitration; and (ii) request that the Tribunal adopt the procedural timetable with respect to the Arbitration set forth on Schedule 4.26.

(b) If the Closing does not occur prior to the Outside Date or this Agreement is terminated, Goodyear and SRI shall jointly provide written notice to the Tribunal and the ICC Secretariat of such event and request that the Arbitration continue in accordance with the procedural timetable with respect to the Arbitration set forth on Schedule 4.26.

(c) On the Closing Date, Goodyear and SRI shall (i) jointly notify the Tribunal and the ICC Secretariat that Goodyear and SRI have resolved the disputes between them and that each of Goodyear and SRI withdraws its claims and defenses, effective immediately; and (ii) request that the Tribunal formally order termination of the Arbitration.

(d) As promptly as practicable following the Closing Date, Goodyear and SRI shall each pay 50% of any fees, costs and/or expenses assessed by the Tribunal, the ICC Secretariat or the Court in excess of advances already paid by Goodyear and SRI. If all fees, costs and expenses of the Tribunal, the Secretariat and the Arbitration are less than the total already advanced by Goodyear and SRI, then any refund of advances shall be allocated to Goodyear and SRI in proportion to their respective advances.

(e) If the Tribunal, ICC Secretariat or ICC International Court of Arbitration decline to adopt the procedural timetable with respect to the Arbitration as requested by Goodyear and SRI pursuant to Section 4.26(a), Goodyear and SRI shall use commercially reasonable efforts to (i)to make such revisions to the Procedural Timetable necessary to re-set the dates provided in the Procedural Timetable for later dates not less than three months after the date of the notice provided for in Section 4.26(b), and (ii) obtain the adoption of such Procedural Timetable by the Tribunal, ICC Secretariat and the ICC International Court of Arbitration.

(f) At the Closing, (i) Goodyear shall enter into and deliver to SRI a release in the form attached hereto as Exhibit L (the “Goodyear Release”), without any admission of liability or any admission of any issue of fact or law by Goodyear, and (ii) SRI shall enter into and deliver to Goodyear a release in the form attached hereto as Exhibit M (the “SRI Release”), without any admission of liability or any admission of any issue of fact or law by SRI.

4.27 Certain Other Agreements.

(a) Effective as of the Closing, Goodyear and SRI shall enter into a transition services agreement substantially in the form attached hereto as Exhibit N and providing for certain transition services to be rendered by Goodyear relating to the transfer of control of GDTNA to SRI on the terms set forth in the term sheet of the exhibit of transitional services attached thereto (the “GDTNA Transition Services Agreement”). Goodyear and SRI shall negotiate the definitive terms of the exhibit of transition services to be rendered pursuant to the GDTNA Transition Service Agreement as soon as practicable after the date hereof, but in any case prior to the Closing Date.

(b) Effective as of the Closing, Goodyear and SRI shall enter into a transition services agreement substantially on the terms set forth in the term sheet attached hereto as Exhibit O and providing for transition services to be rendered by SRI relating to the transfer of control of NGY to Goodyear on the terms set forth in the term sheet of the exhibit of transition services attached thereto (the “NGY Transition Services Agreement”). Goodyear and SRI shall negotiate the definitive terms of the exhibit of transition services to be rendered pursuant to the NGY Transition Service Agreement as soon as practicable after the date hereof, but in any case prior to the Closing Date.

4.28 Monthly Management Statements.

(a) From the Effective Date until the Closing, Goodyear shall cause GDTNA to prepare and deliver to Goodyear and SRI (i) an unaudited balance sheet of GDTNA as of the last calendar day of each month and related unaudited statements of income for each such month and (ii) statements setting forth in reasonable detail the GDTNA Payor Amount, the GDTNA Payee Amount and the GDTNA Indebtedness Amount as of the last calendar day of each such month (each of (i) and (ii) together, a “GDTNA Monthly Management Statement”), in each case prepared in a manner and containing information consistent with GDTNA’s current practices. Goodyear shall deliver a true and complete copy of each such GDTNA Monthly Management Statement to SRI as soon as practicable following the preparation of each such GDTNA Monthly Management Statement, but in any event no later than twenty (20) Business Days following the last calendar day of the month in respect of which such GDTNA Monthly Management Statement was prepared.

(b) From the Effective Date until the Closing, SRI shall cause NGY to prepare and deliver to Goodyear and SRI (i) an unaudited balance sheet of NGY as of the last calendar day of each month and related unaudited statements of income for each such month and (ii) statements setting forth in reasonable detail the NGY Payor Amount, the NGY Payee Amount and the NGY Indebtedness Amount as of the last calendar day of each such month (each of (i) and (ii) together, an “NGY Monthly Management Statement”), in each case prepared in a manner and containing information consistent with NGY’s current practices. SRI shall deliver a true and complete copy of each such NGY Monthly Management Statement to Goodyear as soon as practicable following the preparation of each such NGY Monthly Management Statement, but in any event no later than twenty (20) Business Days following the last calendar day of the month in respect of which such NGY Monthly Management Statement was prepared.

4.29 Post-Closing.

(a) Use of Name. Except as otherwise permitted in the Trademark License Agreements, following the Closing, SRI shall not be permitted to use the word “Goodyear” (or any related trademarks, trade names, logos or identification and any derivative form thereof or anything that is substantially or confusingly similar thereto, collectively, the “Goodyear Identification”) in connection with the business or activities of any SRI Group Member, except that: (i) for a period of one hundred eighty (180) days following the Closing, GDTNA and DGT shall be entitled to use Goodyear Identification on, in or connected to (without limitation) any currently existing Inventory, documents, purchase orders, acknowledgements of receipts, commercial brochures, packaging, supplies, signs and other similar forms of identification (“Existing Stock”) in the same manner as was used by GDTNA or DGT, as applicable, during the twelve (12) month period immediately prior to the Closing, after which period all SRI Group Members shall remove or obliterate all Goodyear Identification from such Existing Stock, or cease using or dispose of such Existing Stock; and (ii) for a period of ninety (90) days following Closing, GDTNA and DGT may continue to use their current legal names and any associated trade names, after which period SRI shall have taken all necessary actions to change the legal name, and any associated trade names, of GDTNA and DGT to reflect compliance herewith, specifically, the exclusion of the word “Goodyear” in such names.

(b) Reconciliation of Accounts.

(i) Following the Closing Date, if any Goodyear Group Member receives any payment with respect to the Accounts Receivable of GDTNA, Goodyear shall cause the applicable Goodyear Group Member to deliver such payment to SRI in the form received within ten (10) Business Days after its receipt thereof, and Goodyear shall not have any claims, defenses or rights to set-off with respect to any such payments.

(ii) Following the Closing Date, if any SRI Group Member receives any payment with respect to the Accounts Receivable of NGY, SRI shall cause the applicable SRI Group Member to deliver such payment to Goodyear in the form received within ten (10) Business Days after its receipt thereof, and SRI shall not have any claims, defenses or rights to set-off with respect to any such payments.

(iii) Following the Dissolution Date, if (A) any Goodyear Group Member receives any payment with respect to the Accounts Receivable of the Purchasing JV, Goodyear shall cause the applicable Goodyear Group Member to deliver an amount equal to twenty percent (20%) of all such payments to SRI, or (B) any Goodyear Group Member is required to discharge Liabilities of the Purchasing JV, SRI shall reimburse Goodyear for twenty percent (20%) of all such Liabilities (provided written notice has been provided to SRI evidencing payment thereof by any Goodyear Group Member), provided, that the obligations of the Parties under this Section 4.29(b)(iii) may be aggregated and reconciled, and any payments required to be made by a Party to another Party hereunder shall be by Wire Transfer made within one hundred eighty (180) days following the Dissolution Date.

(iv) If as of the Dissolution Date all of the outstanding Equity Securities of the Subsidiary of the Purchasing JV have not been transferred to SRI or an SRI Assignee with the approval of Goodyear, then following the Dissolution Date if (A) any SRI Group Member receives any payment with respect to the Accounts Receivable of the Subsidiary of the Purchasing JV, SRI shall cause the applicable SRI Group Member to deliver an amount equal to eighty percent (80%) of all such payments to Goodyear, or (B) any SRI Group Member is required to discharge Liabilities of the Subsidiary of the Purchasing JV, Goodyear shall reimburse SRI for eighty percent (80%) of all such Liabilities (provided written notice has been provided to Goodyear evidencing payment thereof by any SRI Group Member), provided, that the obligations of the Parties under this Section 4.29(b)(iv) may be aggregated and reconciled, and any payments required to be made by a Party to another Party hereunder shall be made by Wire Transfer within one hundred eighty (180) days following the Dissolution Date.

(v) Following the Dissolution Date, if (A) any Goodyear Group Member receives any payment with respect to the Accounts Receivable of the Technology JV, Goodyear shall cause the applicable Goodyear Group Member to deliver an amount equal to forty-nine percent (49%) of all such payments to SRI, or (B) any Goodyear Group Member is required to discharge Liabilities of the Technology JV, SRI shall reimburse Goodyear for forty-nine percent (49%) of such Liabilities (provided written notice has been provided to SRI evidencing payment thereof by any Goodyear Group Member); provided that the obligations of the Parties under this Section 4.29(b)(v) may be aggregated and reconciled, and any payments required to be made by a Party to another Party hereunder shall be made by Wire Transfer within one hundred eighty (180) days following the Dissolution Date.

(c) Reconciliation of Purchasing JV/Technology JV Dissolutions.

(i) As of the Dissolution Date, Goodyear shall have determined the remaining assets and liabilities attributable to each of the Purchasing JV, the Technology JV and, if all of the outstanding Equity Securities of the Subsidiary of the Purchasing JV are not transferred to SRI or an SRI Assignee on or prior to the Dissolution Date, the Subsidiary of the Purchasing JV, as applicable (including the return of assets, and the distribution of remaining assets, liabilities and working capital, in each case in accordance with the operating agreement of such entity). Within one hundred eighty (180) days following the Dissolution Date, Goodyear shall cause to be distributed by Wire Transfer to Goodyear and to SRI the amount by which such assets exceed such liabilities in accordance with each of their Pre-Closing Percentage Interests in the Purchasing JV or the Technology JV, as applicable; provided, that, if Goodyear determines as of the Dissolution Date, that the Liabilities of the Purchasing JV and/or the Technology JV, including the out of pocket fees and expenses incurred in respect of the dissolution of such entities, exceed the amounts available from the assets of Purchasing JV and the Technology JV, as applicable, to satisfy such Liabilities, then Goodyear and SRI shall each contribute to Purchasing JV and/or the Technology JV, as applicable, an amount equal to its pro rata share of such excess Liabilities in accordance with their Pre-Closing Percentage Interests in the Purchasing JV or the Technology JV, as applicable.

(ii) If as of the Dissolution Date all of the outstanding Equity Securities of the Subsidiary of the Purchasing JV have not been transferred to SRI or an SRI Assignee with the approval of Goodyear, then Goodyear and SRI shall cooperate to cause to be distributed to the Purchasing JV the amount by which the assets of the Subsidiary of the Purchasing JV exceed its liabilities; provided, that, if Goodyear and SRI determine as of the Dissolution Date that the Liabilities of the Subsidiary of the Purchasing JV, including any out of pocket fees and expenses incurred in respect of the dissolution of such entity, exceed the amounts available from the assets of the Subsidiary of the Purchasing JV to satisfy such Liabilities, then each of Goodyear and SRI shall each contribute to the Purchasing JV an amount equal to its pro rata share of such excess Liabilities in accordance with their Pre-Closing Percentage Interests in the Purchasing JV, and Goodyear shall cause the Purchasing JV to contribute the aggregate amount of such contributions to its Subsidiary, and dissolve such Subsidiary as promptly as possible thereafter.

(d) Goodyear Insurance. From and after the Closing Date, the coverage available under all insurance policies maintained by the Goodyear Group related to GDTNA and/or the Huntsville Assets (but excluding, for the avoidance of doubt, any third party insurance policies held directly by GDTNA or included among the Huntsville Assets) shall be for the benefit of the Goodyear Group and not for the benefit of any SRI Group Member or any of their respective Affiliates, including GDTNA. SRI shall be responsible for arranging for its own insurance policies with respect to the Huntsville Assets and the assets and operations of GDTNA, to the extent that such policies are not already held by GDTNA directly or included among the Huntsville Assets, covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from any insurance policies of Goodyear or any of its Affiliates that may provide coverage for claims relating in any way to the Huntsville Assets and/or the assets and operations of GDTNA.

(e) SRI Insurance. From and after the Closing Date, the coverage available under all insurance policies maintained by the SRI Group related to NGY and its Subsidiaries (but excluding, for the avoidance of doubt, any third party insurance policies held directly by NGY or any of its Subsidiaries) shall be for the benefit of the SRI Group and not for the benefit of any Goodyear Group Member or any of their respective Affiliates, including NGY and its Subsidiaries. Goodyear shall be responsible for arranging for its own insurance policies with respect to the assets and operations of NGY and its Subsidiaries, to the extent that such policies are not already held by NGY or its Subsidiaries directly, covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from any insurance policies of SRI or any of its Affiliates that may provide coverage for claims relating in any way to the assets or operations of NGY or its Subsidiaries.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Goodyear’s Obligations. The obligation of Goodyear to consummate the Transactions at the Closing is subject to the satisfaction of the following conditions, any of which may be waived, in full or part, in writing by Goodyear:

(a) No Actions. No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Authority, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the Transactions on the Closing Date.

(b) Receipt of Required Regulatory Approvals. Any waiting periods applicable to the purchase and sale of the Subject Securities under the Antitrust Laws shall have been terminated or shall have expired and the Consents of and filings with Governmental Authorities set forth in Item 1 in Section 3.1(f)(ii) of the Goodyear Disclosure Letter shall have been obtained or made.

(c) Performance; Representations and Warranties True and Correct. SRI shall have performed in all material respects all of its covenants and obligations under this Agreement required to be performed by SRI at or prior to the Closing Date and each of the representations and warranties of SRI contained in: (i) Section 3.4 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such date), and (ii) Section 3.5 shall be true and correct at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such certain date), except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect.

(d) Third Party Consents. Goodyear or the applicable Goodyear Assignee shall have received copies of the Consents and other deliverables, duly executed by the parties thereto, required to be delivered to it at the Closing as set forth on Schedule 5.1(d).

(e) Execution and Delivery of Transaction Agreements. SRI and each other SRI Group Member party thereto shall have executed and delivered to Goodyear signature counterparts for each of the Transaction Agreements to which it is a party, and each Transaction Agreement shall be in full force and effect as of the Closing.

5.2 Conditions to SRI’s Obligations. The obligation of SRI to consummate the Transactions at the Closing is subject to the satisfaction of the following conditions, any of which may be waived, in full or part, in writing by SRI:

(a) No Actions. No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Authority, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the Transactions on the Closing Date.

(b) Receipt of Required Regulatory Approvals. Any waiting periods applicable to the purchase and sale of the Subject Securities under the Antitrust Laws shall have been terminated or shall have expired and the Consents of and filings with any Governmental Authorities set forth in Item 1 in Section 3.4(f)(ii) of the SRI Disclosure Letter shall have been obtained or made.

(c) Performance; Representations and Warranties True and Correct. Goodyear shall have performed in all material respects all of its covenants and obligations under this Agreement required to be performed by Goodyear at or prior to the Closing Date and each of the representations and warranties of Goodyear contained in: (i) Section 3.1, shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such date), and (ii) Section 3.2 and Section 3.3 shall be true and correct at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such certain date), except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect.

(d) Third Party Consents. SRI or the applicable SRI Assignee shall have received copies of the Consents and other deliverables, duly executed by the parties thereto, required to be delivered to it at the Closing as set forth on Schedule 5.2(d).

(e) Execution and Delivery of Transaction Agreements. Goodyear and each other Goodyear Group Member party thereto shall have executed and delivered to SRI signature counterparts for each of the Transaction Agreements to which it is a party, and each Transaction Agreement shall be in full force and effect as of the Closing.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated and the sales contemplated by the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Goodyear and SRI;

(b) by Goodyear or SRI, if the Closing shall not have occurred on or before December 18, 2015 or such later date as mutually agreed in writing by Goodyear and SRI (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party that has breached or failed to perform any of its obligations hereunder and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Outside Date; provided, further, that in the event that the failure to consummate the Closing on or before the Outside Date is a result of a breach of a Party of its obligations under this Agreement that would result in a failure of a condition set forth in Section 5.1 or Section 5.2, as applicable, the non-breaching party may terminate this Agreement pursuant to this Section 6.1(b), only if the breaching party fails to cure such breach (to the extent necessary to avoid a failure of such a condition) within thirty (30) days after written notice thereof shall have been received by such breaching party;

(c) by Goodyear, if there has been a material breach by SRI of any of its representations, warranties, covenants or obligations contained in this Agreement that would result in a failure of a condition set forth in Section 5.1(c), and such breach shall not have been cured (to the extent necessary to avoid a failure of such a condition) or waived within thirty (30) days after written notice thereof shall have been received by SRI; and

(d) by SRI, if there has been a material breach by Goodyear of any of its representations, warranties, covenants or obligations contained in this Agreement that would result in a failure of a condition set forth in Section 5.2(c), and such breach shall not have been cured (to the extent necessary to avoid a failure of such a condition) or waived within thirty (30) days after written notice thereof shall have been received by Goodyear.

6.2 Effect of Termination. The termination of this Agreement pursuant to Section 6.1 shall be effectuated by the delivery by the Party terminating this Agreement to each other Party of a written notice of such termination. In the event of any termination of this Agreement pursuant to Section 6.1, the obligations of the Parties under this Agreement or the Transaction Agreements to consummate the Closing shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any Party with respect to such obligations; provided, however, that nothing contained in this Agreement (including this Section 6.2) will relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement which occurred prior to the termination of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 SRI Indemnities. From and after the Closing, SRI and its successors and assigns (collectively, the “SRI Indemnifying Parties”) shall indemnify, defend and hold harmless Goodyear, each Subsidiary of Goodyear (including NGY and its Subsidiaries) and each of their respective successors, assigns and Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Goodyear Indemnitees”) from and against all claims, losses, Liabilities, demands, obligations, actions, penalties, expenses and costs (including court costs, reasonable attorneys’ fees and expenses) (collectively, “Damages”) which may be made or brought against any Goodyear Indemnitee or which any Goodyear Indemnitee may suffer or incur as a result of, based upon or arising out of, (i) any failure of any representation or warranty made by SRI in Section 3.4 or Section 3.5, as modified by the SRI Disclosure Letter, to be true and correct in all respects, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or similar expressions, except with respect to the materiality qualification set forth in Section 3.5(j), (ii) any breach of the covenants or obligations to be performed by any SRI Group Member under the Dissolution Documents, (iii) the ownership, operation or business following the Closing of the Joint Venture Entities that are Members of the SRI Group following the Closing, other than (A) Liabilities in respect of any Products Liability

Claim relating to any Products manufactured by any Goodyear Manufacturer which shall be governed exclusively by Section 4.6, (B) Liabilities arising as a result of transactions contemplated by the other Transaction Agreements, the Surviving Alliance Agreements or any Contract entered into following the Dissolution, in which case the terms of such other Transaction Agreements, Surviving Alliance Agreements and Contracts shall govern or (C) any of the Goodyear Excluded Liabilities, (iv) any of the SRI Excluded Liabilities and (v) any Tax liabilities allocable to SRI pursuant to Section 7.8, Section 7.9 or Section 7.10.

7.2 Goodyear Indemnities. From and after the Closing, Goodyear and its successors and assigns (collectively, the “Goodyear Indemnifying Parties”, and together with the SRI Indemnifying Parties, the “Indemnifying Parties”) shall indemnify, defend and hold harmless SRI, each Subsidiary of SRI (including GDTNA) and each of their respective successors, assigns and Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “SRI Indemnitees”, and together with the Goodyear Indemnitees, the “Indemnitees”) from and against all Damages which may be made or brought against any SRI Indemnitee or which any SRI Indemnitee may suffer or incur as a result of, based upon or arising out of, (i) any failure of any representation or warranty made by Goodyear in Section 3.1, Section 3.2 or Section 3.3, as modified by the Goodyear Disclosure Letter, to be true and correct in all respects, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or similar expressions, except with respect to the materiality qualification set forth in Section 3.2(j), (ii) any breach of the covenants or obligations to be performed by any Goodyear Group Member under the Dissolution Documents, (iii) the ownership, operation or business following the Closing of the Joint Venture Entities that are Members of the Goodyear Group following the Closing, other than (A) Liabilities in respect of any Products Liability Claim relating to any Products manufactured by any SRI Manufacturer which shall be governed exclusively by Section 4.6, (B) Liabilities arising as a result of transactions contemplated by the other Transaction Agreements, the Surviving Alliance Agreements or any Contract entered into following the Dissolution, in which case the terms of such other Transaction Agreements, Surviving Alliance Agreements and Contracts shall govern, or (C) any of the SRI Excluded Liabilities, (iv) any of the Goodyear Excluded Liabilities, and (v) any Tax liabilities allocable to Goodyear pursuant to Section 7.8, Section 7.9, Section 7.10 or Section 7.12.

7.3 Limitations on Indemnification.

(a) Notwithstanding any other provision of this Agreement to the contrary:

(i) no SRI Indemnifying Party shall be liable in respect of any indemnification obligation for Damages under Section 7.1(i) (other than in respect of any failure of the representations in Section 3.4 or Section 3.5(u) to be true), unless and until (A) the aggregate amount of Damages of the Goodyear Indemnitees arising from any particular claim, together with all related claims, is in excess of $100,000 (the “De Minimis Amount”) and (B) the aggregate cumulative amount of such Damages of the Goodyear Indemnitees for which indemnification would be available but for this Section 7.3(a) exceeds $3,000,000 (such amount, the “Indemnity Deductible”), in which case the SRI Indemnifying Parties shall be liable for such Damages in excess of the

Indemnity Deductible, subject to any limitations provided in this Section 7.3 and in other provisions of this Article VII, up to $45,000,000 (such amount, the “Indemnity Cap”);

(ii) no Goodyear Indemnifying Party shall be liable in respect of any indemnification obligation for Damages under Section 7.2(i) (other than in respect of any failure of the representations in Section 3.1 or Section 3.2(n) to be true), unless and until (A) the aggregate amount of Damages of the SRI Indemnitees arising from any particular claim, together with all related claims, is in excess of the De Minimis Amount and (B) the aggregate cumulative amount of such Damages of the SRI Indemnitees for which indemnification would be available but for this Section 7.3(a) exceeds the Indemnity Deductible, in which case the Goodyear Indemnifying Parties shall be liable for such Damages in excess of the Indemnity Deductible, subject to any limitations provided in this Section 7.3 and in other provisions of this Article VII, up to the Indemnity Cap; and

(iii) no Party shall have any liability under this Article VII for any special, exemplary or punitive damages; provided that the foregoing shall not limit the right of any Indemnitee to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

(b) Any liability for any Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement or any other Dissolution Document.

(c) The amount of any Damages for which indemnification is provided under Section 7.1 or Section 7.2 shall be net of (i) the actual Tax benefit realized by an Indemnitee on account of the incurrence, accrual or payment of such Damages; provided, that in computing the amount of any Tax benefit realized by an Indemnitee, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Damages, (ii) any amounts recovered by an Indemnitee (net of any costs or expenses of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (iii) any amounts received by an insured Indemnitee from an insurance carrier, or paid by an insurance carrier on behalf of an insured Indemnitee (net of any costs or expenses of investigation of the underlying claim and of collection) received as an offset against such Damages (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.1 or Section 7.2 is received by an Indemnitee or any of its Affiliates after payment by the applicable Indemnifying Party of any amount otherwise required to be paid to an Indemnitee pursuant to this Article VII, such Indemnitee shall repay to the applicable Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such receipt occurred at the time of such payment.

(d) The amount of any Damages for which indemnification is provided by SRI under Section 7.1 in respect of a breach of the representations and warranties made by SRI in Section 3.5 regarding NGY and the NGY Subsidiaries shall be reduced by twenty-five percent (25%) to reflect Goodyear’s twenty-five percent (25%) pre-closing interest in NGY; provided, that to the extent that SRI or any of its Affiliates actually bears any costs and expenses of indemnifying the Goodyear Indemnitees for any such matters, then SRI shall provide Goodyear with a written invoice setting forth such costs and expenses actually borne by or on behalf of SRI in respect of such matters as well as the portion of such costs and expenses for which Goodyear is responsible pursuant to this Section 7.3(d), and Goodyear shall pay to SRI an amount equal to the portion of such costs and expenses for which Goodyear is responsible pursuant to this Section 7.3(d) within thirty (30) days following receipt of such written invoice.

(e) The amount of any Damages for which indemnification is provided by Goodyear under Section 7.2 in respect of a breach of the representations and warranties made by Goodyear in Section 3.2 regarding GDTNA, shall be reduced by twenty-five percent (25%) to reflect SRI’s twenty-five percent (25%) pre-closing interest in GDTNA; provided, that to the extent that Goodyear or any of its Affiliates actually bears any costs and expenses of indemnifying the SRI Indemnitees for any such matters, then Goodyear shall provide SRI with a written invoice setting forth such costs and expenses actually borne by or on behalf of Goodyear in respect of such matters as well as the portion of such costs and expenses for which SRI is responsible pursuant to this Section 7.3(e), and SRI shall pay to Goodyear an amount equal to the portion of such costs and expenses for which SRI is responsible pursuant to this Section 7.3(e) within thirty (30) days following receipt of such written invoice.

(f) Each Indemnitee shall take commercially reasonable steps to mitigate any Damages as soon as reasonably practicable after such Indemnitee becomes aware of any event which does, or could reasonably be expected to, give rise to any such Damages.

7.4 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice of the assertion by a Person (including any Governmental Authority) who is not a Member of either Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.1 or Section 7.2, or any other Section of this Agreement or any other Dissolution Document (except as otherwise provided therein), such Indemnitee shall give such Indemnifying Party prompt written notice of the assertion of such claim or commencement of such Action. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 7.4(a) shall not relieve the related Indemnifying Party of its obligations under this Agreement or any other Dissolution Document, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) The Indemnifying Party shall have thirty (30) days after the receipt of written notice from an Indemnitee in accordance with Section 7.4(a) (or sooner, if the nature of such Third Party Claim so requires) to assume the conduct and control of the settlement or defense of such Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel and the Indemnitee shall cooperate with Indemnifying Party in connection therewith; provided, that notwithstanding the foregoing, an Indemnitee may elect to defend any Excepted Third Party Claim by making such election concurrently with the delivery of the notice of such Third Party Claim pursuant to Section 7.4(a), and the Indemnifying Party shall have the right to elect to defend such Excepted Third Party Claim only if the Indemnitee does not elect to do so. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (other than an Excepted Third Party Claim), such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnitee shall be responsible for the fees and expenses of such counsel.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(b), or in the case of an Excepted Third Party Claim which such Indemnitee has elected to defend, such Indemnitee may defend such Third Party Claim at the reasonable cost and expense of the Indemnifying Party.

(d) No Indemnitee may settle or compromise any Third Party Claim (including any Excepted Third Party Claim) without the consent of the Indemnifying Party (which such consent shall not be unreasonably withheld or delayed), unless such Indemnitee has waived any rights to indemnification hereunder in respect of such Third Party Claim.

(e) Without the consent of the Indemnitee (which such consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into or consent to any settlement or compromise of any Third Party Claim, unless such settlement or compromise involves only the payment of money damages (and such amount is so paid by the Indemnifying Party), does not impose any equitable relief upon the Indemnitee or any of its Affiliates, or any of its or their respective Representatives, contains an unconditional release of the Indemnitee, each of its Affiliates and each of its and their respective Representatives in respect of such claim, and does not include an admission of responsibility by the Indemnitee, any of its Affiliates or any of its and their respective Representatives in respect of such claim. The Indemnifying Party shall use its reasonable best efforts to require that the parties to such a settlement maintain the confidentiality of the terms and existence of such settlement or compromise, subject to customary exceptions.

7.5 Additional Matters.

(a) Promptly after the incurrence of any Damages by any Indemnitee that does not result from a Third Party Claim, which might give rise to indemnification hereunder, the Indemnitee shall deliver to the applicable Indemnifying Parties a certificate (a “Claim Certificate”), which Claim Certificate shall: (i) state that the Indemnitee has paid or anticipates it will incur liability for Damages for which such Indemnitee believes it is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnitee claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 7.4), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnitee of such Claim Certificate, deliver to the Indemnitee a notice to such effect, specifying in reasonable detail the basis for such objection and the Indemnifying Party and the Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitee of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If such Indemnifying Party does not respond within such period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If the Indemnitee and the Indemnifying Party reach agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. If the Indemnitee and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitee shall be permitted to submit such Dispute to arbitration as set forth in Section 8.2 for resolution.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person but only to the extent of such payment. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the reasonable cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

7.6 Remedies. Following the Closing and without limiting any rights of the Parties under this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Subject Securities, shall be the rights of indemnification set forth in Article VII only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, except (i) in the case of fraud, in which case the injured party has all rights and remedies available at Law or in equity or by statute or otherwise; and (ii) for the additional remedies specifically enumerated in Section 4.6 and Section 4.7.

7.7 Survival.

(a) The representations and warranties of:

(i) Goodyear which are set forth in Section 3.1, Section 3.2(ff) (Title to GDTNA Real Property) and Section 3.3(c) (Title to Huntsville Real Property), and SRI which are set forth in Section 3.4 and Section 3.5(o) (Title to NGY Real Property) shall, in each case, survive the Closing until the expiration of the applicable statute of limitations;

(ii) Goodyear which are set forth in Section 3.2 (other than Section 3.2(n) (GDTNA Tax), Section 3.2(ff) (Title to GDTNA Real Property) and Section 3.2(ll) (GDTNA Environmental)) and Section 3.3 (other than Section 3.3(c) (Title to Huntsville Real Property) and Section 3.3(k) (Huntsville Environmental)) and SRI which are set forth in Section 3.5 (other than Section 3.5(o) (Title to NGY Real Property), Section 3.5(u) (NGY Tax) and Section 3.5(cc) (NGY Environmental)) shall, in each case, survive the Closing until the second (2nd) anniversary of the Closing Date;

(iii) Goodyear which are set forth in Section 3.2(ll) (GDTNA Environmental) and Section 3.3(k) (Huntsville Environmental) and SRI which are set forth in Section 3.5(cc) (NGY Environmental), shall, in each case, survive the Closing until the fifth (5th) anniversary of the Closing Date; and

(iv) Goodyear which are set forth in Section 3.2(n) (GDTNA Tax) and SRI set forth in Section 3.5(u) (NGY Tax) shall, in each case, survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including extensions).

(b) No Person shall be liable for any claim for indemnification under this Article VII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation or warranty which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given.

(c) The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other transfer by any party of any assets pursuant to the Transactions or the assignment by any Party of any Liabilities. The rights and obligations of each Party and their respective Indemnitees for Taxes described in Section 7.1(v) and Section 7.2(v) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including extensions).

7.8 Liability for Taxes; Tax Audits.

(a) Tax Claims.

(i) Except for Transfer Taxes and Transaction Income Taxes which are addressed in Section 7.9 and Section 7.10, respectively, and any Taxes addressed in Section 7.12, any Tax audit, assessment, claim or other proceeding of any Joint Venture Entity for a Pre-Closing Tax Period shall be controlled by the equity owner that held (directly or indirectly) the majority interest in the relevant entity for the applicable taxable period; provided, however, that (i) the controlling Party shall provide the other Party with a timely and reasonably detailed account of each stage of such Pre-Closing Tax Claim, (ii) the controlling Party shall defend such Pre-Closing Tax Claim in good faith as if it were the only party in interest in connection with such Pre-Closing Tax Claim, and (iii) the controlling Party shall not settle any Pre-Closing Tax Claim in which the other Party would be liable hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Any Pre-Closing Tax Claim that relates to Transfer Taxes addressed in Section 7.9, Transaction Taxes addressed in Section 7.10, or any Taxes addressed in

Section 7.12 shall be controlled by the Party that is liable for such Taxes under such Sections.

(b) SRI and Goodyear shall be liable, in proportion to each Party’s respective Pre-Closing Percentage Interests in the relevant entity, for Taxes required to be paid to a Governmental Authority with respect to a Pre-Closing Tax Period relating to any Joint Venture Entity, excluding any Taxes that are accrued on the balance sheet of such entity as of the Closing Date in accordance with GAAP or JGAAP, as applicable.

(c) In the case of any Taxes that are imposed on the Joint Venture Entity with respect to a Straddle Period, (i) Property Taxes of the Joint Venture Entity allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes (other than Property Taxes) of the Joint Venture Entity allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date.

7.9 Transfer Taxes. In the case of a transfer (or other disposition) of Equity Securities pursuant to Article II, Transfer Taxes payable with respect to such transfer shall be borne (a) 50% by SRI and Goodyear in proportion to their respective Pre-Closing Percentage Interests in the relevant Equity Securities and (b) 50% by the applicable purchaser of Subject Securities. In the case of the dissolution of Purchasing JV and Technology JV, Transfer Taxes payable with respect to any such dissolution shall be borne by Goodyear and SRI based on their respective Pre-Closing Percentage Interests in Purchasing JV or Technology JV, as applicable. In the case of the transfer of the Huntsville Assets, Transfer Taxes payable with respect to such transfer shall be borne 50% by SRI and 50% Goodyear. Any Tax Returns required to be filed with respect to any Transfer Taxes shall be prepared and filed by the Party required to do so under applicable Law, provided that the non-filing Party shall (i) provide the filing Party with such cooperation and information as it reasonably may request in connection with filing any Tax Return with respect to Transfer Taxes and (ii) pay its share of Transfer Taxes to the filing Party at least three (3) days prior to the due date for filing the applicable Tax Return, and the filing Party shall promptly provide the non-filing Party with a copy of the filed Tax Return and a copy of a receipt showing payment of the applicable Transfer Taxes.

7.10 Income Tax on Transactions. Except for any Transfer Taxes, the Parties agree that any liability for income taxes assessed against a Party or its Affiliates by any country in connection with the sale, transfer or exchange of the Subject Securities or any other asset or in connection with the Transactions (“Transaction Income Taxes”) shall be the sole liability of the selling Party, and such selling Party shall indemnify, defend and hold harmless the purchasing Party and its Affiliates in accordance with this Article VII. The Parties further acknowledge and agree that in connection with the sale, transfer or exchange of the Subject Securities or any other asset or in connection with the Transactions, the applicable purchasing Party shall be responsible for any Liability for penalties and interest imposed as a result of the failure by the applicable purchasing Party to timely withhold and pay over to the applicable Governmental Authority Taxes pursuant to Section 4.18, unless such failure resulted from the applicable selling Party’s failure to timely provide the applicable purchasing Party with any tax certificate reasonably requested by such purchasing Party, or the inaccuracy or incompleteness of any such certificate supplied by the applicable selling Party to the applicable purchasing Party.

7.11 Tax Treatment of Indemnity Payments. Goodyear and SRI agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price of the relevant Transaction as set forth on the Allocation Schedule for all applicable Tax purposes, unless otherwise required by a final determination of liability in respect of a Tax that is not subject to further appeal, review or modification through proceedings or otherwise.

7.12 Tax on Huntsville Loans. Any Taxes imposed on GDTNA, SRI, or any of their respective Affiliates in connection with the reduction of the outstanding balance of the Huntsville Loans pursuant to Section 2.2(b) shall be the sole liability of Goodyear, and Goodyear shall indemnify, defend and hold harmless SRI and its Affiliates (including GDTNA) from such Taxes in accordance with this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall pay its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement.

8.2 Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to choice or conflicts of law doctrines (other than New York General Obligations Law, Section 5 1401, which shall apply) to the extent the application of the law of another jurisdiction would be required thereby.

(b) A Party claiming that a Dispute has arisen from the Dissolution, this Agreement or any other Dissolution Document must give written notice to the other Party setting out the nature of the Dispute (the “Dispute Notice”). On receipt of the Dispute Notice, the Parties will attempt to settle any such Dispute through good faith negotiations in the spirit of mutual cooperation between senior business executives of Goodyear and SRI who have the authority to resolve the controversy.

(c) The Parties agree that any Dispute (other than claims for injunctive relief) that cannot be resolved by the Parties hereto through good faith negotiations within thirty (30) days of receipt of the Dispute Notice shall be finally settled by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) as follows:

(i) The arbitration shall be conducted in accordance with the Arbitration Rules of the ICC in effect at the time of the arbitration (“ICC Rules”), except as they may be modified herein or by agreement of Goodyear and SRI. The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules, including specifically Rules 12(4) and 13(5).

(ii) The legal place of arbitration, as well as the location of any hearings, shall be Paris, France.

(iii) The proceedings shall be conducted in the English language.

(iv) The award rendered by the arbitrators (the “Award”) shall be final and binding on the Parties and their respective Affiliates. Judgment on the Award may be entered in the United States District Court for the Southern District of New York (the “Court”) and for the purposes hereof the Parties agree to consent and cause their respective Affiliates to consent to the jurisdiction of such Court. The Award may be enforced in any court having jurisdiction thereof.

(v) The Parties agree that the IBA Rules on the Taking of Evidence in International Arbitration in effect at the time of the arbitration shall govern in an arbitration commenced pursuant to this Section 8.2. In addition, subject to the determination of the tribunal, each Party shall produce relevant, non privileged documents or copies thereof requested by the other Party within the time limits set by the tribunal. Depositions of Party witnesses may be ordered by the tribunal upon a showing of need.

(vi) All hearings shall be transcribed and the costs of such transcription shall be treated as costs of the arbitration.

(vii) By agreeing to arbitration, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a Party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the tribunal by the ICC Rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief, and shall have the authority to award specific performance.

(viii) Except as may be required by applicable law or court order, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the Award or in any court proceeding involving the Parties. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

(d) Each Party acknowledges that it could be impossible to determine the amount of damages that would result from any breach by a Party of Section 4.2, Section 4.5(b), Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.12, Section 4.13, Section 4.14, Section 4.15(a)(vi), Section 4.22(b), Section 4.22(c), Section 4.29(a) or the obligations of such Party to consummate the Transactions in accordance with the terms and conditions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other Party shall, in addition to any other rights or remedies which it may have pursuant to the terms of this Agreement, be entitled to seek such provisional or temporary injunctive relief as may be available from the Court to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any request for temporary or permanent injunctive relief permitted under this Agreement, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have Section 4.2, Section 4.5(b), Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.12, Section 4.13, Section 4.14, Section 4.15(a)(vi), Section 4.22(b), Section 4.22(c), Section 4.29(a) or the obligations of such Party to consummate the Transactions in accordance with the terms and conditions of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of temporary or permanent injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement. In connection with any Dispute subject to this Section 8.2(d):

(i) The Parties agree that to the extent that a Party seeks injunctive relief hereunder in accordance with Section 8.2(d), such Dispute shall be resolved exclusively by the Court. Each of the Parties (i) consents, and shall cause its respective Affiliates to consent, to the exclusive jurisdiction of the Court in connection with any Dispute that is subject to this Section 8.2(d), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Court in respect thereof and (iii) agrees that it will not bring any action for injunctive relief subject to this Section 8.2(d) in any court or arbitral forum other than the Court.

(II) EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY BEFORE THE COURT. THE PARTIES HEREBY ACKNOWLEDGE THAT THE WAIVER OF ANY JURY TRIAL WITH RESPECT TO THE MATTERS DESCRIBED HEREIN IS A KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES AND THAT ANY ACTION WHATSOEVER BETWEEN THEM THAT IS PERMITTED UNDER THIS SECTION 8.2(D) SHALL INSTEAD BE TRIED IN THE COURT BY A JUDGE SITTING WITHOUT A JURY.

8.3 Delays and Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement upon any breach or default of the other Party under this Agreement (other than as provided for in Section 7.7), shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver by such Party of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

8.4 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom such waiver, amendment, supplement or modification it is sought to be enforced.

8.5 Entire Agreement.

(a) This Agreement, the other Transaction Agreements, the Disclosure Letters and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof or thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement is not intended to confer any rights upon any Person other than the Parties or the Indemnitees.

(b) Except for the specific representations and warranties expressly made by Goodyear in Section 3.1, Section 3.2 and Section 3.3, SRI acknowledges and agrees that (A) neither Goodyear, any other Goodyear Group Member, GDTNA or DGT is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the GDTNA Securities, the Huntsville Assets, the Huntsville Test Track, the DGT Securities or the businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Huntsville Assets, the Huntsville Test Track, any Goodyear Group Member, DGT, GDTNA or any other Joint Venture Entity, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of DGT, GDTNA or any other Joint Venture Entity, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding GDTNA the Huntsville Assets or the Huntsville Test Track furnished to SRI and/or its Representatives or made available to SRI and/or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (B) no Representative of Goodyear, DGT, GDTNA or any other Joint Venture Entity has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided and SRI is acquiring the Huntsville Assets, the Huntsville Test Track, the GDTNA Securities and the DGT Securities subject only to the specific representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article VII. For the avoidance of doubt, SRI acknowledges and agrees that none of Goodyear, any other Goodyear Group Member or any of their respective Representatives is making or has made any representations or warranties regarding NGY or any NGY Subsidiary.

(c) Except for the specific representations and warranties expressly made by SRI in Section 3.4 and Section 3.5, Goodyear acknowledges and agrees that (A) neither SRI, any other SRI Group Member, GDTE or NGY is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the GDTE Securities and the NGY Securities or the businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of any SRI Group Member, NGY, GDTE or any other Joint Venture Entity, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of NGY, GDTE or any other Joint Venture Entity, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding NGY furnished to Goodyear and/or its Representatives or made available to Goodyear and/or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (B) no Representative of SRI, NGY, GDTE or any other Joint Venture Entity has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided and Goodyear is acquiring the GDTE Securities and the NGY Securities subject only to the specific representations and warranties set forth in Section 3.4 and Section 3.5 as further limited by the specifically bargained-for exclusive remedies as set forth in Article VII. For the avoidance of doubt, Goodyear acknowledges and agrees that none of SRI, any other SRI Group Member or any of their respective Representatives is making or has made any representations or warranties regarding GDTNA.

8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party; provided, however, that, without prior written consent, either Party may assign any of its rights or interests or delegate any of its obligations under this Agreement to any of its Affiliates; provided, further, that no such assignment by any Party shall relieve such Party of any of its obligations under this Agreement.

8.7 Headings. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

8.8 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

8.9 Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by international courier service or, if receipt is confirmed, by telecopier or email:

If to Goodyear:

c/o The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316

Attention: Dave Bialosky, General Counsel

Email: dave.bialosky@goodyear.com

Telecopy No: (330) 796-7861

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention: R. Ronald Hopkinson

Email: ron.hopkinson@cwt.com

Telecopy No: (212) 504-6666

If to SRI:

c/o Sumitomo Rubber Industries, Ltd.

6-9, 3-chome, Wakinohama-cho, Chuo-ku

Kobe 651-0072, Japan

Attention: General Manager, Legal Department

Email: s-hiraga.az@srigroup.co.jp

Telecopy No: +81 (78) 265 3111

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention: Stephen M. Besen, Esq.

Email: sbesen@shearman.com

Telecopy No: (646) 848-8902

or to such other address as any Party shall have last designated by notice to the other Party, as the case may be. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier or email, will be the date of the sender’s confirmation.

8.10 Performance. Goodyear will cause the Goodyear Group Members to perform their obligations hereunder. SRI will cause the SRI Group Members to perform their obligations hereunder.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.12 Joint Negotiation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.13 Currency and Exchange Rates. Unless otherwise specified in this Agreement, all payments hereunder shall be made in United States dollars. In the event that there is any need to convert dollars into any foreign currency, or vice versa, for any purpose under this Agreement (including the calculation of any component of, or adjustment to, the consideration payable pursuant to Section 2.6, except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be that quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such website page) as of 11 a.m. E.S.T. on the date (or, if no such exchange rate is quoted by Bloomberg on such date, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Goodyear Tire & Rubber Company

By:	/s/ Richard J. Kramer
Name:	Richard J. Kramer
Title:	Chief Executive Officer

[Signature Page to Framework Agreement]

Sumitomo Rubber Industries, Ltd.

By:	/s/ Ikuji Ikeda
Name:	Ikuji Ikeda
Title:	President and Chief Executive Officer

[Signature Page to Framework Agreement]